   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1996

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         BROOKS FIBER PROPERTIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                          4813                         43-1656187
(STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
             OF                  CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)
      INCORPORATION OR
        ORGANIZATION)

                            ------------------------

                      425 WOODS MILL ROAD SOUTH, SUITE 300
                         TOWN & COUNTRY, MISSOURI 63017
                                 (314) 878-1616
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                DAVID L. SOLOMON
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                      425 WOODS MILL ROAD SOUTH, SUITE 300
                         TOWN & COUNTRY, MISSOURI 63017
                                 (314) 878-1616
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                             JOHN P. DENNEEN, ESQ.
                                 BRYAN CAVE LLP
                         211 NORTH BROADWAY, SUITE 3600
                           ST. LOUIS, MISSOURI 63102
                                 (314) 259-2000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                    PROPOSED         PROPOSED
                                     AMOUNT         MAXIMUM          MAXIMUM         AMOUNT OF
     TITLE OF EACH CLASS OF          TO BE       OFFERING PRICE     AGGREGATE       REGISTRATION
  SECURITIES TO BE REGISTERED      REGISTERED     PER UNIT(1)   OFFERING PRICE(1)       FEE
--------------------------------------------------------------------------------------------------
11 7/8% Senior Discount Notes
  due November 1, 2006..........   $400,000,000     $63.6875       $254,750,000       $77,197
--------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f); the proposed maximum offering price is based on the average of the high and low bid prices of the Notes on December 17, 1996.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 1996

                               OFFER TO EXCHANGE
                   11 7/8% SENIOR NOTES DUE NOVEMBER 1, 2006
         FOR ALL OUTSTANDING 11 7/8% SENIOR NOTES DUE NOVEMBER 1, 2006

LOGO
                                       OF

                         BROOKS FIBER PROPERTIES, INC.
     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON
               , 1997 UNLESS EXTENDED.

     Brooks Fiber Properties, Inc., a Delaware corporation (the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 11 7/8% Senior Discount Notes due November 1, 2006 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 11 7/8% Senior Discount Notes due November 1, 2006 (the "Private Notes"), of which $400,000,000 in aggregate principal amount was issued on November 7, 1996 and is outstanding as of the date hereof. The form and terms of the Exchange Notes are identical in all material respects to those of the Private Notes, except for certain transfer restrictions and registration rights relating to the Private Notes and except for certain interest provisions related to such registration rights. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an Indenture dated as of November 7, 1996 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

     The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2001 at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. In the event of a Strategic Equity Investment on or before November 1, 1999, up to a maximum of 33 1/3% of the aggregate principal amount of the Notes originally issued will, at the option of the Company, be redeemable from the net cash proceeds of such Strategic Equity Investment at a redemption price equal to 111.875% of the Accreted Value thereof. See "Description of the Notes -- Optional Redemption." In the event of a Change of Control, holders of the Exchange Notes will have the right to require the Company to purchase their Exchange Notes, in whole or in part, at a price equal to 101% of their Accreted Value on or before November 1, 2001 or 101% of their stated principal amount, plus accrued and unpaid interest, if any, thereon to the date of purchase, after November 1, 2001. See "Description of the Notes -- Covenants -- Change of Control."

     The Exchange Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with the Private Notes and all other existing and future senior unsecured obligations of the Company and will rank senior in right of payment to any future subordinated obligations of the Company. The Notes will be effectively subordinated to all obligations, including trade payables, of the Company's subsidiaries. As of September 30, 1996, on a pro forma basis after giving effect to the offering of the Private Notes (the "Private Note Offering") and the issuance of $50 million aggregate principal amount of secured indebtedness on November 12, 1996, (i) the total amount of outstanding liabilities of the Company (parent only), including trade payables, would have been approximately $546.8 million, of which $50 million would have been secured obligations, and (ii) the total amount of outstanding liabilities of the Company's subsidiaries, including trade payables, would have been $14.1 million, of which $0.1 million would have represented secured obligations. See "Description of Other Credit Facilities."

     The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 p.m., New York City time, on                ,
1997, unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

      SEE "RISK FACTORS" ON PAGES 18 TO 24 FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

              The date of this Prospectus is                , 1996

                                  MAP OMITTED

                              NOTICE TO INVESTORS

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered holders of the Private Notes is an "affiliate" as such term is defined in Rule 405 under the Securities
Act) of the Company.

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. The Letter of Transmittal states that by acknowledging that it will deliver a prospectus in connection with any resale of such Exchange Notes, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any such broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any such resale for a period of up to 90 days after the Expiration Date. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Exchange Notes. There can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders to sell the Exchange Notes, or the price at which holders would be able to sell the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes for trading on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system. The National Association of Securities Dealers, Inc. ("NASD") has designated the Private Notes as securities eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market of the NASD (see "Price Range of the Private Notes") and the Company has been advised that Goldman, Sachs & Co. and Salomon Brothers Inc have heretofore acted as market makers for the Private Notes. The Company has been advised by each of the aforesaid market makers that it currently intends to make a market in the Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Exchange Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Exchange Notes, if such market develops, will not be subject to similar disruptions. See "Risk Factors -- No Prior Public Market for Exchange Notes; Possible Volatility of Market Price of Exchange Notes."

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information, including the Company's consolidated financial statements and notes thereto, contained herein. Unless otherwise noted, references to the "Company" are to Brooks Fiber Properties, Inc., a Delaware corporation, and its consolidated subsidiaries. Capitalized terms used in this Prospectus which are not otherwise defined herein have the respective meanings ascribed to them in the Glossary included as Annex A hereto.

                                  THE COMPANY

     The Company is a leading full service provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier ("CLEC"), in selected markets within the United States (see "The Competitive Local Telecommunications Services Industry"). The Company acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers ("IXCs"), Internet Service Providers ("ISPs"), wireless carriers and business, government and institutional end users with an alternative to the incumbent local exchange companies (the "ILECs") for a broad array of high quality voice, data, video transport and other telecommunications services.

     The Company has completed the first year of its entry into the fully competitive switched services or local exchange market. The initial performance from the Company's entry into switched services has yielded results, both in terms of lines connected and revenues received, that are substantially in excess of the Company's expectations. As a result, the Company has revised its capital deployment plans to allow for an increased level of demand-driven capital spending necessary to take full advantage of the opportunities presented in the switched services portion of the marketplace. The Company has revised its network development plans to (i) increase the geographic reach and robustness of its networks to allow the Company to serve a significantly higher percentage of the market by extending its networks to serve most, if not all, of the ILECs' central offices in its markets and (ii) more rapidly deploy switches with full capabilities for local dial tone and switched access termination and origination services. Through its equity and debt financings to date, the Company has raised approximately $800 million to fund the Company's acquisition and development of its initial 30 networks, including funds necessary for the expansion of such networks in accordance with the Company's capital deployment plans described above. The Company intends to use the net proceeds from the Depositary Shares Offering (see "Financing Plan -- Equity Capital" below), along with additional financing to be obtained in the future, to fund the Company's expansion from 30 to 40 networks by the end of 1997. See "Financing Plan" below.

     The Company currently has systems in 30 cities, consisting of systems in operation in 22 cities and under construction in eight cities. The Company's networks under construction are all expected to become operational by the end of the second quarter of 1997. Networks are considered operational when they are able to begin providing services to customers. The Company's networks are located in three regions -- the Eastern Region, Central Region and Western Region. See "Business of the Company -- Cities Served." The Company specifically targets second and third tier markets (those with populations ranging from 250,000 to two million) with attractive demographic, economic, competitive and telecommunications demand characteristics. The Company's networks are generally designed to access at least 70% to 80% of the identified business, government and institutional end user revenue base and the IXC facilities ("Points of Presence" or "POPs") and substantially all of the central offices of the ILECs within their markets. In accordance with the pro-competitive provisions of the Telecommunications Act of 1996, the Company has established interconnection agreements with ILECs for 26 of its 30 networks. The Company is also certified as a CLEC in 26 of its 30 networks. At November 30, 1996, the Company had a total of 20 digital telephone switches installed in its networks. Switches have been deployed to serve substantially all of the Company's operating networks. The Company has increased the number of networks in operation or under construction from 11 at December 31, 1994 to 30 at present. At November 30, 1996, the Company had a total of 931 route miles of optical fiber cable installed, 454,815 voice grade equivalent (VGE) circuits in service, 17,914 CLEC lines installed and 831 on-net and 1,273 off-net buildings connected.

     The Company plans to have systems in operation or under construction in a total of 40 cities by the end of 1997 and 50 cities by the end of 1998. The Company expects its expansion into additional cities will be accomplished by the acquisition of existing networks as well as the construction of new networks. For a discussion of the steps the Company takes in acquiring and developing new networks, see "Business of the Company -- Network Acquisition, Development and Design" and "-- Network Construction." See also "Risk Factors -- Significant Future Capital Requirements; Substantial Indebtedness," "-- Risks Associated with Implementation of Growth Strategy" and "-- Risks Associated with Possible Acquisitions."

     The Company believes that there are attractive return opportunities for CLECs in second and third tier markets due to the combination of (i) continuing pro-competitive regulatory changes that have increased the addressable market for CLEC services and (ii) the competitive dynamics which, until 1994, focused CLEC network development primarily in larger markets. See "Business of the Company -- CLEC Market Potential," "The Competitive Local Telecommunications Services Industry" and "Regulatory Overview."

     The Company's current annualized revenues, based on September 1996 revenues, are $60.1 million, as compared with total revenues in 1995 of $14.2 million ($23.1 million on a pro forma basis giving effect to the acquisition of Brooks Telecommunications Corporation ("BTC") on January 2, 1996 and the acquisition of City Signal, Inc. (the "City Signal Acquisition") on January 31,
1996) and total revenues of $2.8 million in 1994, the Company's first full year of operation. Since inception, the Company's operations have resulted in earnings (losses) before minority interests, interest, taxes, depreciation and amortization (EBITDA) of ($204,000) for the period from November 10, 1993 through December 31, 1993, ($2.7) million for the year ended December 31, 1994, ($4.4) million for the year ended December 31, 1995 and ($9.9) million for the nine months ended September 30, 1996. As of September 30, 1996, the Company had an accumulated deficit of $40.4 million. As of September 30, 1996, on a pro forma adjusted basis giving effect to (i) the receipt of $217.2 million pursuant to the Company's Private Note Offering, (ii) the exchange of minority interests in the Company's subsidiaries for an aggregate of 1,192,980 shares of Common Stock since September 30, 1996 and (iii) the receipt of $7.7 million upon exercises of warrants and options to purchase an aggregate of 1,427,269 shares of Common Stock since September 30, 1996, the Company had cash, cash equivalents and marketable securities of $554.5 million, total assets of $870.2 million, long-term debt of $539.5 million and paid-in capital of $349.6 million. See "Capitalization."

     Initially, the Company's revenues were derived primarily from end user to end user private line connections and from a variety of access services including: (i) access between IXCs, (ii) access between end users and IXCs,
(iii) collocated special access and (iv) collocated POP to ILEC switched access transport. The Company is expanding its revenue base by entering new markets, by continuing to develop and add to its existing systems and by continuing to add capabilities to offer switched services and local dial tone, centrex, switched access origination and termination services and desktop products. The Company is also adding capabilities to provide other enhanced services, such as high speed video conferencing, frame relay, ATM-based packet transport services and Internet access products, in all of its operating networks by the end of 1997. See "Business of the Company -- Current Products and Services" and "-- Planned Products and Services."

     The Company has assembled an experienced management, sales and operations team with extensive experience and strong contacts within the telecommunications industry. See "Management."

                             CLEC MARKET POTENTIAL

     Industry sources have estimated that the 1995 aggregate revenues of all ILECs approximated $102 billion of which approximately $89 billion was derived from switched services. Initially, CLECs were able to compete for only the non-switched special access/private line services portion of this market (which accounted for an estimated $8.6 billion of ILEC revenues in 1995). Accordingly, the development of competitive networks occurred initially in larger metropolitan areas that have proportionately greater revenue potential for this limited portion of the local exchange market. However, since February 1994, as a result of actions by the FCC requiring ILECs to allow CLECs to connect their networks to the ILECs' networks (the "Interconnection Decisions"), CLECs have also been permitted to compete for the collocated special access and switched access transport/termination services portion of this market (which together accounted for an estimated $13.8 billion of ILEC revenues in 1995). This has enhanced the opportunities for the development of competitive networks in second and third tier cities, which constitute a significant portion of the local exchange market. In addition, most states have taken regulatory and legislative action to open their markets to local exchange competition. The Company expects that continuing pro-competitive regulatory changes, including those mandated by the Telecommunications Act of 1996, together with increasing customer demand, will create more opportunities to introduce additional services, expand the Company's networks and address a larger customer base. The Company also expects that access revenues from IXCs will increase as the IXCs move their access business away from the ILECs (which are seeking the regulatory approvals necessary to compete with the IXCs in providing long distance service) to competitive providers of local telecommunications services. On October 15, 1996, the United States Court of Appeals for the Eighth Circuit issued a partial stay, pending a hearing on the merits, of FCC rules that had been scheduled to come into effect on October 1, 1996 that set forth the amounts that ILECs can charge CLECs and other telecommunications providers for access to the ILEC's networks. However, in this ruling, which applies solely to pricing issues and the so-called "pick and choose" rules, the Court did not stay the effectiveness of the FCC rules requiring interconnection. As a result, the stay is not expected to have any material effect on the Company's existing interconnection agreements with ILECs or the pricing provisions thereof. See "Regulatory Overview -- Federal Regulation."

                               CORPORATE STRATEGY

     The Company's goal is to become the primary full service provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end users in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The principal elements of the Company's strategy include:

          TARGET SECOND AND THIRD TIER MARKETS. The Company believes that continuing pro-competitive regulatory changes and the broadening range of services that can be offered by CLECs present attractive opportunities for new CLEC entrants in second and third tier markets where there are typically fewer CLEC competitors than in first tier markets and where the ILECs generally have placed a lower priority on installing fiber optic systems comparable to those being installed by the Company. As an early entrant in selected second and third tier markets, the Company believes it can attain a leadership position by securing needed franchises and rights-of-way, installing robust state-of-the-art CLEC networks and facilities (i.e., networks which are capable of reaching at least 70% to 80% of identified business end-users in the market and most, if not all, of the ILEC's central offices) and establishing customer relationships with IXCs, ISPs, wireless carriers and business, government and institutional end users that will enable it to take advantage of the attractive potential growth rates for local exchange service revenues in those markets.

          AGGRESSIVELY PURSUE SWITCHED SERVICES OPPORTUNITY. The Telecommunications Act of 1996 mandates that ILECs throughout the U.S. enter into arrangements with competitors such as the Company for central office collocation and unbundling of local services. The Company believes that implementation of these and other pro-competitive policies creates favorable opportunities to pursue more aggressively the provision of local switched services. The Company has a total of 20 digital telephone switches installed in its operating networks and plans to leverage its networks and customer relationships by offering local dial tone, switched access termination and origination services, centrex and desktop products. The Company currently offers such services and products in substantially all of its operating networks and expects to offer such services and products in all of its operating networks by the end of the second quarter of 1997. The Company has increased the number of CLEC lines in service from 3,187 at December 31, 1995 (on a pro forma basis giving effect to the City Signal Acquisition) to 17,914 at November 30, 1996, with annualized CLEC revenues increasing from $2.5 million based on December 1995 revenues to $10.2 million based on September 1996 revenues. See "Business of the Company -- Current Products and Services."

          EXPAND ENHANCED SERVICE OFFERINGS. Consistent with its strategy of aggressively pursuing switched services opportunities, the Company is expanding its capabilities to provide flexible, enhanced services that complement its switch-based services. Such enhanced services include, among others, high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products. The Company is currently offering such services in certain markets and expects to offer such services in all of its operating networks by the end of 1997. The Company also plans to continue to upgrade and add to its systems and services as technology and regulations permit. See "Business of the Company -- Planned Products and Services."

          CONTINUE TO BUILD OUT EXISTING SYSTEMS. The Company strives to build a sufficient revenue base in each of its systems to generate the cash flow necessary to enable it to devote more resources to developing and expanding its systems as opposed to funding initial operating losses. As a result of favorable regulatory developments and the Company's initial favorable experiences with the provision of local switched services, the Company has determined to more rapidly develop and expand its systems. Its plans include increasing the number of cities served, expansion of its existing networks and accelerating the deployment of switches and ILEC central office collocations. The Company believes that its access to significant capital and technical resources and its ongoing efforts to develop close working relationships with its IXC customers (see "--Build on strategic relationships" below) will enable it to more rapidly develop and expand its systems, add to its service offerings and establish the strong customer relationships necessary to solidify its competitive position in its selected markets.

          CONTINUE TO INCREASE THE NUMBER OF CITIES SERVED. The Company recently achieved its long-held strategic objective of having systems in operation or under construction in a total of 30 cities by the end of 1996. The Company plans to have systems in operation or under construction in a total of 40 cities by the end of 1997 and a total of 50 cities by the end of 1998. The Company's expansion into additional cities is expected to be accomplished by the acquisition of existing networks as well as the development of new networks. See "Business of the Company -- Network Acquisition, Development and Design" and "-- Network Construction." By adding networks, the Company believes it can increase revenues and obtain economies of scale in its operating costs.

          BUILD ON STRATEGIC RELATIONSHIPS. In order to capitalize on the competitive dynamics of the changing IXC/ILEC relationships, the Company has established close business alliances with major IXCs, including joint ventures and preferred vendor relationships. In accordance with this strategy, (1) in September 1995, the Company and MCImetro Access Transmission Services, Inc. ("MCImetro"), a wholly-owned subsidiary of MCI Communications Corporation ("MCI"), formed a joint venture company to operate and expand the Company's existing networks in San Jose, California and its environs, and in May and June 1996, the Company and MCImetro entered into agreements which provide that, until September 30, 2001, the Company will be MCImetro's preferred provider of certain local access services in a number of the Company's markets and pursuant to which MCImetro acquired a minority investment in the Company's Sacramento, California network, and made an additional investment in the San Jose joint venture company (see "Recent Developments" below), and (2) in December 1995, the Company concluded a national preferred vendor agreement with AT&T Communications, Inc. ("AT&T Communications"), a wholly-owned subsidiary of AT&T Corp. ("AT&T"), pursuant to which the Company expects to become AT&T Communications' preferred supplier of local access services in most of the Company's markets. The Company believes preferred vendor relationships with IXCs provide opportunities to leverage its partners' sales channels and market support to sell the Company's products and services and expand the Company's potential revenue base. In addition, the Company believes that relationships with IXCs facilitate its entry into new markets by providing access between the IXCs and their customers. The Company has organized a national account marketing organization to manage such relationships. The Company believes this marketing effort, along with its number of cities served, financial resources and telecommunications expertise, position it well to develop and maintain these strategic relationships. See "Business of the Company -- Strategic Relationships."

          LEVERAGE UPON GLA'S SIGNIFICANT TELECOMMUNICATIONS INFRASTRUCTURE CAPABILITIES. GLA International, Inc. ("GLA"), a wholly-owned subsidiary of the Company, offers a full range of consulting, management, engineering and information system solutions for telecommunications companies. GLA provides a full range of network engineering, construction, design and strategic planning services, as well as financial and management software products, including specifically designed software for billing systems, toll rating, plant records and financial applications. GLA's capabilities also serve as an internal source for the telecommunications infrastructure support needed for the Company's CLEC business.

                              RECENT DEVELOPMENTS

     The Company has recently completed two acquisitions of long distance service providers for small and medium-sized business customers in California to complement its existing long distance and facilities management resale businesses. Effective July 1, 1996, the Company acquired the stock of ALD Communications, Inc. ("ALD"), a switchless reseller of long distance services and a shared tenant service provider of telecommunications services primarily to customers in the San Francisco, California area with aggregate annualized revenues of approximately $6.4 million, based on August 1996 results. Effective September 1, 1996, the Company also acquired Bittel Telecommunications Corporation ("Bittel"), a switch-based long distance reseller serving the San Francisco and Los Angeles markets with annualized revenues of approximately $9 million, based on July 1996 results. By acquiring ALD and Bittel, the Company not only added businesses that complement its own long distance and facilities management resale businesses but was also able to increase its end user sales force.

     The Company believes that Internet and Intranet products and services complement the Company's existing telecommunications services and present the Company with potential revenue opportunities, through both the retention of existing customers and the addition of new customers. To pursue such opportunities, on June 25, 1996, the Company formed a strategic alliance with World-Net Access, Inc. ("World-Net"), a privately-held development stage company founded to form a national ISP network. The Company has invested a total of $20 million for a 25.5% fully-diluted interest in World-Net and it is possible that the Company may commit additional funds in furtherance of this strategic alliance. The Company intends that both companies will seek ways to work together to provide customer oriented Internet and Intranet communications solutions. The Company plans to develop and offer a wide range of Internet-related services to users of World-Net's national ISP network, including various dial-up and dedicated Internet access options.

     In accordance with the provisions of the agreements between the Company and MCImetro (see "Corporate Strategy -- Build on strategic relationships" above), on October 10, 1996, MCImetro exchanged the agreed value of its investments in subsidiaries of the Company for 958,720 shares of the Company's Common Stock.

     On October 24, 1996, the Company and MaineCom Services, Inc. ("MaineCom"), a subsidiary of Central Maine Power Company, entered into a letter of intent to form a joint venture company, to be owned 60% by the Company and 40% by MaineCom, for the purposes of constructing, owning, operating and developing networks initially in Portland, Maine, and Nashua and Manchester, New Hampshire, and other markets in Maine and New Hampshire as may be agreed upon by the Company and MaineCom in the future. The proposal is subject to the negotiation of definitive agreements approved by the respective Boards of Directors of the Company and MaineCom.

     On November 7, 1996, the Company raised net proceeds of approximately $217.2 million through the sale of $400.0 million aggregate principal amount of the Private Notes. See "Financing Plan -- Debt Financing," below.

     On November 12, 1996, AT&T Credit Corporation ("AT&T Credit") exchanged the agreed value of its investments in certain subsidiaries of the Company made in connection with certain loans to the Company (see "Financing Plan -- Debt Financing" below) for an aggregate of 234,260 shares of the Company's Common Stock.

                                 FINANCING PLAN

     The Company believes its financing plan will enable it to implement the pace and scope of its business strategy. To date, the Company has raised financing primarily from the following sources:

          EQUITY CAPITAL. Through its May 1996 initial public offering (the "IPO") and two previous rounds of private equity financing, the Company raised approximately $292.3 million. Total pro forma contributed capital as of September 30, 1996 of $349.6 million reflects such public and private financing as well as equity capital received in connection with the City Signal Acquisition and the merger with BTC, and the issuance of 1,192,980 shares in exchange for minority investments in the Company's subsidiaries and 1,569,599 shares upon exercise of warrants and options. On November 20, 1996, the Company filed a Registration Statement on Form S-1 to register 4,500,000 (assuming no exercise of any over-allotment options) of the Company's Depositary Shares, and the shares of preferred stock and common stock related thereto, to be offered to the public in a firm commitment underwritten public offering. See "Business of the Company -- Strategic Relationships," "Capitalization," "Certain Relationships and Related Transactions," and "Unaudited Pro Forma Combined Consolidated Financial Information."

          DEBT FINANCING. On November 7, 1996, the Company completed the issuance and sale of the Private Notes, for which the Company received proceeds net of underwriting discounts of approximately $217.2 million. On February 26, 1996, the Company completed the issuance and sale of $425.0 million aggregate principal amount of 10 7/8% Senior Discount Notes due March 1, 2006 (the "10 7/8% Senior Discount Notes" and, together with the Private Notes, the "Senior Discount Notes"), for which the Company received proceeds net of underwriting discounts of approximately $241.0 million. The Company has also obtained secured financing under a line of credit from AT&T Credit, which totals $50.0 million (the "AT&T Credit Facility"), and a $10 million secured revolving line of credit for a subsidiary from Fleet National Bank (the "Bank Credit Facility"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Historically, the Company has funded in advance its expected capital needs for network construction and acquisition, as well as its needs for the development and expansion of its networks. Following initial market entry, the Company's capital deployment plans for the development and expansion of its networks have been largely demand driven, including capital spending necessary to take full advantage of the opportunities presented in the switched services portion of the marketplace. The Company recently revised its network development plans to provide for the Company to (i) increase the geographic reach and robustness of its networks to allow the Company to serve a significantly higher percentage of the market by extending its networks to serve most, if not all, of the ILEC's central offices in its markets and (ii) more rapidly deploy switches with full capabilities for local dial tone and switched access termination and origination services. The Company's previous estimate of capital spending during 1996 and 1997 to fund the development and expansion of the Company's initial 30 networks was $290 million, of which $134.3 million was spent through September 30, 1996. The Company now estimates that it will invest an additional $200 million associated with its initial 30 networks to fund these capital needs during 1997 and 1998. The Company currently intends to use the net proceeds from the Depositary Shares Offering (see "Financing Plan -- Equity Capital" above), along with additional financing to be obtained in the future, to fund the Company's expansion from 30 to 40 networks by the end of 1997.

     The Company's longer-term strategy contemplates that the Company will have networks serving a total of 50 cities in operation or under construction by the end of 1998, which will require substantial additional capital. The Company's expansion into additional cities is expected to be accomplished by the acquisition of existing networks as well as the development of new networks. The Company will continue to evaluate additional revenue opportunities in each of its markets and other strategic initiatives, and, as attractive additional opportunities may develop, the Company plans to make additional capital investments in its networks that might be required to pursue such opportunities, such as costs required to extend a network or install additional electronics to meet specific customer requirements. The Company expects to meet its additional capital needs with the proceeds from the sale of additional equity securities, additional borrowings under existing and future credit facilities and joint ventures. However, there can be no assurance that the Company will be able to generate or raise sufficient capital to enable it to fully realize all of its strategic objectives.

     The Company's expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not be significantly higher or lower. See "Risk Factors -- Significant Future Capital Requirements; Substantial Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus which are not historical facts are forward-looking statements that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the Company's plans to have systems in operation or under construction in a total of 40 cities by the end of 1997 and 50 cities by the end of 1998 and its expectations for the deployment of switches serving all of its operating networks by the end of the second quarter of 1997, are only predictions; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to access markets, identify, finance and complete suitable acquisitions, design fiber optic backbone routes, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as favorable regulatory, legislative and judicial developments.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   The Company is hereby offering to exchange
                                 $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The
                                 Company will issue Exchange Notes on or as promptly as practicable after the Expiration
                                 Date. As of the date hereof, there is
                                 $400,000,000 aggregate principal amount of
                                 Private Notes outstanding. See "The Exchange
                                 Offer."

                                 Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring Exchange Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes pursuant to the Exchange Offer for its own account in exchange therefor must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

                                 This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal that accompanies this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Any holder of Private Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the above-referenced position of the staff of the commission and, in the absence of an exemption therefrom, would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company. See "The Exchange Offer -- Resale of the Exchange Notes."

REGISTRATION RIGHTS
AGREEMENT.....................   The Private Notes were sold by the Company on
November 7, 1996 to Goldman, Sachs & Co. and Salomon Brothers

                                 Inc (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement, dated November 1, 1996, by and among the Company and the Initial Purchasers (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into an Exchange and Registration Rights Agreement, dated as of November 7, 1996 (the "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. See "The Exchange Offer -- Termination of Certain Rights." The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer.

EXPIRATION DATE...............   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on                , 1997,
                                 unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange
                                 Offer is extended. See "The Exchange Offer --
                                 Expiration Date; Extensions; Amendments."

PROCEDURES FOR TENDERING
PRIVATE NOTES.................   Each holder of Private Notes wishing to accept
                                 the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private
                                 Notes and any other required documentation to The Bank of New York, as exchange agent (the
                                 "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange
                                 Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, and (iii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive
                                 Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange
                                 Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See
                                 "The Exchange Offer -- Procedures for
                                 Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   Any beneficial owner whose Private Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer --
                                 Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Private Notes who wish to tender
                                 their Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The
                                 Exchange Offer -- Guaranteed Delivery
                                 Procedures."

ACCEPTANCE OF THE PRIVATE
NOTES AND DELIVERY OF THE
  EXCHANGE NOTES..............   Subject to the satisfaction or waiver of the
                                 conditions to the Exchange Offer, the Company will accept for exchange any and all Private
                                 Notes that are properly tendered in the
                                 Exchange Offer prior to the Expiration Date.
                                 The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the
                                 Expiration Date. See "The Exchange Offer --
                                 Terms of the Exchange Offer."

WITHDRAWAL RIGHTS.............   Tenders of Private Notes may be withdrawn at
                                 any time prior to the Expiration Date. See "The
                                 Exchange Offer -- Withdrawal of Tenders."

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS..............   For a discussion of certain federal income tax
                                 considerations relating to the exchange of the Exchange Notes for the Private Notes, see
                                 "Certain Federal Income Tax Considerations."

EXCHANGE AGENT................   The Bank of New York is serving as the Exchange
                                 Agent in connection with the Exchange Offer.
                                 The Bank of New York also serves as trustee under the Indenture.

                                   THE NOTES

     The Exchange Offer applies to $400,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes except that the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and holders of the Exchange Notes will not be entitled to any of the registration rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of the Notes."

NOTES.........................   $400,000,000 principal amount of 11 7/8% Senior
                                 Discount Notes due November 1, 2006.

MATURITY DATE.................   November 1, 2006.

INTEREST......................   The Notes accrete from November 7, 1996 at a
                                 rate of 11 7/8% compounded semi-annually, to an aggregate principal amount of $400,000,000 by November 1, 2001. No interest will be payable on the Notes prior to May 1, 2002. The Notes will accrue cash interest at the rate of 11 7/8% per annum from November 1, 2001, payable semi-annually in arrears on November 1 and May 1, commencing May 1, 2002.

YIELD.........................   11 7/8% per annum, computed on a semi-annual
                                 bond-equivalent basis and calculated from
                                 November 7, 1996.

RANKING.......................   The Notes are senior unsecured obligations of
                                 the Company, rank pari passu in right of payment with all existing and future senior unsecured obligations of the Company at the parent level and rank senior in right of payment to any future subordinated obligations of the Company at the parent level. However, holders of secured obligations of the Company
                                 (including obligations under the AT&T Credit
                                 Facility) have claims that are prior to the claims of the holders of the Notes with respect to the assets securing such obligations. The
                                 Notes are effectively subordinated to all debt and other liabilities and commitments
                                 (including trade payables) of the Company's subsidiaries (including obligations under the
                                 Bank Credit Facility). As of September 30,
                                 1996, on a pro forma basis after giving effect to the Private Note Offering and the issuance of $50 million aggregate principal amount of secured indebtedness on November 12, 1996, (i) the total amount of outstanding liabilities of the Company (parent only), including trade payables, would have been approximately $546.8 million, of which $50 million would have been secured obligations, and (ii) the total amount of outstanding liabilities of the Company's subsidiaries, including trade payables, would have been $14.1 million, of which $0.1 million would have represented secured obligations. See
                                 "--Covenants" below and "Description of Other
                                 Credit Facilities."

OPTIONAL REDEMPTION...........   The Notes are redeemable at the option of the
                                 Company, in whole or in part, at any time on or after November 1, 2001 at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. In the event of a Strategic
                                 Equity Investment on or before November 1,
                                 1999, then up to a maximum of 33 1/3% of the aggregate principal amount of the Notes would, at the option of the Company, be redeemable from the net cash proceeds of such Strategic
                                 Equity Investment at a redemption price equal to 111.875% of the Accreted Value thereof.

CHANGE OF CONTROL.............   In the event of a Change of Control, the
                                 holders of the Notes would have the right to require the Company to purchase their Notes at a price equal to 101% of the Accreted Value thereof on or before November 1, 2001 or 101% of the stated principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, after November 1, 2001.

ORIGINAL ISSUE DISCOUNT.......   The issuance of the Private Notes resulted in
                                 original issue discount for United States federal income tax purposes. Thus, although interest will not accrue on the Notes prior to November 1, 2001, and there will be no periodic payments of interest on the Notes prior to May
                                 1, 2002, original issue discount (that is, the difference between the stated redemption price at maturity and the issue price of the Private
                                 Notes) will accrue from November 7, 1996 and will be includible as interest income periodically in a holder's gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain
                                 United States Federal Income Tax
                                 Considerations."

COVENANTS.....................   The indenture governing the Notes (the
                                 "Indenture") contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, issue stock in subsidiaries, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company and its subsidiaries, and enter into certain mergers and consolidations. The Indenture permits the Company and its subsidiaries to incur, among other indebtedness, up to $160 million of secured indebtedness (including the AT&T Credit and Bank Facilities).

REPORTED PRICE RANGE..........   The Private Notes were designated for trading
                                 in the PORTAL market of the NASD effective
                                 November 7, 1996. During the period ended
                                 December 17, 1996, the range of reported high and low bid quotations for the Private Notes in the PORTAL market was $64.25 to $59.75, respectively. Such reported quotations may not reflect actual transactions. See "Price Range of the Private Notes."

BOOK-ENTRY, DELIVERY AND
FORMS.........................   It is expected that delivery of the Exchange
                                 Notes will be made in book-entry or
                                 certificated form. The Company expects that the Exchange Notes exchanged for Private Notes currently represented by the Global Notes deposited with, or on behalf of, The Depository
                                 Trust Company (the "Depository") and registered in its name or in the name of Cede & Co., its nominee, will be represented by Global Notes and deposited upon issuance with the Depository and registered in its name or the name of its nominee. Beneficial interests in the Global
                                 Note(s) representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its participants.

     For additional information regarding the Notes, see "Notice to Investors," "Description of the Notes" and "Certain United States Federal Income Tax Considerations."

                                  RISK FACTORS

     Prospective investors should carefully consider the matters set forth under "Risk Factors" on pages 18 through 24.

                          ADDRESS AND TELEPHONE NUMBER

     The Company's principal executive offices are located at 425 Woods Mill Road South, Suite 300, Town & Country, Missouri 63017, and its telephone number is (314) 878-1616.

      SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER OPERATING DATA

     The summary financial data presented below (other than the pro forma data) as of and for the periods ended December 31, 1995, 1994 and 1993 are derived from and qualified by reference to the audited consolidated financial statements of the Company contained herein. The Company's consolidated financial statements as of December 31, 1995, 1994 and 1993, and for the years ended December 31, 1995 and 1994, and for the period from inception to December 31, 1993, have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated financial data for the three months and nine months ended September 30, 1996 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared on the same basis as the audited consolidated financial statements of the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations as of the end of and for such period. The results for the nine months ended September 30, 1996 are not necessarily indicative of the operating results to be expected for the entire year. The unaudited pro forma statement of operations data for the year ended December 31, 1995 gives effect to the merger with BTC and the City Signal Acquisition using the purchase method of accounting and assuming that such transactions were consummated on January 1, 1995. All of the summary financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the "Unaudited Pro Forma Combined Consolidated Financial Information," and the Consolidated Financial Statements of the Company, BTC and City Signal, Inc. and notes thereto contained elsewhere in this Prospectus.

                                                PERIOD FROM                                             THREE           NINE
                                                NOVEMBER 10,        YEAR ENDED DECEMBER 31,            MONTHS          MONTHS
                                                 1993(1) TO    ----------------------------------       ENDED           ENDED
                                                DECEMBER 31,                           PRO FORMA    SEPTEMBER 30,   SEPTEMBER 30,
                                                    1993        1994        1995         1995           1996            1996
                                                ------------   -------   ----------   -----------   -------------   -------------
                                                                                      (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
                                                             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Telecommunications service revenue..............    $    2     $ 2,809   $   14,160   $   23,072     $    12,943     $    28,147
Costs and expenses:
 Service costs..................................        --       1,557        7,177       16,319           6,125          12,585
 Selling, general and administrative expenses...       206       3,966       11,405       15,352          10,158          25,504
 Depreciation and amortization..................         3         663        4,118        8,018           4,265           9,859
                                                   ------      -------   ----------   ----------     -----------     -----------
                                                      209        6,186       22,700       39,689          20,548          47,948
Loss from operations............................      (207)     (3,377)      (8,540)     (16,617 )        (7,605)        (19,801)
Interest and other income (expense), net........         2        (598)      (2,096)      (2,142 )        (2,837)         (8,176)
                                                   ------      -------   ----------   ----------     -----------     -----------
 Net loss before minority interests.............      (205)     (3,975)     (10,636)     (18,759 )       (10,442)        (27,977)
                                                   ------      -------   ----------   ----------     -----------     -----------
 Minority interests(2)..........................        --          78        1,085        1,085             451           1,590
                                                   ------      -------   ----------   ----------     -----------     -----------
 Net loss.......................................    $ (205)    $(3,897)  $   (9,551)  $  (17,674 )   $    (9,991)    $   (26,387)
                                                   ======      =======   ==========   ==========     ===========     ===========
Pro forma net loss per share(3).................        --          --   $     (.49)  $     (.84 )   $      (.35)    $     (1.10)
                                                   ======      =======   ==========   ==========     ===========     ===========
Pro forma weighted average number of shares
 outstanding(3).................................        --          --   19,523,584   20,951,862      28,368,352      24,071,672
                                                   ======      =======   ==========   ==========     ===========     ===========
OTHER DATA:
 EBITDA(4)......................................    $ (204)    $(2,714)  $   (4,422)  $   (8,492 )   $    (3,340)    $    (9,942)
 Capital expenditures, including acquisitions of
   businesses, net of cash......................        --      42,362       41,518       48,883          75,118         137,053

                                                   AS OF DECEMBER 31,
                                                                           AS OF         AS OF          AS OF         PRO FORMA
                                                   ------------------    MARCH 31,     JUNE 30,     SEPTEMBER 30,       AS OF
                                                    1994       1995        1996          1996           1996        SEPTEMBER 30,
                                                   -------   --------   -----------   -----------   -------------      1996(5)
                                                                                                                    -------------
                                                                        (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
                                                                (AMOUNTS IN THOUSANDS EXCEPT RATIOS)                 (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents.......................  $ 8,795   $ 59,913    $ 253,796     $ 256,224      $ 203,034       $ 427,880
 Marketable securities...........................       --         --       25,159       150,178        126,634         126,634
 Working capital.................................   15,862     57,913      264,772       402,920        325,266         550,112
 Total assets....................................   71,325    146,610      449,135       633,825        637,350         870,176
 Long-term debt, less current portion............   29,403     43,977      298,529       306,391        314,440         539,548
 Paid-in capital.................................       --         --      145,569(6)    330,963(6)     331,179(6)      349,658(6)
 Total stockholders' equity(7)...................   36,699     93,455      125,264       300,535        290,759         309,238
 Ratio of total debt to paid-in capital..........       --         --         2.05           .93            .95            1.66

                                                          AS OF
                                                       DECEMBER 31,         AS OF         AS OF          AS OF          AS OF
                                                    ------------------    MARCH 31,     JUNE 30,     SEPTEMBER 30,   NOVEMBER 30,
                                                     1994       1995        1996          1996           1996            1996
                                                    -------   --------   -----------   -----------   -------------   ------------
                                                       (UNAUDITED)       (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
NETWORK DATA:
 Cities in operation..............................        5         11           13            18             22             22
 Cities under construction........................        6         10           12             8              8              8
 On-net buildings connected.......................       62        216          495           644            734            831
 Route miles......................................      107        262          506           705            787            931
 Fiber miles......................................    6,437     17,111       26,659        43,152         50,572         61,323
 VGE circuits(8)..................................   59,208    122,617      165,122       243,171        358,640        454,815
 Switches installed...............................       --          1            3             9             17             20
 CLEC lines in service............................       --      3,187(9)      5,802        9,226         13,107         17,914
 Employees........................................       89        165          456           571            711            776

---------------
 (1) The Company was organized on November 10, 1993.
 (2) Minority interests represent the ownership interests of minority investors in certain of the Company's subsidiaries. Since September 30, 1996, the Company has issued an aggregate of 1,192,980 shares of Common Stock in exchange for all of the Company's then-existing minority interests.
 (3) Pro forma net loss per share has been computed using the number of shares of Common Stock and Common Stock equivalents outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued at prices below the May 1996 initial public offering price of $27.00 per share, and stock options and warrants granted with exercise prices below the initial public offering price during the twelve-month period preceding the date of the initial filing of the Company's Registration Statement relating to the IPO have been included in the calculation of Common Stock equivalent shares for the nine months ended September 30, 1996, using the treasury stock method, as if such shares, options and warrants were outstanding for all of 1995 and for the entire six-month period ended June 30, 1996. For the three months ended September 30, 1996, the weighted average number of shares was based on Common Stock outstanding and does not include common stock equivalents as their inclusion would be anti-dilutive.
 (4) EBITDA consists of net income (loss) before minority interests, interest, income taxes, depreciation and amortization. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow in accordance with generally accepted accounting principles. See the Company's Consolidated Statements of Cash Flows appearing elsewhere in this Prospectus.
 (5) On a pro forma basis giving effect to (i) the sale of the Private Notes on November 7, 1996 and, (ii) the exchange of minority interests for shares of Common Stock and the exercise of warrants and options since September 30, 1996. See "Capitalization."
 (6) Amount represents the total of Common Stock, additional paid-in capital, and Common Stock subject to redemption.
 (7) Amount represents paid-in capital less accumulated deficit. See note (6) above.
 (8) Voice grade equivalent circuits.
 (9) On a pro forma basis giving effect to the City Signal Acquisition.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its businesses before deciding to surrender Private Notes in exchange for Exchange Notes pursuant to the Exchange Offer.

LIMITED HISTORY OF OPERATIONS; NEGATIVE CASH FLOW AND OPERATING LOSSES

     The Company was formed in November 1993. At January 1, 1996, only three of the Company's networks that the Company acquired had been in operation for more than 24 months. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance and an investment in shares of Common Stock of the Company. Given the Company's limited operating history, there is no assurance that it will be able to generate sufficient cash flow to service its debt and to compete successfully in the telecommunications business.

     The development of the Company's businesses and the acquisition, installation and expansion of its networks require significant expenditures, a substantial portion of which are made before any revenues may be realized. Such capital expenditures are expected to increase as the Company decides to pursue opportunities created by the accelerated pace of regulatory changes designed to open local exchange markets to CLEC competition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business of the Company -- CLEC Market Potential." These expenditures, together with the associated early service costs, result in negative cash flow and operating losses until an adequate revenue base may be established. There can be no assurance that an adequate revenue base will be established in each of the Company's systems. Since inception, the Company's operations have resulted in earnings (losses) before minority interests, interest, taxes, depreciation and amortization (EBITDA) of ($204,000) for the period from November 10, 1993 through December 31, 1993, ($2.7) million for the year ended December 31, 1994, ($4.4) million for the year ended December 31, 1995 and ($9.9) million for the nine months ended September 30, 1996. As of September 30, 1996, the Company had an accumulated deficit of approximately $40.4 million. On a pro forma basis, assuming the merger with BTC and the City Signal Acquisition were completed on January 1, 1995, the Company would have had EBITDA of ($8.5) million for the year ended December 31, 1995, and, assuming the City Signal Acquisition was completed on January 1, 1996, the Company would have had EBITDA of ($10.1) million on a pro forma basis for the nine months ended September 30, 1996. EBITDA is a measure commonly used in the telecommunications industry and is presented to assist in an understanding of the Company's operating results. It is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. Certain of the expenditures are expensed as incurred, while certain other expenditures are capitalized. The Company will continue to incur expenditures in connection with the acquisition, development and expansion of its networks, services and customer base. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient positive cash flow to service its debt.

SIGNIFICANT FUTURE CAPITAL REQUIREMENTS; SUBSTANTIAL INDEBTEDNESS

     Expansion of the Company's existing networks and services, the acquisition and development of new networks and services and the funding of initial operating losses will require significant capital expenditures. The Company plans to have systems in operation or under construction in a total of 40 cities by the end of 1997 and 50 cities by the end of 1998. The Company has deployed switches serving substantially all of the Company's operating networks. The Company is also adding capabilities to provide enhanced services such as high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products and expects to offer such services in all of its operating networks by the end of 1997. The Company currently intends to fund its expansion from its initial 30 networks to 40 networks and the deployment of switches in all of such networks with full capabilities for local dial tone and switched access termination and origination services, with the net proceeds from the Depositary Shares Offering, together with additional financing to be obtained in the future. The Company's growth into 50 cities and additional funds to support other strategic initiatives will require substantial additional capital. The Company will continue to evaluate additional revenue opportunities in each of its markets and, as attractive additional opportunities may develop, the Company plans to make additional capital investments in its networks that might be required to pursue such opportunities. The Company expects to meet such additional capital needs with additional borrowings under existing and future credit facilities, proceeds from the sale of additional equity securities and joint ventures. There can be no assurance, however, that the Company will be successful in raising sufficient additional debt or equity capital on terms that it will consider acceptable or that the Company's operations will produce positive consolidated cash flow in sufficient amounts. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the telecommunications services industry.

     The Company's expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not be significantly higher or lower.

     As of September 30, 1996, on a pro forma basis after giving effect to the Private Note Offering and the conversion of $50 million aggregate principal amount of subsidiary secured indebtedness to parent company secured indebtedness on November 12, 1996, (i) the total amount of outstanding liabilities of the Company (parent only), including trade payables, would have been approximately $546.8 million, of which $50 million would have been secured obligations, and
(ii) the total amount of outstanding liabilities of the Company's subsidiaries, including trade payables, would have been $14.1 million, of which $0.1 million would have represented secured obligations. The Company expects to fund at least a portion of its capital needs through additional borrowings, and there can be no assurance as to the Company's ability to service its existing or future indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION OF THE EXCHANGE NOTES

     The Company is a holding company which derives substantially all of its revenues from its subsidiaries. The Exchange Notes are not secured by any of the assets of the Company. The Indenture permits certain indebtedness of the Company to be secured, including, among other things, purchase money indebtedness, which the Indenture permits the Company to incur in unlimited amounts, and indebtedness up to $160 million under secured credit facilities. Holders of any secured indebtedness of the Company will have claims that are prior to the claims of the holders of the Exchange Notes with respect to the assets securing such other indebtedness. In addition, the Exchange Notes will be effectively subordinated to indebtedness and other liabilities and commitments (including trade payables) of the Company's subsidiaries. See "Description of the Notes--Covenants--Limitation on Consolidated Debt" and "-- Limitation on Debt and Preferred Stock of Subsidiaries."

     The Company will be dependent to some extent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Notes. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, the availability of sufficient surplus funds and restrictive covenants in subsidiary level and incurred debt covenants that may restrict the ability of such subsidiaries to pay dividends to the Company. However, the Company does not believe that such restrictions will have a material impact on the Company's ability to meet its cash obligations. See
"-- No Dividends," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Other Credit Facilities."

RISKS ASSOCIATED WITH IMPLEMENTATION OF GROWTH STRATEGY

     The expansion and development of the Company's operations will depend, among other things, on the Company's ability to assess markets, identify, finance and complete suitable acquisitions, design fiber optic network backbone routes, install cable and facilities, including switches, and obtain rights-of-way, building access rights and any required government authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. As a result, there can be no assurance that the Company will be able successfully to expand its existing networks or acquire or develop new networks in a timely manner in accordance with its strategic objectives.

     The Company expects to continue to enhance its systems in order to offer its customers switched access termination and origination services and local dial tone, centrex and desk top products, as well as other enhanced services in all of its systems as quickly as practicable and as permitted by applicable regulations. The Company believes its ability to offer, market and sell these additional products and services will be important to the Company's ability to meet its long term strategic growth objectives, but is dependent on the Company's ability to obtain the needed capital, favorable regulatory, legislative and judicial developments and the acceptance of such products and services by the Company's customers. No assurance can be given that the Company will be able to obtain such capital or that such developments or acceptance will occur.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

     The Company expects a substantial part of its future growth will come from acquisitions. The acquisition of additional systems will depend on the Company's ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance any such acquisitions. The Company will also be subject to competition for suitable acquisition candidates. Any acquisitions, if made, could divert the resources and management time of the Company and would require integration with the Company's existing networks and services. As a result, there can be no assurance that any such acquisitions will occur or that any such acquisitions, if made, would be made in a timely manner or on terms favorable to the Company or would be successfully integrated into the Company's operations.

COMPETITION

     In each of the cities served by the Company's networks, the services offered by the Company compete principally with the services offered by the ILEC serving that area. ILECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. While the FCC's Interconnection Decisions and the Telecommunications Act of 1996 provide increased business opportunities to CLECs such as the Company, they also provide the ILECs with increased pricing flexibility for their services and other regulatory relief, which could also have a material adverse effect on CLECs, including the Company. If the ILECs are allowed by regulators to lower their rates for their services, engage in substantial volume and term discount pricing practices for their customers, or seek to charge CLECs substantial fees for interconnection to the ILECs' networks, the income of CLECs, including the Company, could be materially adversely affected.

     The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including other CLECs, AT&T, MCI, Sprint Corporation ("Sprint"), WorldCom, Inc. ("WorldCom") and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In January 1994, MCI announced that its MCImetro unit would invest more than $2.0 billion in fiber optic rings and local switching equipment in major metropolitan markets in the United States to provide direct connection to its customers and to provide alternative local telephone services to other IXCs. The recently announced acquisition of MCI by British Telecommunications could increase the resources available to MCI for the above purposes. AT&T has also indicated its intention to offer local telecommunications services in certain U.S. markets, either directly or in conjunction with CLECs or cable operators, and WorldCom and MFS Communications Company, Inc. ("MFS Communications"), a major CLEC, have recently announced a merger. A continuing trend toward combinations and strategic alliances in the telecommunications industry, including potential consolidation among RBOCs, or among CLECs in second and third tier cities, or transactions between telephone companies and cable companies outside of the telephone company's service area, or between IXCs and CLECs, could give rise to significant new competitors.

     The Company believes that various legislative initiatives, including the Telecommunications Act of 1996, as well as a recent series of completed and proposed transactions between ILECs, IXCs and cable companies, increase the likelihood that barriers to local exchange competition will be removed more quickly than had earlier been anticipated. The introduction of such competition, however, also means that ILECs may be authorized to provide long distance services under provisions of the Telecommunications Act of 1996 more quickly than had earlier been anticipated. When ILECs are permitted to provide such services, they will ultimately be in a position to offer single source service. See "Regulatory Overview."

     The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

     Many of the Company's current and potential competitors have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company. See "Competition" for more detailed information on the competitive environment faced by the Company.

DEPENDENCE ON BUSINESS FROM IXCS

     For the three months ended September 30, 1996, approximately 21% of the Company's consolidated revenues were attributable to access services provided to IXCs. Approximately 12% of such consolidated revenues were attributable to services provided to MCI and its affiliates. The loss of access revenues from IXCs in general or the loss of MCI as a customer could have a material adverse effect on the Company's business. See "Business of the Company -- Strategic Relationships" and "-- Sales and Marketing -- Wholesale Customers."

     In addition, the Company's growth strategy assumes increased revenues from IXCs following the deployment of switches on its networks and the provision of switched access origination and termination services. There is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, which could have a material adverse effect on the Company.

REGULATION

     The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. However, the FCC has determined that non-dominant carriers, such as the Company and its subsidiaries, are required to file interstate tariffs on an ongoing basis. The Company's subsidiaries that provide intrastate services are also generally subject to certification and tariff filing requirements by state regulators. Challenges to these tariffs by third parties could cause the Company to incur substantial legal and administrative expenses. Although the trend in federal and state regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In particular, the Company's belief that the entire $102 billion local exchange market will open to CLEC competition depends upon continued favorable pro-competitive regulatory changes, and the ability of the Company to compete in these new market segments may be adversely affected by the greater pricing flexibility and other regulatory relief granted to ILECs under the Telecommunications Act of 1996. The partial stay of recent FCC rules that set forth the amounts that ILECs can charge CLECs for access to the ILEC's networks may slow the pace of open competition initiatives and result in individual states having a more prominent role in the opening of local exchange markets to competition. However, the Company believes that the partial stay will not have any material adverse effect on the Company because the Company has in effect (or expects to have in effect after state PUC arbitrations expected to be completed by early 1997) interconnection agreements with the ILECs in all of its markets. See "Regulatory Overview" for more detailed information on the regulatory environment in which the Company operates.

NEED TO OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY

     In order to acquire and develop its networks, the Company must obtain local franchises and other permits, as well as rights to utilize underground conduit and pole space and other rights-of-way from entities such as ILECs and other utilities, railroads, long distance providers, state highway authorities, local governments and transit authorities. The Telecommunications Act of 1996 requires that local governmental authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most ILECs and electric companies, afford CLECs access to their poles and conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its business plan on acceptable terms. Although the Company does not believe that any of the existing arrangements will be cancelled, or will not be renewed, as needed, cancellation or non-renewal of certain of such arrangements could materially adversely affect the Company's business in the affected city. In addition, the failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under construction, may affect the Company's ability to develop that network. See "Business of the Company -- Network Construction."

RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of optical fiber telecommunications networks nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's businesses are managed by a relatively small number of senior management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. See "Management." The Company believes that its ability to manage its planned growth successfully will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of the Company's key executives has a written employment agreement or non-compete agreement with the Company, nor does the Company maintain key person life insurance on such persons. See "Management" for detailed information on the Company's management and directors.

NO PRIOR PUBLIC MARKET FOR EXCHANGE NOTES; POSSIBLE VOLATILITY OF MARKET PRICE OF EXCHANGE NOTES

     The NASD has designated the Private Notes as securities eligible for trading in the PORTAL market of the NASD (see "Price Range of the Private Notes"). However, the Exchange Notes are new securities for which there is currently no market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system. The Company has been advised by each of the Initial Purchasers that it currently intends to make a market in the Exchange Notes. However, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If a market for the Exchange Notes were to develop, the Exchange Notes could trade at prices that may be higher or lower than their Accreted Value depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. There can be no assurance that, if a market for the Exchange Notes were to develop, such a market would not be subject to similar disruptions.

FAILURE TO EXCHANGE PRIVATE NOTES

     The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

ORIGINAL ISSUE DISCOUNT; POSSIBLE UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDERS OF THE EXCHANGE NOTES AND THE COMPANY

     The Private Notes were issued at a substantial discount from the stated principal amount thereof. Consequently, purchasers of the Exchange Notes should be aware that, although interest will not accrue on the Exchange Notes prior to November 1, 2001, and there will be no periodic payments of cash interest on the Exchange Notes prior to May 1, 2002, original issue discount (that is, the difference between the stated redemption price at maturity and the issue price of the Private Notes) will accrue from November 7, 1996 and will be includible as interest income periodically (including for periods ending prior to November 1, 2001) in a holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Similar results may apply under state and other tax laws.

     If a bankruptcy case is commenced by or against the Company under the U.S. Bankruptcy Code after the issuance of the Exchange Notes, the claim of a holder of Exchange Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price of the Private Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

     See "Certain United States Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences to the holders regarding the purchase, ownership and disposition of the Notes.

                        NO CASH PROCEEDS TO THE COMPANY

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Private Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Private Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                        PRICE RANGE OF THE PRIVATE NOTES

     The Private Notes were designated for trading in the PORTAL market of the NASD effective November 7, 1996. The following table sets forth, for the periods indicated, the range of reported high and low bid quotations for the Private Notes in the PORTAL market as reported by Goldman, Sachs & Co., a market maker:

                                                                               HIGH     LOW
                                                                              ------   ------
Quarter Ending December 31, 1996 (beginning November 7, 1996 and
  through December 17, 1996)................................................  $64.25   $59.75

     Such reported quotations may not reflect actual transactions. On December 17, 1996, the closing bid quotation for the Private Notes was $63.25
(representing approximately 111% of Accreted Value). As of December   , 1996,
there were      record holders of the Private Notes and approximately
participants in the Global Note deposited with the Depository.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to reflect (i) the sale of the Private Notes on November 7, 1996 and (ii) the exchange of minority interests for shares of Common Stock and the exercise of warrants and options since September 30, 1996:

                                                                    ACTUAL       AS ADJUSTED
                                                                 ------------    ------------
CASH AND CASH EQUIVALENTS.....................................   $203,034,000    $427,880,000
MARKETABLE SECURITIES.........................................   $126,634,000    $126,634,000
                                                                 ------------    ------------
TOTAL CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES.....   $329,668,000    $554,514,000
                                                                 =============   =============
LONG-TERM DEBT
  11 7/8% Senior Discount Notes due 2006......................             --    $225,108,000
  10 7/8% Senior Discount Notes due 2006......................    266,205,000     266,205,000
  Other long-term debt........................................     48,235,000      48,235,000
                                                                 ------------    ------------
     Total....................................................   $314,440,000    $539,548,000
MINORITY INTERESTS(1).........................................     10,761,000              --
                                                                 ------------    ------------
COMMON STOCK, SUBJECT TO REDEMPTION OPTION, 2,016,000
  SHARES(2)...................................................     25,200,000      25,200,000
STOCKHOLDERS' EQUITY:
  Common Stock, $0.01 par value, 50,000,000 shares authorized,
     26,445,890 issued and outstanding, actual; 29,066,139
     issued and outstanding, as adjusted(1)(3)................        264,000         290,000
  Series C Junior Participating Preferred Stock, $0.01 par
     value, 50,000 authorized, none issued or
     outstanding(4)...........................................             --              --
  Series D Conversion Preferred Stock, $0.01 par value,
     authorized,        issued and outstanding as adjusted....             --
  Additional paid-in capital(1)(3)(5).........................    305,715,000     324,168,000
  Accumulated deficit.........................................    (40,420,000)    (40,420,000)
                                                                 ------------    ------------
TOTAL STOCKHOLDERS' EQUITY(6).................................   $290,759,000    $309,238,000
                                                                 ------------    ------------
TOTAL CAPITALIZATION..........................................   $615,960,000    $848,786,000
                                                                 =============   =============

---------------
(1) Minority interests represented cash investments in certain of the Company's subsidiaries from minority investors totaling approximately $13.2 million through September 30, 1996 less the minority investors' interests in such subsidiaries' respective operating losses. On October 10, 1996 and November 12, 1996, the Company issued 958,720 shares and 234,260 shares, respectively, of Common Stock in exchange for such minority interests. Common Stock outstanding, actual, does not include such shares.

(2) Shown as Common Stock, subject to redemption option, because the holder of such shares has the option to require the Company to repurchase all or any of such shares at a price of $12.50 per share on or before February 1, 1998. The holder of such shares has not indicated to the Company that it has any current intention to exercise such option. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(3) Common Stock outstanding, actual, excludes 5,267,028 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at September 30, 1996, of which 3,409,785 shares were subject to warrants and options exercisable within 60 days. Common Stock outstanding, as adjusted, includes 1,427,269 shares of Common Stock issued upon exercise of warrants and options at a weighted average exercise price of $5.41 per share since September 30, 1996, and excludes 3,393,366 shares subject to warrants and options outstanding as of the date of this Prospectus. See
    "Management -- Executive Compensation -- Stock Option Plan," "Certain Relationships and Related Transactions" and "Description of Capital Stock."

(4) Reserved for issuance upon the exercise of the Company's Preferred Stock Purchase Rights pursuant to the terms set forth in the Company's Rights Agreement dated as of February 29, 1996.

(5) Additional paid-in capital represents the amount of capital in excess of par value.

(6) Total stockholders' equity includes Common Stock subject to redemption.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on November 7, 1996 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) a limited number of institutional "accredited investors" ("Accredited Institutions"), as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. As a condition to the sale of the Private Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on November 7, 1996. Pursuant to the Registration Rights Agreement, the Company agreed that it would (i) use its best efforts to file with the Commission within 60 days after the Closing Date a registration statement under the Securities Act with respect to the Exchange Notes and (ii) use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act within 90 days after the Closing Date. The Company agreed to issue and exchange Exchange Notes for all Private Notes validly tendered and not withdrawn before the expiration of the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date.

     The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $400,000,000 in aggregate principal amount of the Private Notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for The Depository Trust Company (the "Depository"). Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. Solely for reasons of administration, the Company has fixed the close of business on December 20, 1996 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

     Holders of the Private Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Private Notes when, and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on
            , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if, in the opinion of counsel for the Company, the consummation of the Exchange Offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission, to terminate or amend the Exchange Offer by giving oral or written notice of such delay, extension, termination or amendment to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     The Private Notes and the Exchange Notes accrete from November 7, 1996 at a rate equal to 11 7/8% compounded semi-annually to an aggregate principal amount of $400,000,000 by November 1, 2001. No interest will be payable on the Notes prior to May 1, 2002. The Notes will accrue cash interest at the rate of 11 7/8% per annum from November 1, 2001, payable semi-annually in arrears on May 1 and November 1 of each year, commencing May 1, 2002.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder who exchanges Private Notes for Exchange Notes in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement with any person to participate in a distribution of the Exchange Notes, and who is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any such resale for a period of up to 90 days after the Expiration Date. See "Plan of Distribution."

PROCEDURES FOR TENDERING

     Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY PRIVATE NOTES TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the NASD, a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as such registered holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Private Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering Private Notes pursuant to the Exchange Offer, each holder of Private Notes will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

     If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's systems may make book-entry delivery of Private Notes by causing the Depository to transfer such Private Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer -- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION OF CERTAIN RIGHTS

     All registration rights under the Registration Rights Agreement accorded to holders of the Private Notes (and all rights to receive additional interest in the event of a Registration Default as defined therein) will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligation for a period of up to 90 days after the Expiration Date to keep the Registration Statement effective and to provide copies of the latest version of the Prospectus to any broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any resale by such broker-dealer of Exchange Notes received for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired for its own account as a result of market-making or other trading activities.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:                By Hand/Overnight Delivery:
The Bank of New York                            The Bank of New York
One Wall Street - 27                            One Wall Street - 27
New York, New York 10286                        Corporate Trust & Agency Services Window
Attn.: Reorganization Section                   Ground Level
                                                New York, New York 10286
                                                Attn.: Reorganization Section
(For Eligible Institutions Only)
Confirm by Telephone:                           By Facsimile:
(212) 815-2742                                  (212) 571-3080

     The Bank of New York also serves as Trustee under the Indenture.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $125,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees, and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, such Private Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to institutional accredited investors in a transaction exempt from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the Notes.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND
                              OTHER OPERATING DATA

     The selected financial data presented below (other than the pro forma data) as of and for the periods ended December 31, 1995, 1994 and 1993 are derived from and qualified by reference to the audited consolidated financial statements of the Company contained herein. The Company's consolidated financial statements as of December 31, 1995, 1994 and 1993, and for the years ended December 31, 1995 and 1994, and for the period from inception to December 31, 1993, have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated financial data for the three months ended September 30, 1996 and the nine months ended September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared on the same basis as the audited consolidated financial statements of the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations as of the end of and for such period. The results for the nine months ended September 30, 1996 are not necessarily indicative of the operating results to be expected for the entire year. The unaudited pro forma statement of operations data for the year ended December 31, 1995 gives effect to the merger with BTC and the City Signal Acquisition using the purchase method of accounting and assuming that such transactions were consummated on January 1, 1995. All of the selected financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the "Unaudited Pro Forma Combined Consolidated Financial Information," and the Consolidated Financial Statements of the Company, BTC and City Signal, Inc. and notes thereto contained elsewhere in this Prospectus.

                                                    YEAR ENDED DECEMBER 31,         THREE MONTHS
                                 PERIOD FROM   ----------------------------------       ENDED
                                 NOVEMBER 10,                          PRO FORMA    SEPTEMBER 30,
                                  1993(1) TO                             1995           1996
                                 DECEMBER 31,                         -----------   -------------
                                     1993       1994        1995
                                 ------------  -------   ----------   (UNAUDITED)    (UNAUDITED)
                                                                                                          NINE MONTHS ENDED
                                                                                                    -----------------------------
                                                                                                    SEPTEMBER 30,   SEPTEMBER 30,
                                                                                                        1995            1996
                                                                                                    -------------   -------------
                                             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS) (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Telecommunications service
 revenue.........................    $    2    $ 2,809   $   14,160   $   23,072     $    12,943     $    10,309     $    28,147
Costs and expenses:
 Service costs...................        --      1,557        7,177       16,319           6,125           5,248          12,585
 Selling, general and
   administrative
   expenses......................       206      3,966       11,405       15,352          10,158           7,818          25,504
 Depreciation and amortization...         3        663        4,118        8,018           4,265           2,873           9,859
                                     -----     -------     --------     --------         -------         -------        --------
                                       209       6,186       22,700       39,689          20,548          15,939          47,948
Loss from operations.............      (207)    (3,377)      (8,540)     (16,617 )        (7,605)         (5,630)        (19,801)
Interest and other income
 (expense), net..................         2       (598)      (2,096)      (2,142 )        (2,837)         (1,933)         (8,176)
                                     -----     -------     --------     --------         -------         -------        --------
 Net loss before minority
   interests.....................      (205)    (3,975)     (10,636)     (18,759 )       (10,442)         (7,563)        (27,977)
 Minority interests(2)...........        --         78        1,085        1,085             451             589           1,590
                                     -----     -------     --------     --------         -------         -------        --------
 Net loss........................    $ (205)   $(3,897)  $   (9,551)  $  (17,674 )   $    (9,991)    $    (6,974)    $   (26,387)
                                     =====     =======     ========     ========         =======         =======        ========
Pro forma net loss per
 share(3)........................        --         --   $     (.49)  $     (.84 )   $      (.35)    $      (.36)    $     (1.10)
                                     =====     =======     ========     ========         =======         =======        ========
Pro forma weighted average number
 of shares outstanding(3)........        --         --   19,523,584   20,951,862      28,368,352      19,523,584      24,071,672
                                     =====     =======     ========     ========         =======         =======        ========
OTHER DATA:
 EBITDA(4).......................    $ (204)   $(2,714)  $   (4,422)  $   (8,492 )   $    (3,340)    $    (2,757)    $    (9,942)
 Capital expenditures, including
   acquisitions of businesses,
   net of cash...................        --     42,362       41,518       48,883          75,118          29,181         137,053

                                                   AS OF DECEMBER 31,
                                                                           AS OF         AS OF          AS OF         PRO FORMA
                                                   ------------------    MARCH 31,     JUNE 30,     SEPTEMBER 30,       AS OF
                                                    1994       1995        1996          1996           1996        SEPTEMBER 30,
                                                   -------   --------   -----------   -----------   -------------      1996(5)
                                                                                                                    -------------
                                                                        (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
                                                                (AMOUNTS IN THOUSANDS EXCEPT RATIOS)                 (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents.......................  $ 8,795   $ 59,913    $ 253,796     $ 256,224      $ 203,034       $ 427,880
 Marketable securities...........................       --         --       25,159       150,178        126,634         126,634
 Working capital.................................   15,862     57,913      264,772       402,920        325,266         550,112
 Total assets....................................   71,325    146,610      449,135       633,825        637,350         870,176
 Long-term debt, less current portion............   29,403     43,977      298,529       306,391        314,440         539,548
 Paid-in capital.................................       --         --      145,569(6)    330,963(6)     331,179(6)      349,658(6)
 Total stockholders' equity(7)...................   36,699     93,455      125,264       300,535        290,759         309,238
 Ratio of total debt to paid-in capital..........       --         --         2.05           .93            .95            1.66

                                                          AS OF
                                                       DECEMBER 31,         AS OF         AS OF          AS OF          AS OF
                                                    ------------------    MARCH 31,     JUNE 30,     SEPTEMBER 30,   NOVEMBER 30,
                                                     1994       1995        1996          1996           1996            1996
                                                    -------   --------   -----------   -----------   -------------   ------------
                                                       (UNAUDITED)       (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
NETWORK DATA:
 Cities in operation..............................        5         11           13            18            22              22
 Cities under construction........................        6         10           12             8             8               8
 On-net buildings connected.......................       62        216          495           644           734             831
 Route miles......................................      107        262          506           705           787             931
 Fiber miles......................................    6,437     17,111       26,659        43,152        50,572          61,323
 VGE circuits(8)..................................   59,208    122,617      165,122       243,171       358,640         454,815
 Switches installed...............................       --          1            3             9            17              20
 CLEC lines in service............................       --      3,187(9)      5,802        9,226        13,107          17,914
 Employees........................................       89        165          456           571           711             776

---------------
 (1) The Company was organized on November 10, 1993.

 (2) Minority interests represent the ownership interests of minority investors in certain of the Company's subsidiaries.

 (3) Pro forma net loss per share has been computed using the number of shares of Common Stock and Common Stock equivalents outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued at prices below the May 1996 initial public offering price of $27.00 per share, and stock options and warrants granted with exercise prices below the initial public offering price during the twelve-month period preceding the date of the initial filing of the Company's Registration Statement relating to the IPO have been included in the calculation of Common Stock equivalent shares for the nine months ended September 30, 1996, using the treasury stock method, as if such shares, options and warrants were outstanding for all of 1995 and for the entire six-month period ended June 30, 1996. For the three months ended September 30, 1996, the weighted average number of shares was based on Common Stock outstanding and does not include common stock equivalents as their inclusion would be anti-dilutive.

 (4) EBITDA consists of net income (loss) before minority interests, interest, income taxes, depreciation and amortization. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow in accordance with generally accepted accounting principles. See the Company's Consolidated Statements of Cash Flows appearing elsewhere in this Prospectus.

 (5) On a pro forma basis giving effect to (i) the sale of the Private Notes on November 7, 1996 and (ii) the exchange of minority interests for shares of Common Stock, and the exercise of warrants and options since September 30, 1996. See "Capitalization."

 (6) Amount represents the total of Common Stock, additional paid-in capital, and Common Stock subject to redemption.

 (7) Amount represents paid-in capital less accumulated deficit. See note (6) above.

 (8) Voice grade equivalent circuits.

 (9) On a pro forma basis giving effect to the City Signal Acquisition.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's audited Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company is a leading full service provider of competitive local telecommunications services in selected markets in the United States. The Company acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide IXCs, ISPs, wireless carriers and business, government and institutional end-users with an alternative to the ILECs for a broad array of high quality voice, data, video transport and other telecommunications services.

     The Company's goal is to become the primary full service provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end-users in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The Company currently has systems in 30 cities, consisting of systems in operation in 22 cities and under construction in eight cities. The Company plans to expand its network operations to have systems in operation or under construction in a total of 50 cities by the end of 1998. The Company has a total of 20 digital telephone switches installed in its networks. The Company has deployed switches to offer local dial tone, switched access termination and origination services, centrex, and desktop products in substantially all of its operating networks, and expects to have switches installed in all of its operating networks by the end of the second quarter of 1997. The Company is also adding capabilities to provide enhanced services such as high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products and expects to offer all of such services in all of its operating networks by the end of 1997.

     On January 31, 1996, the Company completed the City Signal Acquisition which included networks in operation or under construction in four cities in Michigan and Ohio, including an installed switch in Grand Rapids, Michigan. At the date of acquisition, the acquired networks had approximately 208 route miles of fiber, 30,456 VGE circuits and 226 buildings connected. In addition, effective January 2, 1996, BTC, a founding stockholder of the Company, was merged into the Company. GLA, a wholly owned subsidiary of the Company, offers a full range of consulting, management, engineering and information systems solutions for telecommunications companies. GLA's capabilities also serve as an internal source for the telecommunications infrastructure support needed to facilitate the Company's network growth and penetration of the CLEC business. See "Summary -- Recent Developments," "Business of the Company," "Certain Relationships and Related Transactions" and "Unaudited Pro Forma Combined Consolidated Financial Information."

     The following table provides selected statistical and financial data for the Company as of the dates indicated:

                                                               AS OF
                                                           SEPTEMBER 30,
                                                       ----------------------      PERCENTAGE
                                                         1995          1996          CHANGE
                                                       --------      --------      ----------
Cities in operation................................          11            22          100
Cities under construction..........................           9             8          (11)
Buildings connected-off net........................          31           913           NM
Buildings connected-on net.........................         190           734          286
Route miles........................................         234           787          236
Fiber miles........................................      14,414        50,572          251
Switches installed.................................          --            17           NM
CLEC lines in service..............................          --        13,107           NM
VGE circuits.......................................     108,841       358,640          230
Number of employees................................         136           711          423
Total Assets (dollars in thousands)................    $143,210      $637,350          345
                                                        =======      ========          ===

---------------
NM -- Not meaningful

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1995

     REVENUES

     The Company's revenues increased to $12.9 million for the three months ended September 30, 1996 from $3.8 million for the three months ended September 30, 1995, an increase of 241%. Network capacity as reflected in VGEs in service increased to 358,640 VGEs as of September 30, 1996 as compared with 108,841 VGEs as of September 30, 1995. These increases reflect the impact of the Company's acquisition and development activities, including an increase in the number of networks in operation to 22 from 11 in the third quarter of 1995, as well as increased utilization of the Company's network facilities arising from the sales of additional services to current and new customers. A significant contributor to the Company's revenue growth for the third quarter of 1996 relates to the Company's entry into local exchange services in Grand Rapids, Michigan. Annualized monthly local exchange services revenues increased from $6.4 million based on June 1996 revenues to $10.2 million based on September 1996 revenues, as a result of rapidly growing revenues in Grand Rapids. Local exchange services revenues for the quarter ended September 30, 1996, totaled $2.2 million as compared to $1.4 million for the quarter ended June 30, 1996.

     COSTS AND EXPENSES

     Service costs increased to $6.1 million for the three months ended September 30, 1996 from $1.8 million for the three months ended September 30, 1995. The increase was due primarily to the increasing costs associated with the Company's rapidly growing local exchange services in Grand Rapids and its expanding resale operations. Service costs consist of costs associated directly with the operation of the Company's networks, facilities management services, and consulting and system support activities for third parties including local and long distance service costs, technical salaries and benefits, and rights-of-way fees.

     The Company's selling, general and administrative ("SG&A") expenses for the three months ended September 30, 1996 were $10.2 million, as compared with SG&A expenses of $3.0 million for the three months ended September 30, 1995. The increase was principally due to the increasing number and continued expansion of the Company's competitive access networks, including added personnel costs and marketing activities related to the introduction of switched services. There is typically a period of higher SG&A expenses and a lag time in the generation of revenues following the acquisition and development of a competitive access network. Management expects SG&A expenses to continue to increase during the remainder of 1996 as the Company continues to expand its networks, services and marketing activities.

     Depreciation and amortization expense increased to $4.3 million for the three months ended September 30, 1996, from $1.1 million for the three months ended September 30, 1995 as a result of the Company's acquisitions and the continued expansion of the Company's networks.

     INTEREST INCOME (EXPENSE)

     Interest expense totaling $7.7 million was recorded during the three months ended September 30, 1996, as compared to interest expense of $965,000 for the three months ended September 30, 1995. The primary contributor to the substantial increase in interest expense as compared to the comparable period in the prior year is non-cash interest expense totaling $6.4 million attributable to accretion of the 10 7/8% Senior Discount Notes (see "Liquidity and Capital Resources") issued by the Company on February 26, 1996. In addition, capitalized interest of $802,000 was recorded for the quarter ended September 30, 1996, related to network construction projects. For the quarters ended September 30, 1996 and 1995, interest income totaling $4.8 million and $569,000, respectively, was derived from the Company's available cash and cash equivalents and marketable securities.

     NET LOSS

     For the reasons stated above, the Company's net loss before minority interest increased to $10.4 million for the quarter ended September 30, 1996, from $2.6 million for the quarter ended September 30, 1995. Minority interests in net losses, representing minority investors' interests in certain of the Company's subsidiaries, totaled $451,000 and $271,000 for the quarters ended September 30, 1996 and 1995, respectively. As a result, the Company's net loss for the quarter ended September 30, 1996 was $10.0 million as compared to a net loss of $2.3 million for the quarter ended September 30, 1995.

     EBITDA

     EBITDA decreased to ($3.3) million for the three months ended September 30, 1996, from ($1.1) million for the three months ended September 30, 1995, a decrease of $2.2 million. The decrease reflects the increasing operating and SG&A expenses noted above resulting from the acquisition, development and expansion of the Company's networks in order to pursue the opportunities provided by offering a full array of local exchange services. EBITDA is a measure commonly used in the telecommunications industry and is presented to assist in an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     REVENUES

     The Company's revenues increased to $28.1 million for the nine months ended September 30, 1996 from $10.3 million for the nine months ended September 30, 1995, an increase of 173%. These increases reflect the impact of the Company's acquisition and development activities as well as increased utilization of the Company's network facilities arising from the sales of additional services to current and new customers. A significant contributor to the Company's revenue growth for the nine months ended September 30, 1996 relates to the Company's entry into local exchange services in Grand Rapids, Michigan as a result of the City Signal Acquisition. Local exchange services revenues for the nine months ended September 30, 1996, totaled $4.4 million.

     COSTS AND EXPENSES

     Service costs increased to $12.6 million for the nine months ended September 30, 1996 from $5.2 million for the nine months ended September 30, 1995. Service costs as a percentage of telecommunications services revenues declined to approximately 45% for the nine months ended September 30, 1996 as compared to approximately 51% for the nine months ended September 30, 1995.

     The Company's SG&A expenses for the nine months ended September 30, 1996 were $25.5 million, as compared with SG&A expenses of $7.8 million for the nine months ended September 30, 1995. The increase was principally due to the increasing number and continued expansion of the Company's competitive access networks, including added personnel costs and marketing activities related to the introduction of switched services.

     Depreciation and amortization expense increased to $9.9 million for the nine months ended September 30, 1996, from $2.9 million for the nine months ended September 30, 1995, as a result of the Company's acquisitions and the continued expansion of the Company's networks.

     INTEREST INCOME (EXPENSE)

     Interest expense totaling $19.3 million was recorded during the nine months ended September 30, 1996, as compared to interest expense of $2.8 million for the nine months ended September 30, 1995. The primary contributor to the substantial increase in interest expense as compared to the comparable period in the prior year is non-cash interest expense totaling $15.6 million attributable to accretion of the 10 7/8% Senior Discount Notes. In addition, capitalized interest of $1.3 million was recorded for the nine months ended September 30, 1996 related to network construction projects. For the nine months ended September 30, 1996 and 1995, interest income totaling $11.1 million and $746,000, respectively, was derived from the Company's available cash and cash equivalents and marketable securities.

     NET LOSS

     For the reasons stated above, the Company's net loss before minority interest increased to $28.0 million for the nine months ended September 30, 1996, from $7.6 million for the nine months ended September 30, 1995. Minority interests in net losses, representing minority investors' interests in certain of the Company's subsidiaries, totaled $1.6 million and $589,000 for the nine months ended September 30, 1996 and 1995, respectively. As a result, the Company's net loss for the nine months ended September 30, 1996 was $26.4 million as compared to a net loss of $7.0 million for the nine months ended September 30, 1995.

     EBITDA

     EBITDA decreased to ($9.9) million for the nine months ended September 30, 1996 from ($2.8) million for the nine months ended September 30, 1995, a decrease of $7.1 million. The decrease reflects the increasing operating and SG&A expenses noted above resulting from the acquisition, development and expansion of the Company's networks in order to pursue the opportunities provided by offering the full array of local exchange services.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     REVENUE

     Telecommunications services revenues grew from $2.8 million in the year ended December 31, 1994 to $14.2 million ($23.1 million on a pro forma basis after giving effect to the merger with BTC and the City Signal Acquisition) in the year ended December 31, 1995. Network capacity as reflected in VGEs in service increased from 59,208 VGEs as of December 31, 1994 to 122,617 VGEs (153,073 VGEs on a pro forma basis) as of December 31, 1995. These increases reflect the impact of the Company's acquisition and development activities as well as increased utilization of the Company's network facilities arising from the sales of additional services to current and new customers.

     COSTS AND EXPENSES

     Service costs increased from $1.6 million for the year ended December 31, 1994 to $7.2 million for the year ended December 31, 1995. Service costs consist of costs associated directly with the operation of the Company's competitive access networks and facilities management services.

     Service costs for the year ended December 31, 1995 consist principally of local and long distance service costs totaling $5.7 million, salaries and benefits totaling $1.0 million and rights-of-way fees totaling $353,000. Service costs as a percentage of telecommunications services revenues approximated 55% for 1994 as compared to approximately 51% for 1995. Due to the fixed nature of certain costs associated with the development of the Company's competitive access networks, the Company expects that the ratio of service costs to network revenues will decline as network usage increases.

     The Company's SG&A expenses for the year ended December 31, 1995 were $11.4 million, as compared with SG&A expenses of $4.0 million for 1994. The increase was principally due to the increasing number and continued expansion of the Company's competitive access networks and related marketing activities; however, such costs did not increase to the same degree as the Company's revenues. There is typically a period of higher SG&A expenses and a lag time in the generation of revenues following the acquisition and development of a competitive access network. Management expects SG&A expenses to continue to increase during 1996 as the Company continues to expand its networks, services and marketing activities.

     Depreciation and amortization expense increased from $663,000 for the year ended December 31, 1994 to $4.1 million for 1995 as a result of the Company's acquisitions and the continued expansion of the Company's networks.

     INTEREST INCOME (EXPENSE)

     Interest expense totaling $3.7 million and $693,000 was recorded during 1995 and 1994, respectively, as a result of the incurrence of secured indebtedness to finance the acquisition and development of certain of the Company's operations. Under the AT&T Credit Facility, $3.8 million and $135,000 of the interest expense were added to the principal balance during 1995 and 1994, respectively. During the years ended December 31, 1995 and 1994, interest income totaling $1.6 million and $95,000, respectively, was derived from the Company's available cash balances.

     NET LOSS

     For the reasons stated above, the Company's net loss before minority interest increased from $4.0 million in 1994 to $10.6 million in 1995. Minority interests in net losses, representing minority investors' interests in certain of the Company's subsidiaries, totaled $1.1 million and $78,000 for the years ended December 31,1995 and 1994, respectively. As a result, the Company's net loss for 1995 was $9.5 million as compared to a net loss of $3.9 million for 1994.

     EBITDA

     EBITDA decreased from ($2.7) million for the year ended December 31, 1994 to ($4.4) million for the year ended December 31, 1995, a decrease of $1.7 million. The decrease reflects the increasing operating and SG&A expenses noted above resulting from the acquisition, development and expansion of the Company's networks. On a pro forma basis, EBITDA for 1995 was ($8.5) million. EBITDA is a measure commonly used in the telecommunications industry and is presented to assist in an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE PERIOD FROM NOVEMBER 10, 1993 TO DECEMBER 31, 1993

     The Company commenced operations on November 10, 1993, and it does not believe that a comparison of results for the period ended December 31, 1993 with the year ended December 31, 1994 is meaningful.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's total assets increased from $146.6 million as of December 31, 1995 to $637.4 million at September 30, 1996. The Company's current assets of $346.7 million at September 30, 1996, including cash and cash equivalents and marketable securities of $329.7 million, exceeded current liabilities of $21.4 million, providing working capital of $325.3 million. Network and equipment totaled $222.0 million at September 30, 1996 as compared to $53.2 million at December 31, 1995. Other assets, principally goodwill, net of accumulated amortization, increased to $74.8 million at September 30, 1996 from $33.5 million at December 31, 1995, primarily as a result of the Company's acquisitions of both City Signal, Inc. and BTC, and debt issuance costs associated with the 10 7/8% Senior Discount Note Offering.

     In connection with the City Signal Acquisition, the seller received an option to require the Company to repurchase any or all of the 2,240,000 shares of the Company's Common Stock issued in the City Signal Acquisition at a price of $12.50 per share on or before February 1, 1998. In conjunction with the Company's IPO (see below), ten percent (10%) of such shares were sold. Accordingly, shares subject to redemption totalled 2,016,000 shares at September 30, 1996.

     On February 26, 1996, the Company sold $425.0 million aggregate principal amount of its 10 7/8% Senior Discount Notes, providing gross proceeds of approximately $250 million, and proceeds net of underwriting fees of approximately $241 million. No cash payments of interest are required on the 10 7/8% Senior Discount Notes until September 1, 2001.

     On May 2, 1996, the Company sold 7,385,331 shares of the Company's Common Stock in its IPO at a price of $27.00 per share. Gross proceeds from this offering totaled approximately $199.4 million and proceeds net of underwriting discounts and advisory fees and expenses totalled approximately $185.2 million.

     In June 1996, the Company and MCImetro entered into an agreement pursuant to which MCImetro has acquired a minority interest in the Company's Sacramento, California network and has made an additional investment in the San Jose joint venture company. In connection with these agreements, MCImetro has made additional cash investments totaling $8.0 million. In accordance with the provisions of the agreements between the Company and MCImetro, on October 10, 1996 MCImetro exchanged the agreed value of its investments in subsidiaries of the Company for 958,720 shares of the Company's Common Stock.

     The Company has formed a strategic alliance with World-Net and has invested a total of $20 million for a 25.5% fully-diluted interest in World-Net, and it is possible that the Company may commit additional funds in furtherance of this strategic alliance. World-Net is a privately-held development stage company founded to form a national ISP network. The Company intends for both companies to seek ways to work together and provide customer-oriented Internet and Intranet communications solutions.

     Effective in July 1996, the Company acquired 100% of the stock of ALD, a switchless reseller of long distance services, and Tenant Network Services, Inc. ("TNS"), a wholly-owned subsidiary of ALD which acts as a shared tenant service provider of telecommunications services, both of which provide their services primarily to customers in the San Francisco, California area.

     Effective in September 1996, the Company acquired 100% of the stock of Bittel, a switch-based reseller of long distance services, with such services provided primarily to customers in the San Francisco and Los Angeles, California areas.

     On October 24, 1996, the Company and MaineCom, a subsidiary of Central Maine Power Company, entered into a letter of intent to form a joint venture company, to be owned 60% by the Company and 40% by MaineCom, for the purposes of constructing, owning, operating and developing networks initially in Portland, Maine and Nashua and Manchester, New Hampshire, and other markets in Maine and New Hampshire as may be agreed upon by the Company and MaineCom in the future. The proposal is subject to the negotiation of definitive agreements approved by the respective Boards of Directors of the Company and MaineCom.

     On November 12, 1996, AT&T Credit exchanged the agreed value of its investments in certain subsidiaries of the Company made in connection with certain loans to the Company for an aggregate of 234,260 shares of the Company's Common Stock.

     On November 7, 1996, the Company completed the issuance and sale of $400.0 million aggregate principal amount of the Private Notes, for which the Company received proceeds net of underwriting discounts of approximately $217.2 million. The Private Notes rank pari passu with the 10 7/8% Senior Discount Notes and contain certain covenants substantially the same as the covenants in the 10 7/8% Senior Discount Notes.

     As of September 30, 1996, on a pro forma basis after giving effect to the Private Note Offering and the conversion of $50 million aggregate principal a mount of subsidiary secured indebtedness to parent company secured indebtedness on November 12, 1996, (i) the total amount of outstanding liabilities of the Company (parent only), including trade payables, would have been approximately $546.8 million, of which $50 million would have been secured obligations, and
(ii) the total amount of outstanding liabilities of the Company's subsidiaries, including trade payables, would have been $14.1 million, of which $0.1 million would have represented secured obligations.

     The AT&T Credit Facility currently provides the Company a secured line of credit totalling $50.0 million which has been used to provide financing for the acquisition and construction of telecommunications networks and the purchase of equipment related to the construction and operation of the Company's networks in cities approved by AT&T Credit on a project basis. The terms of the AT&T Credit Facility provide for two years of capitalized interest, one year of interest only payments and a six-year principal and interest payout period thereafter. Indebtedness under the AT&T Credit Facility is secured by the assets of certain subsidiaries of the Company and is guaranteed by intermediate subsidiaries of the Company. The facility is further secured by the stock of such subsidiaries and such guarantors. The AT&T Credit Facility contains covenants substantially the same as the covenants in the Senior Discount Notes and also contains covenants applicable to such subsidiaries and such guarantors which place certain additional limitations on the ability of such entities to incur indebtedness, create liens, engage in new businesses, dispose of assets, issue additional capital stock, and effect mergers and consolidations.

     The Bank Credit Facility provides the subsidiary operating the Company's Tulsa, Oklahoma network the ability to borrow amounts up to $10 million from time to time prior to June 30, 1997, with a final maturity of all loans no later than June 30, 2002, with interest only payment through August 31, 1997 and a 4.5 year principal payout period thereafter. The Bank Credit Facility is secured by the assets and stock of the subsidiary. The loan agreement contains certain restrictive covenants, including limitations on the ability of the subsidiary to declare and pay dividends to the Company, to incur additional indebtedness, to make loans and advances and to engage in transactions with the Company (except for reimbursement for services rendered on arms-length terms and repayment of up to $10 million of subordinated debt prior to June 30, 1997 in the absence of a default under the Bank Credit Facility). The Bank Credit Facility contains financial covenants, including limitations on the ratios of the subsidiary's annualized operating cash flow to its outstanding debt, interest expense and debt service costs and requirements for the maintenance of a minimum amount of annualized operating cash flow. At September 30, 1996, there was $100,000 of outstanding indebtedness under the Bank Credit Facility.

     The competitive local telecommunications services business is a capital-intensive business. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's operating networks; (ii) the expansion and improvement of the Company's operating systems, including the installation of capabilities to provide other enhanced services; and (iii) the acquisition, design, construction and development of additional networks. For the nine months ended September 30, 1996 and 1995, the Company made expenditures for the acquisition, design, construction and development of systems totaling $137.1 million and $29.2 million, respectively.

     In response to the demand initially encountered for its services, the Company will continue aggressive capital deployment plans for the development and expansion of its networks to allow for an increased level of demand-driven capital spending necessary to take full advantage of the opportunities presented by offering a full array of local exchange services. The Company's revised network development plans provide for the Company to (i) increase the geographic reach and robustness of its networks to allow the Company to serve a significantly higher percentage of the market by extending its networks to serve most, if not all, of the ILEC's central offices in its markets and (ii) more rapidly deploy switches with full capabilities for local dial tone and switched access termination and origination services. The Company's previous estimate of capital spending during 1996 and 1997 to fund the development and expansion of the Company's initial 30 networks was $290 million, of which $134.3 million was spent through September 30, 1996. The Company now estimates that it will invest an additional $200 million associated with its initial 30 networks to fund these capital needs during 1997 and 1998. The Company currently intends to use the net proceeds from the Depositary Shares Offering, together with additional financing to be obtained in the future, to fund the expansion from 30 to 40 networks by the end of 1997 as well as to cover the related initial operating losses.

     The Company's strategic plan calls for having systems in operation or under development in a total of 50 cities by the end of 1998, which will require substantial additional capital. The Company expects its expansion into additional cities will be accomplished by the acquisition of existing networks as well as the development of new networks. The Company will continue to evaluate additional revenue opportunities in its existing markets and, as such opportunities may develop, the Company plans to make additional capital investments in its networks that may be required to pursue such opportunities, such as costs required to extend a network or install additional electronics to meet specific customer requirements. Due to the number and variability of the factors which could affect the amount of capital that will be required for such purposes, the Company cannot provide a reasonable estimate of such additional capital needs. For example, the size of a particular network to be developed or acquired and the types of electronics installed can impact significantly the amount of capital required. Similarly, the potential cost of acquiring additional networks is not determinable, and it is possible that the Company could acquire existing networks using a variety of financing alternatives. The Company expects to meet such additional capital needs with the proceeds from existing and future credit facilities and other borrowings, and the proceeds from sales of additional equity securities and joint ventures. The Company's expectations of required future capital expenditures are based on the Company's current estimates and the current state and federal regulatory environment. There can be no assurance that actual expenditures will not be significantly higher or lower. In addition, there can be no assurance that the Company will be able to raise or generate sufficient funds to enable it to meet its strategic objectives or that such funds, if available at all, will be available on a timely basis or on terms that are acceptable to the Company.

EFFECT OF NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of the adoption date of January 1, 1996, the Company had no long-lived assets considered impaired and no identifiable intangibles or goodwill related to assets to be disposed of.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1996. The Company has elected to continue to use the intrinsic value based method of accounting. Accordingly, there will be no effect on the Company's consolidated financial statements.

INFLATION

     The Company does not believe that inflation has had a significant impact on the Company's consolidated operations.

                            BUSINESS OF THE COMPANY

OVERVIEW OF THE COMPANY

     The Company, founded in November 1993, is a leading full service provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end users in selected second and third tier cities within the United States. The Company is organized as a holding company with individual operating subsidiaries which focus on specific market segments. Through its operating subsidiaries, the Company acquires and constructs its own state-of-the-art digital optical fiber telecommunications networks and facilities and leases network capacity from others to provide IXCs, ISPs, wireless carriers and business, government and institutional end users with an alternative source for a broad array of high quality voice, data and other telecommunications services. Certain of the Company's subsidiaries located in California currently provide single source integrated local and long distance telecommunications services and facilities management for medium and small businesses utilizing the facilities of other providers. GLA, acquired in the merger with BTC on January 2, 1996, provides a full range of consulting, network engineering and construction, strategic planning, infrastructure planning and design and information system services and solutions for the Company and a wide variety of other telecommunications providers. The Company believes that its strategic alliance with World-Net Access, Inc., a company founded to form a national Internet Service Provider network, will enable the Company to provide its customers with solutions to their needs for Internet and Intranet communications services.

     The Company's networks are organized to take advantage of ongoing technological, competitive and regulatory changes. The Company sells its services primarily to IXCs, ISPs, wireless carriers and business, government and institutional customers who are high volume users of telecommunications services. Expenditures by IXCs for access connections to their customers represent their largest single expense and are estimated by industry sources to represent as much as 45% of the revenues generated by long distance calls. Through the deployment of state-of-the-art fiber optic networks and switches, the Company is able to provide the IXCs served by its networks with high quality, reliable services at prices less than those the regulated ILECs currently charge. The Company can expand its capabilities to offer these services beyond the locations served by its networks by interconnecting its facilities with the facilities of the ILECs, IXCs and other providers of telecommunications services.

     For financial information regarding the Company, see the financial statements and related notes listed under "Index to Consolidated Financial Statements."

CORPORATE STRATEGY

     The Company's goal is to become the primary full service provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end users in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The principal elements of the Company's strategy include:

          TARGET SECOND AND THIRD TIER MARKETS. The Company believes that continuing pro-competitive regulatory changes and the broadening range of services that can be offered by CLECs present attractive opportunities for new CLEC entrants in second and third tier cities where there are typically fewer CLEC competitors than in first tier markets and where the ILECs generally have placed a lower priority on installing fiber optic systems comparable to those being installed by the Company. As an early entrant in selected second and third tier cities, the Company believes it can attain a leadership position by securing needed franchises and rights-of-way, installing robust state-of-the-art CLEC networks and facilities (i.e., networks which are capable of reaching at least 70% to 80% of identified business end users in the market and most, if not all, of the ILEC's central offices) and establishing customer relationships with IXCs, ISPs, wireless carriers and business, government and institutional end users that will enable it to take advantage of the attractive potential growth rates for local exchange service revenues in those markets.

          AGGRESSIVELY PURSUE SWITCHED SERVICES OPPORTUNITY. The Telecommunications Act of 1996 mandates that ILECs throughout the U.S. enter into arrangements with competitors such as the Company for central office collocation and unbundling of local services. The Company believes that implementation of these and other pro-competitive policies creates favorable opportunities to pursue more aggressively the provision of local switched services. The Company has a total of 20 digital telephone switches installed in its operating networks and plans to leverage its networks and customer relationships by offering local dial tone, switched access termination and origination services, centrex and desktop products. The Company currently offers such services and products in substantially all of its operating networks and expects to offer such services and products in all of its operating networks by the end of the second quarter of 1997. See "-- Current Products and Services."

          EXPAND ENHANCED SERVICE OFFERINGS. Consistent with its strategy of aggressively pursuing switched services opportunities, the Company is expanding its capabilities to provide enhanced services that complement its switch-based services. Such enhanced services include, among others, high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products. The Company is currently offering such services in certain markets and expects to offer such services in all of its operating networks by the end of 1997. The Company also plans to continue to upgrade and add to its systems and services as technology and regulations permit. See "-- Planned Products and Services."

          CONTINUE TO BUILD OUT EXISTING SYSTEMS. The Company strives to build a sufficient revenue base in each of its systems to generate the cash flow necessary to enable it to devote more resources to developing and expanding its systems as opposed to funding initial operating losses. As a result of favorable regulatory developments and the Company's initial favorable experiences with the provision of local switched services, the Company has determined to more rapidly develop and expand its systems. Its plans include increasing the number of cities served, expansion of its existing networks and accelerating the deployment of switches and ILEC central office collocations. The Company believes that its access to significant capital and technical resources and its ongoing efforts to develop close working relationships with its IXC customers (see "-- Build on strategic relationships" below) will enable it to more rapidly develop and expand its systems, add to its service offerings and establish the strong customer relationships necessary to solidify its competitive position in its selected markets.

          CONTINUE TO INCREASE THE NUMBER OF CITIES SERVED. The Company recently achieved its long-stated goal of having systems in operation or under construction in a total of 30 cities by the end of 1996. The Company plans to have systems in operation or under construction in a total of 40 cities by the end of 1997 and a total of 50 cities by the end of 1998. The Company's expansion into additional cities is expected to be accomplished by the acquisition of existing networks as well as the development of new networks. See "Business of the Company -- Network Acquisition, Development and Design" and "-- Network Construction." By adding networks, the Company believes it can increase revenues and obtain economies of scale in its operating costs.

          BUILD ON STRATEGIC RELATIONSHIPS. In order to capitalize on the competitive dynamics of the changing IXC/ILEC relationships, the Company has established close business alliances with major IXCs, including joint ventures and preferred vendor relationships. In accordance with this strategy, (1) in September 1995, the Company and MCImetro formed a joint venture company to operate and expand the Company's existing networks in San Jose, California and its environs, and in May and June 1996, the Company and MCImetro entered into agreements which provide that, until September 30, 2001, the Company will be MCImetro's preferred provider of certain local access services in a number of the Company's markets and pursuant to which MCImetro acquired a 15% interest in the Company's Sacramento, California network for $4.5 million, and MCImetro invested an additional $3.5 million in the San Jose joint venture company (see "-- Strategic Relationships" below), and (2) in December 1995, the Company concluded a national preferred vendor agreement with AT&T Communications, pursuant to which the Company expects to become AT&T Communications' preferred supplier of local access services in most of the Company's markets. The Company believes preferred vendor relationships with IXCs provide opportunities to leverage its partners' sales channels and market support to sell the Company's products and services and expand the Company's potential revenue base. In addition, the Company believes that relationships with IXCs facilitate its entry into new markets by providing access between the IXCs and their customers. The Company has organized a national account marketing organization to manage such relationships. The Company believes this marketing effort, along with its number of cities served, financial resources and telecommunications expertise, position it well to develop and maintain these strategic relationships. See "-- Strategic Relationships."

          LEVERAGE UPON GLA'S SIGNIFICANT TELECOMMUNICATIONS INFRASTRUCTURE CAPABILITIES. GLA, a wholly-owned subsidiary of the Company, offers a full range of consulting, management, engineering and information system solutions for telecommunications companies. GLA provides a full range of network engineering, construction, design and strategic planning services, as well as financial and management software products, including specifically designed software for billing systems, toll rating, plant records and financial applications. GLA's capabilities also serve as an internal source for the telecommunications infrastructure support needed for the Company's CLEC business.

CLEC MARKET POTENTIAL

     DEVELOPMENT OF LOCAL EXCHANGE SERVICES. The first CAPs, which were the predecessors of today's CLECs, were established in the mid-1980's to serve the increasing demand for telecommunication services by the IXCs and business, finance, government, education and healthcare entities by providing competitive alternatives to the ILECs in non-switched special access and private line services. The deregulation of the U.S. telecommunications industry, rapid changes in technology and the increasingly information intensive nature of the U.S. economy have significantly expanded the role of telecommunications for these entities. Industry sources estimate that voice traffic of such end users is growing at a rate of approximately seven percent per year, while data communications are growing at three to five times this rate due to the increase in computerized transactions processing and video applications, the movement to distributed data processing, the rise of decentralized management structures and the growing demand for Internet access services, which require the transmission of large amounts of information with speed, accuracy and reliability.

     The present structure of the telecommunications industry has evolved largely as a result of increased market demand, deregulation, the implementation of new technologies and increased competition. The rapid development of fiber optic and digital electronics technologies has encouraged the growth of cost effective alternatives to the monopolistic position of the ILECs in many of the local exchange markets. In particular, the IXCs, which industry sources estimate may pay as much as 45% of their total revenues in local access charges, have supported competition in the local exchange markets.

     Initially, CAPs were permitted to provide only non-switched special access and private line services. The FCC's Interconnection Decisions in 1992 and 1993 granted CAPs the right to interconnect their private networks to the ILEC networks to provide collocated special access and switched access transport services, which enabled CAPs to access new customers and new markets without physically expanding their networks.

     The pace of regulatory change in the telecommunications industry has continued to accelerate with the adoption of the Telecommunications Act of 1996 which provides, among other things, for a national template under which, when implemented, CLECs will be able to provide competitive services on a more equal basis with the ILECs by further opening local exchange markets to competition and pre-empting anti-competitive state laws. The Company believes the following attributes of the Telecommunications Act of 1996 will have certain positive effects on the Company's operations:

     - Market access. Opening all U.S. markets to local competition.

     - Network interconnections. Enabling the Company to more fully interconnect its networks with ILECs and other carriers to allow the Company to reach customers not physically connected to its own networks in a more cost effective manner.

     - Number portability. Enabling customers to retain their existing phone numbers in the event they choose to switch local service providers. The Company considers number portability to be a significant factor which can positively influence a customer's decision to purchase service from the Company.

     - Reciprocal compensation. Ensuring fair and reciprocal rates under which other carriers and the Company compensate one another for calls made to their customers or, in the alternative, not charge one another for calls made by customers from one network to the other. The Company expects such reciprocal compensation arrangements to improve its operating margins over time.

     ENTRY INTO SWITCHED SERVICES. The Company believes that the CLEC business is positioned for dramatic growth. Of the $32 billion of access fees paid by IXCs to the ILECs in 1994, CLECs accounted for only $294 million or less than 1%. The Company expects that the entry of the ILECs into the long distance business will increase these penetration rates as IXCs may seek alternatives to the ILECs as sources of access to their customers. Most states have taken regulatory and legislative action to open local communications markets to local exchange competition and co-carrier status. The Company also expects continuing pro-competitive regulatory changes, including those mandated by the Telecommunications Act of 1996, together with increasing customer demand, will create more opportunities for CLECs to introduce additional services, expand their networks and address a larger customer base. These changes permit CLECs to offer local dial tone, centrex, desk top and other enhanced services. The Company believes that these changes afford CLECs the potential to grow significantly over the next several years. However, there is no assurance that such regulatory and other industry trends will continue or that future regulatory developments will be favorable to CLECs.

     Until recently, the Company's capital expenditure programs were directed primarily toward the construction and acquisition of new networks and the purchase of related equipment. While the Company intends to continue these activities, it is also accelerating the expansion of its existing networks, including more rapid deployment of switches and ILEC central office interconnections, in order to take advantage of its developing demand-based opportunities in those networks. Accordingly, the Company has increased the number of CLEC lines in service from 3,187 at December 31, 1995 (on a pro forma basis giving effect to the City Signal Acquisition) to 17,914 at November 30, 1996, with annualized CLEC revenues increasing from $2.5 million based on December 1995 revenues to $10.2 million based on September 1996 revenues.

     See "The Competitive Local Telecommunications Industry," "Competition" and "Regulatory Overview" below.

CURRENT PRODUCTS AND SERVICES

     SPECIAL AND SWITCHED ACCESS AND PRIVATE LINE SERVICES. The Company currently provides several types of special and switched access and private line services to its IXC and end-user customers. Historically, CAPs such as the Company were able to offer only non-switched special access and private line services which involved the installation of dedicated lines to provide the following types of communications links:

     - POP-to-POP Special Access -- Telecommunications lines linking the POPs of one IXC or the POPs of different IXCs in a market, allowing these POPs to exchange transmissions for transport to their final destinations.

     - End-User/IXC Special Access -- Telecommunications lines between an end user, such as a large business, and the local POP of its selected IXC.

     - Private Line -- Telecommunications lines connecting various locations of one or more customers' operations, suitable for transmitting voice and data traffic internally.

     The Interconnection Decisions allowed CAPs to provide a broader range of services by enabling them to access additional customers through connections with the ILECs' networks. These services include:

     - Collocated Special Access -- A dedicated line carrying switched transmissions from the IXC POP, through the ILEC's central office to the end user.

     - Collocated POP-to-ILEC Switched Access Transport -- A dedicated line carrying switched transmissions from the ILEC's central office to an IXC's POP.

     To provide these services, the Company offers various types of highly reliable, dedicated fiber optic lines that operate at different speeds and handle varying amounts of traffic to provide tailor-made solutions to its customers' needs.

     - DS-0 -- A dedicated line service that meets the requirements of everyday business communications, with transmission capacity of up to 64 kilobits of bandwidth per second (a voice grade equivalent circuit). This service offers a basic low capacity dedicated digital channel for connecting telephones, fax machines, personal computers and other telecommunications equipment.

     - DS-1 -- A high speed channel typically linking high volume customer locations to IXCs or other customer locations. Used for voice transmissions as well as the interconnection of Local Area Networks ("LANs"), DS-1 service accommodates transmission speeds of up to 1.544 megabits per second, the equivalent of 24 voice-grade equivalent circuits. The Company offers this high-capacity service for customers who need a larger communications pipeline.

     - DS-3 -- This service provides a very high capacity digital channel with transmission capacity of 45 megabits per second, which is equivalent to 28 DS-1 circuits or 672 voice grade equivalent circuits. This is a digital service used by IXCs for central office connections and by some large commercial users to link multiple sites.

     SWITCH-BASED SERVICES. The Company has added and is continuing to add capabilities to provide local dial tone and switched access termination and origination services to its networks. The Company has installed 20 advanced, state-of-the-art switches. In addition, pursuant to the City Signal Acquisition and its acquisition of Bittel, the Company acquired three installed state-of-the-art switches.

     Most states have taken regulatory and legislative action to open local communications markets to various degrees of local exchange competition and co-carrier status. The Company has established interconnection arrangements with ILECs for 26 of its 30 networks. The Company expects that continuing pro-competitive regulatory changes, including those mandated by the Telecommunications Act of 1996, together with increasing customer demand, will create more opportunities to introduce additional services and expand the Company's networks to address a larger customer base. See "-- CLEC Market Potential," "-- Planned Products and Services" and "Regulatory Overview."

     CENTREX AND LONG-DISTANCE RESALE. Retail business customers in LATAs served by the Company's subsidiaries in California can acquire centrex and long-distance services direct from the Company. The Company's subsidiaries purchase those services in bulk from the ILEC and the IXCs and provide their retail customers with a single source of integrated local and long distance telecommunications services and facilities management at a discount from the published retail ILEC tariff rates. By using centrex service instead of a private branch exchange ("PBX") to direct their telecommunications traffic, customers can avoid the large investment in equipment required and the fixed costs associated with maintaining a PBX network infrastructure. The Company's centrex service allows medium to small business customers who lack the size or resources to support their own PBX to benefit from a sophisticated telecommunications system. The Company's acquisitions of ALD, TNS and Bittel in 1996 have complemented its long-distance resale services directed to such customers.

     CONSULTING SERVICES. Through GLA, the Company provides a full range of consulting, management, engineering and information system solutions for telephone, cable television and power companies, wireless providers and other telecommunications infrastructure owners and operators in the United States and elsewhere. GLA significantly expanded its capabilities through the acquisition of Design Extenders, Inc. in January 1994 and its acquisition of Graphic Data Solutions, a telecommunications software and mapping firm, in January 1995.

     Following is a brief description of the services offered by each of GLA's divisions:

          CONSULTING SERVICES. Provides specialized consulting services to telephone, cable television and other telecommunications providers. GLA consulting professionals combine extensive experience in telecommunications and cable network technology for support of a wide variety of assignments that include engineering planning, network design, strategic planning, opportunity and technical assessments, plus project management and due diligence initiatives. In addition to its management consulting services, GLA also provides field services that support outside plant design, engineering and construction management. Efforts include field survey and design, project engineering and engineering project management, plus central office equipment and outside plant installation services.

          DESIGN EXTENDER. One of the industry's leaders in providing engineering, design and mapping services for hybrid fiber-coax systems, serving large cable television systems operators. Services include systems design and analysis, as-built and strand mapping, and digitizing.

          TELEDATA. Provides engineering and CAD services for the conversion of telecommunications systems, maps and drawings for use with applications on clients' automated mapping/ facilities management/geographical information systems (AM/FM/GIS).

          TELEMAP. Designs AM/FM/GIS software products for clients engaged in designing telecommunications networks.

          TELESYSTEMS. Designs and installs financial and management software products for telecommunications companies. Products include software for billing systems, toll rating, plant records and financial applications.

PLANNED PRODUCTS AND SERVICES

     The Company is expanding its capabilities to provide enhanced services, such as high speed video conferencing, Internet access, frame relay and ATM-based packet transport services. The Company is currently offering such services in certain markets and expects to have such capabilities in all of its operating networks by the end of 1997. These capabilities will enable the Company to offer a variety of enhanced services where the transport function is combined with a specific application to provide an integrated turnkey solution to its customer's voice, data and video transmission requirements. These enhanced services include applications such as LAN-to-LAN interconnect services, packet transport services, high speed video conferencing, Internet access, frame relay, remote database access and backup services, and fractional bandwidth services, utilizing both the Company's networks and switching as well as facilities and services provided by others. This will enable the Company to provide a customer with all of its business lines and offer a wide range of switched-based value-added services, such as directory and operator assistance, audio and video conferencing, calling cards, 800-numbers, voice mail, Internet access and other enhanced services.

STRATEGIC RELATIONSHIPS

     From time to time, the Company has held discussions with other communications entities concerning the establishment of possible strategic relationships, including transactions involving preferred vendor relationships and equity investments in the Company and one or more of its subsidiaries.

     Effective September 1995, a subsidiary of the Company formed a majority-owned joint venture with MCImetro to operate and significantly expand the Company's existing network in San Jose, California and its environs. The joint venture company operates the network and provides the Company and MCImetro with the network services needed for their respective customers.

     On May 30, 1996, the Company and MCImetro entered into an amendment to the Company's master service agreement with MCImetro which provides that, until September 30, 2001, the Company will be MCImetro's preferred provider of certain local access services in a number of the Company's markets at a discount to prevailing optimized ILEC rates for comparable circuits. Under the amended master service agreement, MCImetro has agreed to purchase from the Company, with certain provisos, all of MCImetro's required local access in specified markets for new end-user services (and, at MCImetro's election, existing end user services), and has given the Company a right of first refusal on a circuit-by-circuit basis to provide other access services required by MCImetro in such markets. The Company and MCImetro also entered into a subscription agreement on June 24, 1996 pursuant to which MCImetro has acquired a 15% interest in the Company's Sacramento, California network for $4.5 million and MCImetro has invested an additional $3.5 million in the San Jose joint venture company. In accordance with the provisions of the agreements between the Company and MCImetro, on October 10, 1996 MCImetro (i) exchanged the agreed value of its September 1995 investment in the San Jose network and (ii) exchanged the agreed value of its June 1996 investments in both networks for an aggregate of 958,720 shares of the Company's Common Stock.

     In December 1995, the Company and AT&T Communications signed a national preferred vendor agreement pursuant to which the Company expects to become AT&T Communications' preferred supplier of dedicated special access, switched access transport and switched business and residential line services in most of the Company's markets. The agreement provides that the Company will provide such services to AT&T Communications at a discount to the tariffed or published ILEC rates. The Company is currently providing certain services under the agreement in 11 markets and expects to add additional services in these markets and to add additional markets during the balance of 1996. Based on the plans currently being implemented by the Company and AT&T Communications and the level of services that the Company currently expects to provide in 1996 pursuant to this agreement, the Company currently expects that its 1996 revenues from this national vendor agreement will not exceed 10% of the Company's total revenues for 1996. The Company's provision of services in any additional markets and additional services is subject to the mutual agreement of the Company and AT&T Communications with respect to each market, including satisfactory completion of network validation tests. As a result, there is no assurance that the national vendor agreement will be extended to cover additional markets and services. See "Risk Factors -- Dependence on Business from IXCs."

     The Company believes that Internet and Intranet products and services complement the Company's existing telecommunications services and present the Company with potential revenue opportunities, through both the retention of existing customers and the addition of new customers. To pursue such opportunities, on June 25, 1996, the Company formed a strategic alliance with World-Net, a privately-held development stage company founded to form a national Internet Service Provider network. The Company has invested a total of $20 million for a 25.5% fully-diluted interest in World-Net, and it is possible that the Company will decide to commit additional funds in furtherance of this strategic alliance. The Company intends that both companies will seek ways to work together to provide customer-oriented Internet and Intranet communications solutions. The Company plans to develop and offer a wide range of Internet-related services to users of World-Net's national ISP network, including various dial-up and dedicated Internet access options.

CITIES SERVED

     In January 1994, the Company completed its first acquisition, an operating system in Springfield, Massachusetts and rights of way for the development of networks in Hartford, Connecticut and Providence, Rhode Island, where networks have been constructed by the Company and are operational. In October 1994, the Company acquired an operating system serving Sacramento, a system under construction in San Jose, and a local and long distance resale operation based in San Francisco, California that serves small to medium sized businesses in the San Francisco Bay area. The San Jose network was activated during December 1994 and has been expanded into Sunnyvale and Santa Clara, California. A 37-mile expansion of the San Jose network is being completed, which will extend the current 32-mile network into Milpitas and Palo Alto, California. See "-- Strategic Relationships" above.

     During 1994, the Company also developed business plans and obtained right-of-way agreements and the necessary operating rights to construct networks in Oklahoma City, Oklahoma, and Little Rock, Arkansas. These networks, which added a total of 46 route miles to the Company's networks, became operational during the first half of 1995.

     During March 1995, the Company acquired the assets of a 105-mile CAP network in Tulsa, Oklahoma. Also during 1995, the Company commenced the construction of networks in Bakersfield, Fresno and Stockton, California, Albuquerque, New Mexico, Knoxville, Tennessee, Jackson, Mississippi, Reno, Nevada and Tucson, Arizona, all of which are now operational.

     Effective January 31, 1996, the Company acquired the business of City Signal, a CLEC with a 208 mile network in Grand Rapids, Michigan, an operating network in Lansing, Michigan and networks under construction in Ann Arbor, Michigan and Toledo, Ohio. Also during 1996, the Company commenced the construction of networks in White Plains, New York, Stamford, Connecticut, Kansas City, Missouri, Springfield, Missouri and San Mateo, California, all of which are expected to be operational by the end of the second quarter of 1997.

     Subsidiaries of the Company currently have systems in operation or under construction in the following cities:

                                                                     OTHER CLEC
        NETWORKS OF THE COMPANY                                   NETWORKS IN CITY
        ----------------------------------------------------   ----------------------
                            CITY SERVED                        CURRENT      ANNOUNCED
        ----------------------------------------------------   -------      ---------
        EASTERN REGION
          Springfield, Massachusetts........................       0             0
          Providence, Rhode Island..........................       1             0
          Hartford, Connecticut.............................       3             0
          Grand Rapids, Michigan............................       0             0
          Lansing, Michigan.................................       0             1
          Traverse City, Michigan(1)........................       0             0

                                                                     OTHER CLEC
        NETWORKS OF THE COMPANY                                   NETWORKS IN CITY
        ----------------------------------------------------   ----------------------
                            CITY SERVED                        CURRENT      ANNOUNCED
        ----------------------------------------------------   -------      ---------
          Toledo, Ohio(1)...................................       0             1
          White Plains, New York(1).........................       1             0
          Stamford, Connecticut(1)..........................       1             0
        CENTRAL REGION
          Oklahoma City, Oklahoma...........................       2             0
          Tulsa, Oklahoma...................................       0             1
          Little Rock, Arkansas.............................       1             1
          Tucson, Arizona...................................       2             0
          Albuquerque, New Mexico...........................       2             0
          Knoxville, Tennessee..............................       0             2
          Jackson, Mississippi..............................       1             1
          Kansas City, Missouri(1)..........................       1             1
          Springfield, Missouri(1)..........................       0             1
        WESTERN REGION
          Sacramento, California............................       1             1
          San Jose, California..............................       2             0
          Sunnyvale, California.............................       2             0
          Santa Clara, California...........................       2             0
          Stockton, California..............................       0             0
          Fresno, California................................       0             1
          Bakersfield, California...........................       0             1
          Milpitas, California..............................       2             0
          Palo Alto, California.............................       2             0
          San Mateo, California(1)..........................       2             0
          Reno, Nevada(1)...................................       0             1
          San Francisco, California(2)......................     N/A           N/A

---------------
(1) Networks under construction.

(2) Facilities management operations serving the San Francisco Bay area.

     On October 24, 1996, the Company and MaineCom, a subsidiary of Central Maine Power Company, entered into a letter of intent to form a joint venture company, to be owned 60% by the Company and 40% by MaineCom, for the purposes of constructing, operating and developing networks initially in Portland, Maine and Nashua and Manchester, New Hampshire and other markets in Maine and New Hampshire as may be agreed upon in the future. The proposal is subject to the negotiation of definitive agreements approved by the respective Boards of Directors of the Company and MaineCom.

     The Company believes its regional aggregation strategy will yield economies of scale in service costs and allow service-affecting decisions to occur closer to its customers.

NETWORK ACQUISITION, DEVELOPMENT AND DESIGN

     Before determining to acquire or construct a network in a particular city, the Company's corporate development staff reviews the demographic, economic, competitive and telecommunications demand characteristics of the city, including its location, the concentration of potential business, government and institutional end user customers, the economic prospects for the area, available data regarding IXC and end user demand and actual and potential CLEC competitors. Market demand is estimated on the basis of market research performed by Company personnel and others, utilizing a variety of data including estimates of the number of interstate access and intrastate private lines in the city based primarily on FCC reports and commercial data bases.

     If a particular city targeted for development is deemed to have sufficiently attractive demographic, economic, competitive and telecommunications demand characteristics, the Company's network planning and design personnel design a network targeted to provide access to 70% to 80% of the identified business, government and institutional end user revenue base, to the IXC POPs and the ILEC's principal central office(s) in the city, utilizing a "self-healing" optical fiber ring architecture (build-out to 100% of the identified end users is not considered to be cost-effective in most cases because a portion of the demand is located in low density areas). Concurrently, the Company's corporate development personnel visit the location of the proposed network to begin discussions with city officials, right-of-way providers, IXCs and potential end user customers.

     Based on the data developed during these preliminary studies and visits, in connection with either an acquisition or the construction of a network, including estimates of the costs for fiber optic cable, transmission and other electronic equipment, engineering, distribution and construction, building entrance requirements and right-of-way acquisition, the Company develops detailed financial estimates based on the anticipated demand for the Company's current services (at present, the financial estimates prepared by the Company for this purpose generally do not include potential future revenues for certain enhanced products and services, which the Company plans to offer in all of its operating networks by the end of 1997; see "-- Planned Products and Services"). If the financial estimates meet or exceed the Company's minimum rate of return thresholds using a discounted cash flow analysis, the Company's corporate development personnel prepare a detailed business and financial plan for the proposed network, including competitive, regulatory and right-of-way analyses.

     In the case of acquisitions, Company personnel perform due diligence in order to determine if the city and network involved meet the foregoing development and construction criteria. The ability of the Company to acquire suitable additional systems will be subject to competition for acquisition candidates.

NETWORK CONSTRUCTION

     When the Company decides to build a network, the Company's corporate development staff obtains any needed city authorizations. In some cities, a construction permit is all that is required. In other cities, a license agreement or franchise may also be required. Such licenses and franchises are generally for a term of limited duration. The Telecommunications Act of 1996 requires that local governmental authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner. The Company's current licenses and franchises expire in different years, ranging from 2000 to 2010. City franchises often require payment of franchise taxes which in some cases can be included as part of customer charges for use of the network. The Company's corporate development staff also finalizes arrangements for needed rights-of-way. The Company strives to obtain rights-of-way on favorable terms that afford the opportunity to expand the networks as business develops. Rights-of-way are typically leased under multi-year agreements with renewal options and are generally non-exclusive. The Company leases underground conduit and pole space and other rights-of-way from entities such as ILECs and other utilities, railroads, long distance providers, state highway authorities, local governments and transit authorities. The Telecommunications Act of 1996 requires most utilities, including most ILECs and electric companies, to afford CLECs access to their poles and conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions.

     The Company's networks are constructed to cost-effectively access areas of significant end user telecommunications traffic, as well as the POPs of most IXCs and the principal ILEC central offices in the city. The Company establishes general requirements for network design which are then provided to an engineering firm that renders drawings of the contemplated network and the required deployment. Construction and installation services are provided by independent contractors selected through a competitive bidding process. Company personnel provide project management services, including contract negotiation and supervision of the construction, testing and certification of all facilities. The construction period for a new network varies depending upon the number of route miles to be installed, the initial number of buildings targeted for connection to the network, the general deployment of the network and other factors. Networks that the Company has installed to date generally have become operational within four to six months after the beginning of construction.

EQUIPMENT SUPPLY

     The Company purchases fiber optic cable and transmission and other electronic equipment from Lucent Technologies, Inc. (formerly AT&T Network Systems) and other suppliers at prevailing market prices. The Company expects that fiber optic cable, equipment and supplies for the construction and development of its networks will continue to be readily available from Lucent Technologies, Inc. and other suppliers as required. In August 1995, the Company entered into an agreement with Lucent Technologies, Inc. under which, as of September 30, 1996, it has accepted delivery of 14 state-of-the-art 5ESS(@)-2000 switches.

CONNECTIONS TO CUSTOMER LOCATIONS

     Office buildings are connected by network backbone extensions to one of a number of physical rings of fiber optic cable, which originate and terminate at the Company's central node. Signals are sent through a network backbone to the central node simultaneously on both primary and alternate protection paths. Most buildings served have a discreet Company presence (referred to as a "remote node") located in the building. Within each building, Company-owned internal wiring connects the Company's remote node to the customer premises. Customer equipment is connected to Company-provided electronic equipment generally located in the remote node where customer transmissions are digitized, combined and converted to an optical signal. The traffic is then transmitted through the network backbone to the Company's central node where originating traffic can be reconfigured for routing to its ultimate destination on the network.

     The Company locates its remote node electronic equipment either in a room leased from the building owner or on a customer's premises. Leasing space from a building owner enables the Company to share electronic equipment among multiple customers, causes little interruption for customers during installation and maintenance and allows the Company to introduce new services rapidly and at low incremental cost. For these reasons, the Company believes that leasing or otherwise controlling equipment rooms in buildings served is desirable and has therefore chosen to establish such arrangements where possible. When the Company is unable to lease space from the building owner, the Company generally utilizes space provided by the customer at no cost to the Company.

SALES AND MARKETING

     The Company seeks to leverage its networks through sales and marketing activities targeted at two separate customer groups: wholesale and retail. Wholesale customers consist of IXCs and information service providers such as commercial data processing service providers and ISPs. Retail customers are composed primarily of businesses, government and institutional telecommunications users that have high volume dedicated telecommunications requirements and, to a lesser extent, include residential customers for switched services. Services are offered in accordance with tariffs filed with the FCC for interstate services and state regulatory authorities for intrastate services. Since they are classified by the FCC as non-dominant carriers, the Company's subsidiaries do not have to cost-justify their rates and in certain cases may enter into customer and product specific arrangements.

     WHOLESALE CUSTOMERS. The Company currently targets the major IXCs, such as AT&T, MCI, Sprint, WorldCom and Frontier, and major information service providers on a national basis. The Company believes that it can effectively compete to provide access products (i.e., DS-1, DS-3, frame relay, ATM and Internet hub servers) to these target customers in the cities in which it operates based on price, reliability, state-of-the-art technology, route diversity, ease of ordering and customer service. The Company provides POP-to-POP and POP-to-end user non-switched access services and switched access termination and origination services at prices below those the regulated ILECs currently charge. The Company strives to establish close working relationships with its IXC customers through "electronic bonding" of its operations with those of the IXCs. Electronic bonding provides a seamless integration of the Company's networks with the IXC's network which enables the IXC to access service, billing and other data direct from the Company's networks and permits the IXC to enter automated service requests (ASRs) electronically through the integrated network.

     Wholesale customers are currently marketed by national account representatives since the major IXCs and information service providers have established national or regional groups to manage and coordinate their purchasing of access services. These groups assess CLECs not only upon price, quality, service and ease of provisioning in a particular market, but also upon size, scope of operations and financial stability in order to maximize the leverage of their CLEC relationships. The Company focuses on serving its IXC customers in all of the Company's cities with a view to establishing national preferred vendor relationships.

     For the three months ended September 30, 1996, approximately 21% of the Company's consolidated revenues were attributable to access services provided to IXCs pursuant to numerous individual service orders. Approximately 12% of such consolidated revenues were attributable to services provided to MCI and its affiliates pursuant to more than 200 individual service orders. The loss of access revenues from IXCs in general or the loss of MCI as a customer could have a material adverse effect on the Company's business.

     IXC customers typically place individual service orders for specific circuits for the Company to provide private line or local access services under master service agreements which do not obligate the customer to any level of business. Most of such current service orders can be terminated by the customer on 60 days or less notice, subject, in certain cases, to specified termination liabilities. However, as indicated above under "-- Strategic Relationships," the Company has recently entered into a national preferred vendor agreement with AT&T Communications under which, subject to mutual agreement, the Company expects to become AT&T Communications' preferred supplier of certain specified services in certain specified markets, and has recently entered into an amendment to its master service agreement with MCImetro which provides that, until September 30, 2001, the Company will be MCImetro's preferred supplier of local access services in a number of the Company's markets. Information service providers typically commit to a service agreement for a term of up to three to five years which is either renegotiated or, with certain contracts, automatically renewed for successive one-year periods or converted to a month-to-month arrangement at the end of the contract term. The Company's wholesale rates are sometimes based on published tariffs, which are subject to revision from time to time, based upon changes in the published tariffs. The Company believes that it is well positioned to serve the IXCs and information service providers and generally has good relationships with its IXC and information service provider customers.

     RETAIL CUSTOMERS. The Company primarily targets four retail customer segments -- government, finance, health care and education -- all of which have high volume telecommunications requirements. The Company is currently providing these customers private line services such as point-to-point communications, dedicated DS-Os, DS-1s and DS-3s, dedicated high-speed Internet access, local dial tone and switched access termination and origination services. The Company is currently introducing frame relay and ATM-based packet transport capabilities and will have the capability to offer a wide range of switch-based, value added services, such as directory and operator assistance, audio and video conferencing, calling cards, 800-numbers, voice mail and enhanced fax, Internet access and a variety of native speed LAN-to-LAN and FDDI transport services, as well as high quality video transport. These services provide customers with cost effective data transmission and access to services such as the Internet. ATM-based packet transport capabilities will also provide a vehicle for launching future services such as ultra high speed data and compressed video transport.

     The Company believes that it can effectively compete for business, government, institutional and other end user customers based upon price, reliability, product diversity, service and custom solutions to the customer's needs. The Company offers such services to retail customers at prices below those currently offered by the regulated ILECs. In addition, the Company's self-healing optical rings ("SONET") provide reliability which the Company believes is generally superior to the reliability provided by many of the ILECs in second and third tier cities.

     Retail customers are currently marketed through Company direct sales representatives in each city. The national sales organization also provides support for the local sales groups and develops new product offerings and customized telecommunications applications and solutions which address the specific requirements of particular customers. In addition, the Company markets its products through advertisements, trade journals, media relations, direct mail and participation in trade conferences.

     Retail customers typically commit to a service agreement for a term of three to five years which is either renegotiated or automatically converted to a month-to-month arrangement at the end of the contract term. Retail contracts are generally at fixed rates. The Company believes that it has generally good relationships with its retail customers.

     CONSULTING CUSTOMERS. GLA's sales and marketing efforts are directed towards a wide variety of telephone, cable television and power companies, wireless providers and other telecommunications infrastructure owners and operators in the United States and elsewhere. GLA offers multi-faceted solutions to customers' telecommunications infrastructure requirements utilizing its varied technical and engineering expertise to offer a complete package of consulting, field service and information systems support. GLA's engineering and technical personnel include professionals who have significant technical and engineering expertise in most of the critical voice, video, data and wireless telecommunications technologies.

NETWORK OPERATIONS

     The Company's networks consist of fiber optic digitally-based communications paths which allow for high-speed, high quality transmission of voice, data and video communications. The Company typically installs backbone fiber optic cables containing either 96 or 144 fiber strands, which have significantly greater bandwidth carrying capacity than traditional analog copper cables. Using current electronic transmitting devices, a single pair of glass fibers on the Company's networks can transmit up to 32,256 simultaneous voice conversations, whereas a typical pair of wires in a traditional analog copper cable installed in many current ILEC networks can currently carry only a maximum of 24 simultaneous voice conversations. The Company expects that continuing developments in compression technology and multiplexing equipment will increase the capacity of each fiber, thereby providing more bandwidth carrying capacity at relatively low incremental cost.

     The Company offers end-to-end fully protected fiber services utilizing SONET ring architecture which routes customer traffic simultaneously in both directions around the ring to provide protection against fiber cuts. Back-up electronics for high-speed circuits become operational in the event of failure of the primary components adding further redundancy to the Company's systems.

     The Company's networks are monitored seven days per week, 24 hours per day by the Company's NOC Centers (Network Operations Control Centers) in St. Louis, Missouri and Grand Rapids, Michigan. The NOC Centers provide a single point of contact for network monitoring, troubleshooting and dispatching, as well as capabilities for "electronic bonding" with customers.

     With full time monitoring, service problems are detected, diagnosed and, in most cases, repaired remotely from the NOC Centers, typically before they adversely affect the Company's customer and often before the customer even notices a problem. The NOC Centers provide real-time alarm status and performance information for each of the Company's networks around the country. They also afford improved disaster recovery to customers through remote circuit provisioning and cross-connect features.

CORPORATE OFFICE

     The Company's principal executive offices are located at 425 Woods Mill Road South, Suite 300, Town & Country, Missouri 63017, and its telephone number at those offices is (314) 878-1616.

NETWORK FACILITIES AND OFFICES

     The Company leases network hub sites and other facility locations and sales and administrative offices in each of the cities in which it has operations. During the nine months ended September 30, 1996, rental expense for such locations and offices totaled $1.5 million. At September 30, 1996, minimum future rental payments under noncancelable leases covering the Company's locations and offices totaled $17.1 million. The Company owns a 23 acre parcel of land in Town & Country, Missouri on which it is constructing its new corporate headquarters building. A wholly-owned subsidiary of the Company owns a 42,000 square foot office building in Grand Rapids, Michigan that houses a switch, NOC Center and office facilities.

EMPLOYEES

     At November 30, 1996, the Company had approximately 776 full-time employees. None of the Company's employees is represented by a union or covered by a collective bargaining agreement. The Company believes it has a highly capable and motivated work force with whom relations are good. In connection with the construction and maintenance of its fiber optic networks, the Company uses third-party contractors, some of whose employees may be represented by unions or covered by collective bargaining agreements.

LEGAL PROCEEDINGS

     On September 22, 1995, GST Tucson Lightwave, Inc. ("Lightwave") was permitted to intervene in litigation originally filed by Brooks Fiber Communications of Tucson, Inc., a wholly-owned subsidiary of the Company ("BFC Tucson"), styled Brooks Fiber Communications of Tucson, Inc. v. City of Tucson, cause No. CIV 95-655-TUC-RMB, U.S. District Court, District of Arizona. On October 2, 1995, Lightwave filed a counterclaim against BFC Tucson, the Company and Tucson Electric Power Company ("TEP"), charging BFC Tucson, the Company and TEP with violations of antitrust laws, all of which alleged violations stem from an agreement between BFC Tucson and TEP that allowed BFC Tucson exclusive rights, for one year, to utilize certain of TEP's rights of way. The original causes of action have been settled; however, the counterclaim by Lightwave is currently still pending. The counterclaim seeks treble damages, attorneys' fees, costs (all in an unspecified amount) and such other relief as the court deems proper. The Company believes the claims are without merit and intends to defend vigorously against this action. The Company believes that resolution of the matter will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

     From time to time the Company or a subsidiary of the Company is named as a defendant in routine lawsuits incidental to its business. Based on the information currently available, the Company believes that none of such current proceedings, individually or in the aggregate, will have a material adverse effect on the Company.

               THE COMPETITIVE LOCAL TELECOMMUNICATIONS INDUSTRY

LONG DISTANCE SERVICES

     The 1982 court-directed breakup of AT&T (the "Divestiture") specifically provided for competition in the long distance segment of the market, but prohibited the RBOCs from entering the inter-LATA long distance market. Competitors in the long distance market now include AT&T, MCI, Sprint, WorldCom, Frontier and numerous other smaller inter-exchange carriers. These long distance carriers provide only the interconnection between local telephone networks and pay access charges to the ILECs for originating and terminating the calls carried by the IXC. By 1992, it is estimated that more than one-third of the nation's long distance market was controlled by competitors of AT&T. Following the Divestiture, service levels in the long distance market have improved, product offerings have increased and prices for long distance service generally have declined, all of which has resulted in increased consumer demand and significant market growth for long distance services.

LOCAL EXCHANGE SERVICES

     In contrast to the long distance telecommunications inter-exchange market, the local exchange market, until recently, has remained the domain of the ILECs as the result of regulatory policy. ILECs include the seven RBOCs and their 22 Bell operating company subsidiaries ("BOCs"), the GTE operating companies, United Telecom Corp. and approximately 1,000 other independent local exchange carriers. It is estimated that 1995 ILEC revenues approximated $102 billion nationally, including Local Exchange Services. In general, the ILECs connect end users within a LATA and also provide the local portion of most long distance calls. The ILECs are required to serve all residential and business users within restricted geographic areas defined by the LATAs. The market for Local Exchange Services consists of a number of distinct services and related charges that include:

          1. Switched Local and Private Line Services -- The basic dial tone, centrex and private line services;

          2. Long Distance Access Services -- The access services provided by the ILECs to IXCs for the local origination or termination of long distance telephone calls; and

          3. Intra-LATA Long Distance Services -- Long distance calls originating and terminating within a LATA.

     Traditionally, the ILECs' costs of providing certain Switched Local Services have been subsidized by Long Distance Access Services and Intra-LATA Long Distance.

     The following schematics illustrate the general structure of a CLEC network and an IXC long distance network.

                                      LOGO

                                      LOGO

COMPETITIVE PROVIDERS OF LOCAL EXCHANGE SERVICES

     Although the Divestiture did not mandate competition in the local exchange market, the rapid development of fiber optic and digital electronic technologies has encouraged the growth of cost effective alternatives to the monopolistic position of the ILECs in many of the local exchange markets. In addition, the IXCs have lobbied for competition in the local exchange markets due to the significant fees paid by IXCs to the ILECs. Industry sources estimate that local access charges paid by IXCs equal as much as 45% of the long distance industry's total revenues.

     The first CAPs were established in the mid-1980s to provide nonswitched special access and private line services in direct competition with the ILECs. Initially, CAPs could compete effectively only for the $8.6 billion special access and private line services portion of the local exchange market. These services were provided to customers in buildings physically connected to separate, privately-owned CAP networks. Within this framework, the CAPs offered three types of special access and private line services:

          1. Special access long distance carrier connections. High capacity lines used to transmit telecommunications voice and data between the Points of Presence of an IXC or from one IXC to another ("POP to POP-Special Access");

          2. Special access, end user to IXC connections. Medium to high capacity lines to connect business, government and institutional end users to IXCs ("POP to End User-Special Access"); and

          3. Private line, end user to end user connections. Low to medium capacity lines used to interconnect multiple customer locations ("End User to End User Private Line").

     In September 1992, the FCC ordered the RBOCs and all but one of the larger ILECs (those having in excess of $100 million in gross annual revenues) to provide interconnection in the ILECs' central offices to any competitive access provider seeking such interconnection for the provision of interstate special access services. The FCC also ordered the ILECs to file interconnection tariffs by February 1993; these tariffs became effective in June 1993. This decision granted CLECs the right to interconnect their private networks to the networks of the ILECs, thereby enabling the CLECs to access new customers and new markets without physically expanding their networks ("Collocated Special Access"). Initially, the FCC's new rules were restricted to the provision of the $2.5 billion interstate collocated special access services portion of the local exchange market.

     In August 1993, the FCC adopted rules for switched access transport services, which largely mirror the FCC's special access rules. Switched access transport is an identical service to special access except that it connects with a ILEC central office at one end and carries traffic to an IXC POP that has been switched by the ILEC at the central office. This represents a $4.3 billion portion of the local exchange market. The FCC ordered the larger ILECs to file new tariffs reflecting interconnection by CLECs by November 1993; these tariffs became effective in February 1994 for switched access transport ("Collocated Switched Access Transport").

     In the August 1993 decision, the FCC issued additional rulings concerning expanded interconnection for competitive access services. First, the FCC reaffirmed its Special Access Order adopted in September 1992, in which the FCC ordered the larger ILECs to allow CLECs interconnection with ILECs for special access. The FCC also reaffirmed its "Fresh Look" policy which allows certain customers who have entered into long-term contracts with ILECs for access services to terminate those agreements with only limited termination charges. This policy is intended to allow local competitive access providers to penetrate a market more quickly since it permits end users to move their telecommunications traffic to the competitive provider with minimal transfer costs.

     The FCC also granted ILECs additional pricing flexibility for switched access services in the form of zone density pricing similar to zone density pricing allowed for special access interconnection. In addition, the FCC allowed the local exchange carriers to offer volume discounts and term discounts, subject to certain limitations.

     In total, the FCC's Interconnection Decisions permitted CLECs to compete for an additional $13.8 billion portion of the local exchange market (including $7.0 million of switched access termination).

     The Telecommunications Act of 1996, which contains provisions that mandate local and long distance telecommunications services competition, was enacted into law on February 8, 1996 (see "Regulatory Overview"). The FCC has issued and will issue further orders under the Telecommunications Act of 1996, many of which, if not all, will likely be appealed by one or more affected parties to the U.S. Court of Appeals and U.S. Supreme Court. In addition, the Telecommunications Act of 1996 may be amended in 1997 or subsequent years. Therefore, the Company is unable to determine the final form and impact of existing and future legislation, and the regulatory and judicial actions under such legislation.

     In addition to the federal initiatives and rulings, most states have now taken regulatory and legislative action to open local telecommunications markets to local exchange competition and co-carrier status. The Company is deploying switches on its networks as rapidly as possible and plans to have switches serving all of its operating networks by the end of the second quarter of 1997.

     When the first CAP networks were built in the 1980s, they could compete effectively only for the approximately $8.6 billion special access and private line services portion of the local exchange market (POP to POP Special Access, POP to End User Special Access and End User to End User Private Line). Beginning in 1994, after the FCC's Interconnection Decisions, which allowed CAPs to provide Collocated Special Access, Collocated Switched Access Transport and, with the installation of a switch, Switched Access Termination services, CAPs were allowed to compete for an additional estimated $13.8 billion portion of the market. If regulatory and other industry trends continue, the Company believes that ultimately the entire approximately $102 billion total U.S. market may be open to competition as CLECs deploy switches capable of providing the full array of local exchange services and as state public utility commissions ("PUCs") authorize CLECs to provide full local telecommunications services.

     The following chart illustrates the potential CLEC revenue opportunities, based on the total 1995 local exchange revenues, both before and after a CLEC deploys a switch in its local network.

                     CLEC POTENTIAL REVENUE OPPORTUNITIES*

                                                                         TOTAL 1995 U.S. LOCAL
                                                                            EXCHANGE MARKET
                                                                             ($ BILLIONS)
                                                                         ---------------------
Access/Private Line Services (Non-Switched)
1.   POP to POP -- Special Access.....................................          $   2.0
2.   POP to End User -- Special Access................................              2.6
3.   End User to End User -- Private Line.............................              4.0
4.   Collocated Special Access........................................              2.5
5.   Collocated Switched Access Transport.............................              4.3
Switched Services
6.   Switched Access Termination......................................              7.0
7.   Switched Access Origination......................................              4.7
8.   End User Common Line Access Charge
     (Business).......................................................              5.9
     (Residential)....................................................              5.4
9.   Co-Carrier Switched Local Services (centrex)
     (Business).......................................................             23.0
10.  Co-Carrier Switched Local Services
     (Residential)....................................................             20.8
11.  Intralata Toll and Other.........................................             17.6
12.  Unclassified "other".............................................              2.0
                                                                                 ------
Total U.S. Market.....................................................          $ 101.8
                                                                                 ======

---------------
* Source: Paradigm Resources, Inc. Includes data for Tier 1, Tier 2, Tier 3 and all other markets.

                                  COMPETITION

     As noted above, the regulatory environment continues to promote competition as the FCC has set the industry on an open competition course with its Interconnection Decisions. Most state regulatory authorities have followed the FCC's lead by requiring co-carrier status for CLECs and ILEC open network scenarios. In addition, the Company believes that the recently enacted Telecommunications Act of 1996 and regulatory and court orders at the federal level may further accelerate the open competition process.

ILECS

     In each city served by its networks, the Company faces, and expects to continue to face, significant competition from the ILECs, which currently dominate their local telecommunications markets. As competition in the local exchange market proceeds, the Company believes that a fundamental division between the needs of business/governmental/institutional end users and residential end users will drive the creation of differentiated telecommunications services and service providers. The Company believes that the IXCs, ISPs, wireless carriers and business, governmental and institutional end users on which it focuses will have distinct requirements including maximum reliability, consistent high quality transmissions, capacity for high speed data transmissions, diverse routing, responsive customer service and continuous attention to service enhancement and new service development.

     The Company competes with the ILECs for these customers in its markets on the basis of price, reliability, state-of-the-art technology, product offerings, route diversity, ease of ordering and customer service. However, the ILECs have long-standing relationships with their customers and provide those customers with various transmission and switching services that the Company, in some cases, is not currently allowed by regulators to offer. The Company has sought, and will continue to seek, to achieve parity with the ILECs in order to become able to provide a full range of local telecommunications services. The CLEC industry continues to challenge, before federal and state regulators, many advantages which exist because of the ILECs' historical status, but there can be no assurance that the CLEC industry will succeed in these endeavors. See "Regulatory Overview" for additional information concerning the regulatory environment in which the Company operates.

     Existing competition for private line, special access and local exchange services is based primarily on quality, capacity and reliability of network facilities, customer service, response to customer needs, service features and price, and is not based on any proprietary technology. As a result of the comparatively recent installation of the Company's fiber optic networks, its dual path architectures and the state-of-the-art technology used in its networks, the Company may have cost and service quality advantages over some currently available ILEC networks. Moreover, because of its customer service orientation and its focus on business, governmental and institutional customers, the Company believes that, in general, it provides more attention and responsiveness to its customers than do its ILEC competitors. The Company also believes it will be able to successfully compete with the ILECs in the cities served by its networks because the Company believes the ILECs have generally been less focused on competition in second and third tier cities and, accordingly, place a lower priority on replacing their existing copper cable systems in those cities.

     Although the ILECs generally are subject to greater pricing and regulatory constraints than CLECs, ILECs are achieving increased pricing flexibility for their services as a result of, among other things, the Interconnection Decisions. The Telecommunications Act of 1996 also provides further regulatory flexibility for ILECs to allow them to respond to competition. If the ILECs continue to lower rates and/or engage in substantial volume and term discount pricing practices for their customers, there would be downward pressure on certain rates which the Company charges, which pressure could adversely affect the Company's profitability. If regulatory decisions permit the ILECs to charge CLECs substantial fees for interconnection to the ILECs' networks or afford ILECs other regulatory relief, such decisions could also have a material adverse effect on CLECs, including the Company. However, the Company believes this effect will be more than offset by the increased revenues available as a result of access to off-net customers provided through interconnection with ILEC networks and the continuing shift by IXCs to purchasing their access services from CLECs instead of ILECs.

     The Company believes that various legislative initiatives, including the recently enacted Telecommunications Act of 1996, as well as a recent series of completed and proposed transactions between ILECs, IXCs and cable companies increase the likelihood that barriers to local exchange competition will be removed. The introduction of such competition, however, also means that ILECs will be authorized to provide long distance services under the provisions of The Telecommunications Act of 1996. When ILECs are permitted to provide such services, they will ultimately be in a position to offer single source service.

     The entry of ILECs into the long distance business is expected to have a profound impact on existing market relationships. The Company expects that this will cause the existing long distance providers to increasingly turn to CLECs to gain access to their customers.

CLECS AND OTHER COMPETITORS

     The Company also faces, and expects to continue to face, competition from other CLECs and other potential competitors in certain of the cities in which the Company offers its services, some of which competitors have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company. However the Company believes that, as a result of its strategy to operate in second and third tier cities, where there are generally fewer CLEC competitors, and to pursue the establishment of strategic relationships with the major IXCs, combined with its own capital, technical and management resources, these competitors will not pose an untenable threat.

     In addition to the ILECs and other CLECs, potential competitors capable of offering private line, special access and local exchange services include long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators, and private networks built by large end users. Previous impediments to certain utility companies entering telecommunications markets under the Public Utility Holding Company Act of 1935 were removed by the Telecommunications Act of 1996.

     A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. MCI announced in January 1994 that its MCImetro unit would invest more than $2 billion to build in fiber optic rings and local switching equipment in major metropolitan markets to provide direct connection to its customers and to provide alternative local telephone services to other IXCs. The recently announced acquisition of MCI by British Telecommunications could increase the resources available to MCI for the above purposes. The Company believes that this affirms the opportunity in the CLEC industry and the Company's decision to focus on lower tier cities. Since the Company is focusing on different markets, it does not expect to compete directly against MCImetro in most of its markets, and it may provide complementary markets to certain MCImetro markets. See "Business of the Company-Strategic Relationships" for information concerning the existing and proposed contractual relationships between the Company and MCImetro. AT&T and Sprint have also indicated their intention to offer local telecommunications services to certain U.S. markets, either directly or in conjunction with CLECs or cable operators, and WorldCom and MFS Communications have recently announced a merger which will enable WorldCom to offer a "one-stop shopping" combination of long distance and local exchange services.

     Cable television companies are upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. Cable company-controlled CLECs, such as Teleport and U.S. West/Time Warner, historically have possessed certain advantages over other CLECs in the provision of competitive access services resulting from certain rights in favor of the cable television companies to use third-party rights-of-way and to obtain building access at advantageous costs, and possible cost advantages as a result of statutorily-prescribed limits on the amounts that electric utilities and ILECs may charge cable companies for use of utility-owned poles and conduits. However, the Telecommunications Act of 1996 contains provisions that require most utilities, including most ILECs and electric companies, to afford CLECs access to their poles and conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. Recent court decisions invalidating the FCC's prohibition of cross-ownership of cable companies and telephone companies in the same local service territory could permit ILECs to compete with cable television companies in the provision of cable television service in residential markets. However, the Company believes that the convergence of these industries will not be a direct threat because their focus is oriented on residential customers rather than the business customers which the Company targets.

     Electric utilities may install fiber optic telecommunications cable to allow remote meter reading, peak load monitoring, customer service and interactive billing. The Telecommunications Act of 1996 facilitates the provision of telecommunications services by electric utilities over those networks.

     Cellular and PCS providers may also be a source of competitive local telephone service. However, the Company believes wireless operators will be large users of CLEC access services to transport their calls among their radio transmitter/receiver sites through networks that avoid the ILECs with whom they compete.

     The Company also competes with equipment vendors and installers, and telecommunications management companies, with respect to certain portions of its business.

     Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company. However, the Company believes that its strategy of targeting second and third tier cities, its capital, technical and management resources and its orientation toward IXCs and other commercial telecommunications users will enable it to achieve its strategic objectives.

                              REGULATORY OVERVIEW

OVERVIEW

     The Company's services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they are used to originate or terminate intrastate communications. Local governments sometimes impose franchise or licensing requirements on CLECs and regulate street opening and construction activities. The Company actively supports additional regulatory reform at all levels to further open telecommunications markets to competition.

THE TELECOMMUNICATIONS ACT OF 1996

     On February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996, which is comprehensive federal telecommunications legislation affecting all aspects of the telecommunications industry. The Telecommunications Act of 1996 establishes a national policy that promotes local exchange competition. At the heart of the Telecommunications Act of 1996 is the requirement that local and state barriers to entry into the local exchange market be removed. The Telecommunications Act of 1996 establishes uniform standards under which the FCC and state commissions are to implement local competition and co-carrier arrangements in the local exchange market. The Telecommunications Act of 1996 also imposes significant obligations on the RBOCs and other ILECs, including the obligation to interconnect their networks with the networks of competitors. Each ILEC would be required not only to open its network but also to unbundle their network elements and services in order that competitors may purchase only those elements and services that they require. The pricing of these unbundled network elements and services, which is uncertain and will depend, among other things, upon regulatory and judicial developments, will determine whether it is economically attractive for CLECs, IXCs and others to use these elements and services. ILECs will be required to make available for resale to new entrants all services they offer end user customers on a retail basis. The Telecommunications Act of 1996 also imposes requirements on ILECs to provide reciprocal call termination and telephone number portability.

     The Telecommunications Act of 1996 also provides, among other things, that the RBOCs and other ILECs satisfy a competitive checklist, providing the Company and other competitors the services and facilities necessary to offer local switched services. Under the Telecommunications Act of 1996, the FCC is directed to interpret and clarify these terms. The FCC has engaged in rulemaking proceedings to establish these arrangements, which will ultimately be implemented by the state telecommunications or regulatory commissions (see "State Regulation" below). The following table summarizes the key factors of the legislatively mandated competitive checklist, often referred to as "co-carrier status," being pursued by the Company with the FCC and with state regulators and the anticipated effect of these factors on the Company's ability to provide fully competitive services on an economically efficient and technically feasible basis.

       CHECKLIST ITEM                     DEFINITION                   ANTICIPATED EFFECT
-----------------------------   ------------------------------   ------------------------------
Interconnection..............   Efficient network                Allows CLECs to service
                                interconnection to transfer      customers not directly
                                calls back and forth between     connected to their networks
                                ILECs and competitive networks
                                (including 911, 0+, directory
                                assistance, etc.)

       CHECKLIST ITEM                     DEFINITION                   ANTICIPATED EFFECT
-----------------------------   ------------------------------   ------------------------------
Local Loop Unbundling........   Allows competitors to            Reduces the capital and
                                selectively gain access at       service costs of CLECs to
                                cost-based rates to ILEC wires   serve customers not directly
                                from central offices to          connected to their networks
                                customers' premises
Reciprocal Compensation......   Mandates reciprocal              Improves CLEC margins for
                                compensation for local traffic   local service
                                exchange between ILECs and
                                competitors
Number Portability...........   Allows customers to change       Allows customers to switch to
                                local carriers without           CLEC provided local service
                                changing numbers. True           without changing phone numbers
                                portability allows incoming
                                calls to be routed directly to
                                a competitor. Interim
                                portability allows incoming
                                calls to be routed through the
                                ILEC to a competitor at the
                                economic equivalent of true
                                portability
Access to Phone Numbers......   Mandates assignment of new       Allows CLECs to provide
                                telephone numbers to CLEC        telephone numbers to new
                                customers                        customers on the same basis as
                                                                 the ILEC

     The RBOCs' incentive to comply with the opening under the Telecommunications Act of 1996 of the local exchange market to competition derives from the Act's provisions allowing the removal of the current ban on RBOC provision of interLATA toll service and equipment manufacturing. This ban will only be removed after the RBOC demonstrates to the FCC, in consultation with the Department of Justice and the relevant state commissions, that the RBOC has met the requirements of the competitive checklist, which details the basic co-carrier requirements, and the FCC concludes that RBOC entry into long distance is in the public interest. The RBOC must also generally show that it has entered into an approved interconnection agreement with at least one unaffiliated, facilities-based competitor in some portion of a state before offering long distance service in that jurisdiction. In October 1996, Ameritech filed information with state regulators on the checklist compliance necessary for it to seek authority to provide inter-LATA long distance service in its service areas, including Michigan and Ohio, under the Telecommunications Act of 1996.

     While state-by-state regulatory activity has to date brought co-carrier arrangements or initiatives to various degrees of completion in most states, the Telecommunications Act of 1996 is intended to accelerate the process and create a competitive environment in all markets, eliminating state and local statutory and regulatory barriers to entry. This preemption of state laws barring local competition and the relaxation of regulatory restraints should enhance the Company's ability to expand its service offerings nationwide.

     The Company, as a facilities-based, multi-market competitive provider already active in emerging co-carrier environments, stands to benefit from the Telecommunications Act of 1996. In addition to providing the Company with a national framework to achieve co-carrier status in local exchange markets, the Telecommunications Act of 1996 permits CLECs with less than 5% of nationwide prescribed access lines to offer single source combined packages of local and long distance services. AT&T, MCI and Sprint may not bundle in a RBOC's territory their local services resold from a RBOC and long distance service until the RBOC is authorized to enter the inter-LATA long distance market or for three years, whichever event occurs earlier.

     The Telecommunications Act of 1996, by removing barriers to entry into the local exchange market and at the same time enabling multiple carriers to compete with the Company in the provision of telecommunications services, ultimately allowing the RBOCs and large IXCs to offer their own packages of single source local/long distance services, substantially increases the competition the Company will face.

     The Telecommunications Act of 1996 also creates a new Federal-State Joint Board for the purpose of making recommendations to the FCC regarding the implementation of a largely revised universal service program. All telecommunications carriers, including the Company, that provide interexchange services are required to contribute, on an equitable and nondiscriminatory basis, to the preservation and advancement of universal service pursuant to a specific and predictable universal service mechanism to be established by the FCC. The Company is unable to predict the final formulas for universal service contributions or its own level of contribution.

     The Telecommunications Act of 1996 in some sections is self-executing, but in most cases the FCC must issue regulations that identify specific requirements before the Company and its competitors can proceed to implement the changes that the Telecommunications Act of 1996 prescribes. The FCC already has commenced several of these rulemaking proceedings. In addition, the Telecommunications Act of 1996 retains for individual state utility commissions authority to impose their own regulation of local exchange services so long as such regulation is not inconsistent with the requirements of the Telecommunications Act of 1996. The Company is unable to predict the final form of such regulation and its potential impact on the market.

FEDERAL REGULATION

     The FCC has adopted a "forbearance" policy for non-dominant carriers, such as the Company and its subsidiaries, under which no prior approval is needed for network construction or acquisition, and only minimal tariff and reporting requirements are in effect. In their provision of certain services, ILECs in most markets are regulated by the FCC as dominant carriers.

     As a result of rulings announced in September 1992 and August 1993 (the "Interconnection Decisions") by the FCC, the Company is able to offer interstate special access and switched access transport services to virtually every business and government end user in the metropolitan areas which the Company elects without being directly connected to such customers. The Interconnection Decisions enabled CLECs to compete for transport of switched long distance calls between ILEC central offices and long distance carrier POPs. At the same time the ILECs were granted greater pricing flexibility for those services. Portions of the Interconnection Decisions are likely to be further reviewed and addressed by the FCC as it construes the federal legislation.

     In March 1995, a major CLEC introduced an initiative before the FCC calling for the nationwide unbundling of the "local loops" controlled by the ILECs in order to make those facilities available on a cost-based basis to all eligible local service providers, including the Company, following initiation of local competition. The local loop is the part of the ILEC networks that physically connects the customer's premises to the central office and is used to receive and originate local and long distance calls. The Company has simultaneously pursued similar initiatives before individual state regulatory commissions and has obtained orders or entered into agreements with ILECs to obtain unbundled loops in a number of states. The FCC has addressed local loop unbundling and related unbundling issues in connection with its interpretation of the Telecommunications Act of 1996.

     In July 1995, the FCC took two actions related to the assignment of telephone numbers, first mandating that over the course of the one year responsibility for administering and assigning local telephone numbers be transferred from the RBOCs and a few other ILECs to a neutral entity, and second, proposing a regulatory structure under which a wide range of number portability issues would be resolved. The FCC is expected to address those and other number portability issues in connection with its ongoing interpretation of the Telecommunications Act of 1996. On July 2, 1996 the FCC issued an order regarding interim and permanent number portability indicating that rates charged by ILECs to CLECs for interim portability should be minimal and that permanent number portability should be available in the top 100 U.S. markets by the end of 1997. In September 1996, the FCC designated the members of the North American Numbering Council, which will advise the FCC on numbering issues. On November 18, 1996, one RBOC filed a complaint in the U.S. Court of Claims requesting compensation for costs of interim portability that it claims were not allowed by the FCC in violation of its rights under the Fifth Amendment of the U.S. Constitution.

     In September 1995, the FCC issued a Notice of Proposed Rulemaking which proposes rules that, among other things, would increase ILEC pricing flexibility and deregulation as competition increases.

     During 1996 the FCC has taken several actions with respect to competitive local telecommunications pursuant to the Telecommunications Act of 1996.

     On August 1, 1996, the FCC issued an order amending its pole attachment rules to be pursuant to the Telecommunications Act of 1996 by requiring utilities, including ILECs and most electric companies, to make poles, conduit and rights-of-way available to telecommunications carriers, including CLECs, at reasonable cost and on a nondiscriminatory basis. Several utilities have appealed the FCC order to the U.S. Court of Appeals, which has not yet issued a decision.

     On August 8, 1996, the FCC issued an order containing rules providing guidance to the ILECs, CLECs, IXCs and state PUCs regarding several provisions of the Telecommunications Act of 1996, to be applicable in the event that parties to interconnection agreements cannot agree on certain terms and the state PUCs issue orders containing arbitrated results.

     The rules include, among other things, FCC guidance on: (1) discounts for end-to-end resale of ILEC local exchange services (which the FCC has suggested should be in a range of 17% to 25%); (2) availability of unbundled local loops and other unbundled ILEC network elements; (3) the use of "total element long run incremental cost" (TELRIC) in the pricing of these unbundled network elements; (4) average default proxy prices for unbundled local loops in each state; (5) mutual compensation rates for termination of ILEC/CLEC local calls;
(6) an access charge transition plan that: (a) leaves access charges unchanged with respect to situations involving resale of ILEC local exchange services; (b) leaves all access charges in place with respect to situations involving use of ILEC unbundled switching and other network elements to provide local exchange services, except for 25% of the "transport interconnection charge" (TIC); and
(c) permits avoidance of access charges only when the ILEC switch is not utilized; and (7) the ability of CLECs and other interconnectors to opt into portions of interconnection agreements negotiated by ILECs with other parties on a most favored nation (or "pick and choose") basis.

     The FCC is expected to issue in December 1996 a Notice of Proposed Rule Making regarding future changes to access charges. In addition, the Federal-State Joint Board on Universal Service consisting of FCC and state commissioners made its recommendations on the implementation of the universal service provisions of the Telecommunications Act of 1996 on November 7, 1996 and on November 18, 1996 the FCC issued a public notice requesting comments on these recommendations . Under the Telecommunications Act of 1996, the FCC must act on these recommendations by May, 1997 and has stated that it intends to announce new access charge rules within the same time frame.

     The Company envisions that the FCC will initiate many additional proceedings, as a result of the enactment of federal legislation, defining and construing the terms and conditions of the various components necessary for local competition. Many, if not all, of the FCC orders under the federal legislation will likely be appealed by one or more affected parties to the U.S. Court of Appeals and U.S. Supreme Court. In addition, the Telecommunications Act of 1996 may be amended in 1997 or subsequent years. Accordingly, the Company is unable to determine the final form and impact of existing and future legislation, and the regulatory and judicial actions under such legislation.

COURT APPEALS

     Various parties, including ILECs and state PUCs, filed appeals from the FCC's August 8, 1996 order to various U.S. Courts of Appeal, and several parties petitioned the FCC and the courts to stay the effectiveness of the FCC rules included in the FCC's order, pending a ruling on the appeals. Many of the appeals were transferred to the Eighth Circuit U.S. Court of Appeals. On November 18, 1996, several members of Congress filed an amicus curiae brief in support of the appeals of the FCC order.

     The FCC has not stayed its own order. However, on October 15, 1996, the Eighth Circuit U.S. Court of Appeals issued an order containing a partial stay, pending the court's ruling on the various appeals. The order imposed the partial stay on: (1) the use of TELRIC in the pricing of unbundled ILEC network elements and the resulting default proxy prices; and (2) the "pick and choose" provisions. The remainder of the FCC's August 8, 1996 order remains in effect. On November 12, 1996, the U.S. Supreme Court declined to overturn the stay. The Eighth Circuit U.S. Court of Appeals is scheduled to hear arguments on the various appeals in January 1997.

     The partial stay will not have any material adverse effect on the Company because the Company already has in effect interconnection agreements with the ILECs, or expects to have such agreements in effect after state PUC arbitrations, in substantially all of its markets by year-end 1996, under the provisions of The Telecommunications Act of 1996, which have not been stayed, and which specifically require ILECs to enter into interconnection agreements and require state PUCs to arbitrate such agreements within certain time frames. The stay of the FCC rules does not delay the implementation of the Act by the parties and by the state PUCs, but rather suspends the guidance that the FCC sought to provide the parties and the state PUCs in the portions of the rules that were stayed.

STATE REGULATION

     The Company's offering of switched local exchange services may be classified as intrastate and therefore subject to state regulation. The Company is certified as a CLEC in 26 of its 30 networks. State authorizations vary in the scope of the intrastate services permitted. The Company is in the process of seeking to expand the scope of its intrastate certification in various jurisdictions, a process which will depend upon regulatory action in the individual states. State laws and regulations that prohibit or have the effect of prohibiting, local and long distance telecommunications competition are preempted under the Telecommunications Act of 1996.

     In most states, the Company is required to file tariffs setting forth the terms, conditions and prices for services which are classified as intrastate. In some states, the Company's tariff can list a range of prices for particular services, and in others, such prices can be set on an individual customer basis. The Company is not subject to price cap or to rate of return regulation in any state in which it currently provides services.

     Under the Telecommunications Act of 1996, implementation of the Company's plans to compete in local markets is and will continue to be, to a certain extent, controlled by the individual states. The Company continues to support efforts at the state government level to more quickly implement competition in their markets under the new federal law and to permit CLECs to operate on the same basis and with the same rights as the ILECs, sometimes referred to as "co-carrier status." As of September 30, 1996, most states have taken regulatory and legislative action to open local communications markets to local exchange competition and co-carrier status. The Company believes that most of the states in which it operates will open all local exchange markets to competition in 1996 in accordance with the requirements of the new federal law. When co-carrier status is granted in a particular state, CLECs would expect to realize lower costs for providing intrastate switched local exchange services in that state.

     The Company has established interconnection agreements with ILECs for 26 of its 30 networks. The Telecommunications Act of 1996 requires ILECs to enter into interconnection agreements with CLECs and other competitors and requires state PUCs to arbitrate such agreements within certain time frames. US West in New Mexico is the only RBOC in the Company's operating markets with which the Company does not have an interconnection agreement, and the Company is in binding arbitration with US West in New Mexico which is scheduled to be completed by early 1997. While the Telecommunications Act of 1996 mandates the implementation of interconnection arrangements, there can be no assurance that such negotiations will enable the Company to secure its desired co-carrier arrangements in a timely fashion or for appropriate rates and terms.

LOCAL GOVERNMENT AUTHORIZATIONS

     In certain locations, the Company is required to obtain local franchises, licenses or other operating rights and street opening and construction permits to install and expand its fiber optic networks. In some of the areas where the Company provides network services, the Company's subsidiaries pay license or franchise fees based on a percent of gross revenues or on a per linear foot basis. There is no assurance that certain cities that do not impose fees will not seek to impose fees, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels.

     The Telecommunications Act of 1996 prohibits local governmental authorities from discriminating among telecommunications carriers and mandates competitively neutral treatment.

     If any of the Company's existing franchise or license agreements were terminated prior to its expiration date and the Company were forced to remove its fiber from the streets or abandon its network in place, such termination would have a material adverse effect on the Company's subsidiary in that metropolitan area and could have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

                NAME                    AGE                       POSITION
-------------------------------------   ---    -----------------------------------------------
EXECUTIVE OFFICERS
  Robert A. Brooks(1)................   64     Chairman; Director
  James C. Allen(1,4)................   50     Vice Chairman & Chief Executive Officer;
                                               Director
  D. Craig Young(4)..................   43     President & Chief Operating Officer; Director
  John C. Shapleigh..................   47     Executive Vice President-Regulatory and
                                               Corporate Development
  David L. Solomon...................   37     Executive Vice President & Chief Financial
                                               Officer
  John K. Brooks.....................   35     Senior Vice President and President, JB
                                               Telecom, Inc.
  Gregory J. Christoffel.............   48     Senior Vice President & General Counsel
  Marilou Crum.......................   49     Senior Vice President, Marketing and Carrier
                                               Sales
  Jim A. Moffit......................   51     Senior Vice President and Managing Director-GLA
                                               International
  Waymon R. Tipton...................   39     Senior Vice President-Corporate Communications
                                               and Strategic Development
  Gerard J. Howe.....................   41     Vice President-Finance and Senior Vice
                                               President & Chief Financial Officer-JB Telecom,
                                               Inc.
NON-MANAGEMENT DIRECTORS
  Robert F. Benbow(3)................   61     Director
  William J. Bresnan(1,3,5)..........   63     Director
  Jonathan M. Nelson(1,2,4,5)........   40     Director
  G. Jackson Tankersley,
     Jr.(1,2,4,5)....................   47     Director
  Ronald H. Vander Pol(2,3,4)........   44     Director
  Carol deB. Whitaker................   42     Director

-------------------------
(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

(4) Member of Finance Committee

(5) Member of Board Governance Committee

     EXECUTIVE OFFICERS

     ROBERT A. BROOKS, CHAIRMAN. Mr. Brooks has been Chairman of the Company since its formation in November 1993. Mr. Brooks was founder and previously served as Chairman of the Board and CEO of BTC. Mr. Brooks has 39 years experience as an entrepreneur, business planner and developer, cable system operator, investor, engineer, consultant, project manager, expert witness and management advisor in cable television and broadband telecommunications. Mr. Brooks was a founder and Chairman for ten years of Cencom Cable Associates, which was founded in 1982 with initial capitalization of approximately $300,000 and was purchased in 1991 by Crown Media (a Hallmark affiliate) in a transaction valued at approximately $1 billion. Mr. Brooks previously served as a Director of OneComm and Chem Design Corporation. He has a B.S.E.E. from Northeastern University and currently is a member of its Corporation. Mr. Brooks currently serves as a member of President's Council of St. Louis University and is a Registered Professional Engineer, a Member of N.S.P.E., a Senior Member of I.E.E.E. and an inducted member of the prestigious Cable Television Pioneers Club.

     JAMES C. ALLEN, VICE CHAIRMAN, CEO. Mr. Allen has been Vice Chairman and CEO of the Company since its formation in November 1993. Mr. Allen previously served as President and COO of BTC. Mr. Allen has 25 years experience as an entrepreneur, business planner and developer, cable system operator, financier, expert witness and advisor in cable television and broadband telecommunications. Mr. Allen was a founder and President, CFO and COO of Cencom Cable Associates, Vice President of Operations of Telcom Engineering, Inc., a telecommunications engineering and consulting firm with clients in both the telephone and cable television industries, Vice President of Operations of United Cable Television, Divisional Manager of Continental Telephone Corporation, and Vice President for Finance of National Communications Service Corporation. He served as Chief Financial and Chief Operating Officer of David Lipscomb University, from which he holds a B.S. degree.

     D. CRAIG YOUNG, PRESIDENT, COO. Mr. Young has served as President and COO of the Company since April 1995. Mr. Young has 16 years experience in the telecommunications industry. He served as Vice President-Sales Operations, Custom Business Services of Ameritech, Inc. from 1993 to 1995; Vice President-Sales and Service, Business and Government Services of U.S. West Communications, Inc. from 1992 to 1993; Vice President-Sales, Large Business Service from 1989 to 1992; and Vice President and General Manager-U.S. West Information Systems from 1986 to 1988. Mr. Young's responsibilities at Ameritech, Inc. and U.S. West Communications, Inc. included the management of all voice and data sales, engineering and pricing activities for large commercial and government end users, and full P&L responsibility for more than $650 million in revenue and direction of a work force of more than 400 employees. Prior to that he served as President of Executone Information Systems, a franchise distributor of voice products. He joined the Company in 1995. He has a B.S., Business Administration/Marketing degree from California State University and has attended the Executive Management Program at Columbia University.

     JOHN C. SHAPLEIGH, EXECUTIVE VICE PRESIDENT - REGULATORY AND CORPORATE DEVELOPMENT. Mr. Shapleigh has been Executive Vice President in charge of the Company's regulatory and corporate development activities since its formation in November 1993. Mr. Shapleigh has 22 years of entrepreneurial, management, regulatory, government policy and legal experience. He is the immediately past Chairman and previously served for two years as President of the Association for Local Telecommunications Services (ALTS), the national trade association for competitive local telecommunications companies. He also served for one year as Associate Administrator of the National Telecommunications and Information Administration (NTIA) in the U.S. Department of Commerce, a key federal telecommunications policy position where he directed NTIA TELECOM 2000: Charting the Course for a New Century, a comprehensive review of 18 telecommunications, mass media and information industries, including telephone, television and cable television, three years as Vice President and General Counsel of LDX Net and WilTel, developers of regional fiber optic telephone networks, positions involving the negotiation of over $100 million in debt financing agreements and oversight of all federal, state and local regulatory matters, and three years as Commissioner, then Chairman, of the Missouri Public Service Commission. He has an A.B. degree from Dartmouth College (Senior Honors) and a J.D. degree from the Washington University School of Law (Law Quarterly). He is a recipient of the President's Award of the Missouri Bar Association.

     DAVID L. SOLOMON, EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER. Mr. Solomon has 13 years experience in financial management and reporting, auditing and business advisory services with KPMG Peat Marwick LLP, most recently as partner. Responsibilities included working with SEC registrants including participation in initial public offerings, equity offerings, debt offerings and required filings. Clients served included organizations in the banking, thrift, insurance, and real estate industries. He joined the Company as Senior Vice President and CFO and has previously served as Secretary and Chief Financial Officer of BTC in 1994. He is a member of the American Institute and Tennessee Society of CPAs. He has a Bachelor of Science degree from David Lipscomb University.

     JOHN K. BROOKS, SENIOR VICE PRESIDENT AND PRESIDENT - JB TELECOM, INC. Mr. Brooks has over 11 years of entrepreneurial, cable TV system management, marketing and regulatory experience. He was Vice President of Operations of Cencom Cable Associates, Inc. from 1983 until Cencom was acquired by a subsidiary of Hallmark Cards, Inc. in 1991. Previous positions with Cencom included Corporate Vice President - Operations; Regional Vice President - Operations; Corporate Vice President - Government and Public Relations; Assistant Vice President - Marketing and Programming; and South Carolina State Manager - Cable Operations. Mr. Brooks has also been involved in cable system acquisition due diligence, financing and franchise negotiations. He holds a B.A. in Political Science from the University of Missouri and is a former officer and director of the Missouri Cable Television Association. Mr. Brooks served as Senior Vice President of Corporate Development of BTC from 1992 to 1994, as Executive Vice President of Operations of the Company from 1994 to 1995, and as President of JB Telecom, Inc. (formerly a subsidiary of BTC, which became a subsidiary of the Company in January 1996) from 1995 to present. He has served as Senior Vice President of the Company since February 1996.

     MARILOU CRUM, SENIOR VICE PRESIDENT, MARKETING AND CARRIER/RESELLER
SALES. Ms. Crum has over 20 years of management experience within the telecommunications industry in sales, marketing and product management. Ms. Crum is a former Vice President of National Accounts of WilTel and was responsible for establishing and directing their National Accounts program on a nationwide basis for both network services and customer premises equipment. Prior to joining WilTel in 1987, Ms. Crum managed the Central Region National Accounts organization for AT&T. In addition, Ms. Crum was responsible for Product Marketing, Technical Support and Strategic Account Marketing for this same region at AT&T. Prior to joining AT&T in 1983, Ms. Crum also held a number of management positions beginning in 1976 with Southwestern Bell in the areas of sales, technical support, interstate network services, and product marketing. Ms. Crum has a B.S. degree from the University of Missouri.

     GREGORY J. CHRISTOFFEL, SENIOR VICE PRESIDENT & GENERAL COUNSEL. Mr. Christoffel has been Senior Vice President and General Counsel of the Company since February 1996. Mr. Christoffel has 21 years of legal, regulatory and management experience, principally in the telecommunications industry. He served as former General Attorney for Mergers & Acquisitions and International Business of Southwestern Bell Corporation. His experience at Southwestern Bell included structuring and executing several industry-leading acquisitions in cellular telephone, cable television and foreign telecommunications privatizations, as well as extensive participation in critical legal proceedings before the Federal District Court enforcing the Divestiture Decree and before the Federal Communications Commission in proceedings regarding regulatory reform. Early in his career, he served as First Assistant Public Counsel, representing the consumer interest in rate proceedings before the Missouri Public Service Commission, and as Assistant Attorney General in the Antitrust Division of the Missouri Attorney General's office. In private practice, Mr. Christoffel served his firm as managing partner and provided corporate, securities and transaction counsel for a variety of companies involved in telecommunications equipment manufacturing, domestic and foreign SMR wireless service and other telecommunications businesses, including service as Acting General Counsel of MobileMedia Communications, a leading provider of local, regional and nationwide paging services. Mr. Christoffel joined the Company in 1996 after serving as the President of Brooks Telecommunications International, Inc., responsible for overseeing the development of a broadband integrated services digital network in a joint venture in Guangzhou, China. Mr. Christoffel holds an A.B. (Classical) in philosophy and languages from St. Louis University School of Philosophy and Letters and a J.D. cum laude from St. Louis University School of Law (Law Journal, Woolsack).

     JIM A. MOFFIT, SENIOR VICE PRESIDENT AND MANAGING DIRECTOR - GLA INTERNATIONAL. Mr. Moffit has 26 years experience as a financial officer, business and financial planner, specialist in regulatory matters, accountant, expert witness, consultant and auditor, including 24 years with a large independent telephone company and an international accounting firm. Mr. Moffit was President of Contel Corporation Central Region for four years until Contel was merged into GTE in 1991. Other positions with Contel included five years as Vice President-Financial Director, Western Region; two years as Assistant Vice President-Revenue Requirements, Western Region; four years as Assistant Vice President-Financial Planning, Western Region; and five years as corporate chief accountant.

Mr. Moffit also spent four years on the audit staff of Arthur Andersen. He holds a B.S., Accounting degree, with honors, from Northeast Missouri State University and an MBA from Washington University. Mr. Moffit also has a CPA and is licensed to practice accounting in Missouri. He was named as one of the telecommunications industry's "Rising Stars" by Telephony Magazine in 1989. He has served the Company in various positions since its formation in 1993 and was an executive officer of BTC from 1991 to 1993.

     WAYMON R. TIPTON, CFA, SENIOR VICE PRESIDENT, CORPORATE COMMUNICATIONS AND STRATEGIC DEVELOPMENT. Mr. Tipton has over fifteen years experience in investment banking, investment consulting, and institutional equity and fixed income securities sales. He was previously Senior Vice President, founder, and manager of the Investment Banking Division of a major regional bank specializing in acquisition and project financing. Mr. Tipton was previously Senior Managed Accounts Consultant and partner with the leading consulting group in PaineWebber. Prior thereto, he was regional institutional securities salesman with Shearson-Lehman Bros. for intermediate sized money managers, insurance companies, trust departments, and high net worth individuals. Mr. Tipton is a holder of the Chartered Financial Analyst designation, and received an MBA from the Owen Graduate School of Management of Vanderbilt University and a B.A. from Vanderbilt University.

     GERARD J. HOWE, VICE PRESIDENT AND SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER - JB TELECOM, INC. Mr. Howe has over 18 years experience in the telecommunications industry in the areas of financial, regulatory, information processing, and human resource management. Mr. Howe previously served as Vice President-Chief Financial Officer of SBC CableComms, U.K., a joint venture between SBC Communications and Cox Communications, from 1993 to 1995. SBC CableComms provided cable television and competitive local telephone services in seven franchise areas encompassing 1.4 million homes throughout England. In that position, Mr. Howe was responsible for financial reporting, planning and budgeting, treasury operations, corporate development, and tax planning and compliance, as well as for regulatory and legislative affairs. Mr. Howe served as Vice President-Chief Financial Officer from 1990 to 1993 and as Senior Vice President-Customer Services from 1995 to 1996 for Southwestern Bell Yellow Pages. In addition to the aforementioned positions, Mr. Howe also held various positions in the treasury, regulatory, audit and information systems organizations of SBC and Southwestern Bell Telephone Company. He joined the Company on June 1, 1996. Mr. Howe has a B.S. from Southern Illinois University and an MBA from St. Louis University.

     NON-MANAGEMENT DIRECTORS

     ROBERT F. BENBOW, DIRECTOR. Mr. Benbow is a Vice President of Burr, Egan, Deleage & Co. and a General Partner in certain funds affiliated with Burr, Egan, Deleage & Co. He joined that firm in 1990. He previously spent 22 years with the Bank of New England, N.A. where he was Senior Vice President responsible for special industries lending in the areas of media, project finance and energy. He holds a B.S. in Finance/Economics from the University of Illinois. He serves as a director of ST Enterprises, Ltd., a local exchange telephone company; Datamarine International; Incom Communications Corp.; U.S. One Communications Corp.; and Teletrac, Inc.

     WILLIAM J. BRESNAN, DIRECTOR. Mr. Bresnan is President and founder of Bresnan Communications, a company that operates cable systems and/or provides telephony services in five U.S. states as well as Poland and Chile. He has been involved in the telecommunications industry since 1958. Mr. Bresnan was president of Teleprompter Corporation, which at one time was the nation's largest cable television company, and later was Chairman and Chief Executive Officer of Group W Cable, Inc., a subsidiary of Westinghouse Electric Corporation. He is a director of United Video Satellite Group, Inc., which is a publicly traded company. Mr. Bresnan also serves as a director of numerous organizations, including National Cable Television Association, C-Span, Cable in the Classroom, Cable Television Laboratories, the Foundation for Minority Interests in Media, the National Cable Television Center and Museum, and the Cable Television Advertising Bureau.

     JONATHAN M. NELSON, DIRECTOR. Mr. Nelson is a managing general partner of Providence Ventures, L.P., which is the general partner of the general partner of Providence Media Partners L.P. ("PMP"). Mr. Nelson is Co-Chairman of Providence Ventures Inc. ("Providence"), which is the management company for PMP. He joined that firm in 1990. Mr. Nelson is also a Managing Director of Narragansett Capital, Inc. ("Narragansett"), the management company for three separate equity investment funds. Affiliates of Providence and Narragansett have equity investments in cellular telephone, paging, wireless data, ESMR, PCS, cable television and broadcast businesses. Mr. Nelson is currently a director of Wellman, Inc., and numerous privately-held companies affiliated with Providence or Narragansett, including, Cellnet Data Systems Inc., Interep National Radio Sales, Inc., Powerfone Holdings, Inc. and Western Wireless Corporation. Mr. Nelson received a Master of Business Administration from the Harvard Business School in 1983 and a Bachelor of Arts from Brown University in 1977.

     G. JACKSON TANKERSLEY, JR., DIRECTOR. Mr. Tankersley is a co-founder and General Partner of The Centennial Funds ("Centennial"). He joined that firm in 1981. He also serves as the President and Chief Executive Officer of Centennial Holdings, Inc., which manages Centennial. Since the formation of Centennial in 1981, it has specialized its investment activities in the electronic communications industries. Previously, Mr. Tankersley served as a vice president of Continental Illinois Venture Corporation and Continental Illinois Equity Corporation, the private equity investment arms of Continental Illinois Corp. He has served on a number of the boards of directors of various public and private portfolio investments of Centennial. Mr. Tankersley received a B.A. degree (high honors) from Denison University and an M.B.A. from The Amos Tuck School of Business Administration at Dartmouth College.

     RONALD H. VANDER POL, DIRECTOR. Mr. Vander Pol has been a participant in the telecommunications industry for the last 16 years. In 1982, he founded Teledial America, Inc., a long distance reseller. He started Digital Signal, Inc., a fiber optic provider, in 1986 and City Signal, Inc., a competitive access provider, in 1989 (see "Summary -- Recent Developments" and "Certain Relationships and Related Transactions"). Since then, Mr. Vander Pol has started two additional long distance companies, Teledial of North Carolina and ATS Network Services in Tennessee. He holds a bachelor's degree from Calvin College in Grand Rapids, Michigan.

     CAROL DEB. WHITAKER, DIRECTOR. Ms. Whitaker has almost twenty years of investment banking and operating experience with both corporations and Wall Street firms. Ms. Whitaker is Chairman of Whitko & Company, a Denver based investment banking and management consulting firm. Previous positions included Chief Executive Officer of W.W. Comm, Inc., a start-up company exploring videotelecommunications opportunities; acting Chief Financial Officer for OneComm Corp., an emerging wireless communications company; and Vice President of Development for Rifkin & Associates, Inc., a privately owned cable television owner and operator, with responsibility for acquisition financing. Ms. Whitaker has a B.A. in Economics from Colorado College and an M.B.A. from the University of Chicago.
                           -------------------------

     Officers are elected by and serve at the discretion of the Board of Directors. John K. Brooks is the son of Robert A. Brooks. There are no other family relationships among the directors and executive officers of the Company.

     The Board of Directors has an Executive Committee, a Finance Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Board Governance Committee. The Compensation Committee is comprised of Messrs. Tankersley (Chairman) and Nelson and Ms. Whitaker. Directors are not compensated for their services as directors but are reimbursed for expenses incurred in connection with Board and committee meetings attended.

     The By-laws of the Company provide for a Board of Directors consisting of ten directors. At the present time there is one vacancy. Each of the directors, other than Messrs. Bresnan, Vander Pol, Young and Tankersley and Ms. Whitaker, has served since the formation of the Company in

November 1993. Messrs. Young and Tankersley have served as directors since April 1995 and December 1995, respectively. Messrs. Bresnan and Vander Pol have served as directors since May 22, 1996, and Ms. Whitaker was elected on October 15, 1996. The current directors have been elected to serve until the expiration of the term of the class to which he or she has been elected and until their respective successors are elected and qualified or until their earlier death, resignation or removal. The Class I directors, whose term expires in 1997, are Messrs. Benbow and VanderPol and Ms. Whitaker; the Class II directors, whose term expires in 1998, are Messrs. Allen, Bresnan and Young; and the Class III directors, whose term expires in 1999, are Messrs. Brooks, Nelson and Tankersley.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information for the fiscal year ended December 31, 1995 concerning the compensation paid and awarded to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during such fiscal year for services in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                        ANNUAL COMPENSATION              COMPENSATION
                              ----------------------------------------   -------------
                                                          OTHER ANNUAL    SECURITIES      ALL OTHER
          NAME AND                    SALARY     BONUS    COMPENSATION    UNDERLYING     COMPENSATION
     PRINCIPAL POSITION       YEAR     ($)      ($)(2)       ($)(3)      OPTIONS(#)(4)      ($)(5)
----------------------------  ----   --------   -------   ------------   -------------   ------------
Robert A. Brooks(1).........  1995   $250,000   $50,000        --            60,000             --
Chairman of the Board
James C. Allen(1)...........  1995   $225,000   $50,000        --            60,000         $4,500
Vice Chairman & Chief
Executive Officer
D. Craig Young(6)...........  1995   $129,619   $50,000        --           200,000             --
President & Chief Operating
Officer
John C. Shapleigh...........  1995   $146,000   $25,000        --                 0         $2,920
Executive Vice President-
Regulatory and Corporate
Development
David L. Solomon............  1995   $165,000   $45,000        --            60,000         $3,300
Executive Vice President &
Chief Financial Officer

---------------
(1) Includes compensation paid by Brooks Telecommunications Corp. ("BTC") under a Management and Services Agreement between the Company and BTC. Effective upon the merger of BTC into the Company on January 2, 1996, the Company pays all of the compensation of Messrs. Brooks and Allen. Effective January 2, 1996, the Company agreed to make the services of Mr. Brooks available to Brooks Telecommunications International Inc. on a part-time, as needed basis. See "Certain Relationships and Related Transactions."

(2) Represents bonuses earned in 1995, which were paid in 1996. The payment of bonuses is at the discretion of the Compensation Committee of the Board of Directors.

(3) The value of incidental personal perquisites furnished by the Company to the named executive officers did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such named executive officers.

(4) Represents shares of Common Stock subject to compensatory stock options granted during 1995.

(5) Represents contributions made by the Company on behalf of the executive officer under the Company's 401(k) Plan.

(6) Hired on April 5, 1995.

     STOCK OPTION PLAN. Pursuant to the Company's 1993 Stock Option Plan, the Board of Directors is authorized to grant options and stock appreciation rights covering up to 3,400,000 shares of

Common Stock of the Company. As of December 22, 1996, options for an aggregate of 1,066,850 shares at $4.00 per share, 452,336 shares at $6.60 per share, 320,320 shares at $11.35 per share, 700,000 shares at $12.50 per share, 130,000 shares at $27.00 per share, 80,000 shares at $29.50 per share, 184,000 shares at $32.00 per share and 50,000 shares at $33.75 per share were outstanding (including substituted options issued upon effectiveness of the merger with BTC on January 2, 1996). Options held by the CEO and each of the other executive officers named in the Summary Compensation Table are as follows: Mr. Brooks -- 60,000 shares at $4.00, 60,000 shares at $6.60, 37,020 shares at $11.35 and
100,000 shares at $12.50; Mr. Allen -- 60,000 shares at $4.00, 60,000 shares at
$6.60, 55,540 shares at $11.35 and 100,000 shares at $12.50; Mr. Young --
200,000 shares at $4.00 and 20,000 shares at $12.50; and Mr. Shapleigh -- 120,000 shares at $4.00, 9,260 shares at $11.35 and 80,000 shares at $12.50; and
Mr. Solomon -- 40,000 shares at $4.00, 60,000 shares at $6.60, 18,520 shares at $11.35 and 100,000 shares at $12.50. All options granted under the 1993 Stock Option Plan become fully vested upon a change-in-control of the Company, as defined in such options. The following table presents certain information concerning stock options granted to the CEO and each of the other named executive officers during 1995. The exercise price for all of the grants of stock options was the fair market value of the Common Stock on the date of grant as determined by the Compensation Committee of the Board of Directors.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                        ---------------------------------------------------------------     VALUE AT ASSUMED
                                                 PERCENT OF                               ANNUAL RATES OF STOCK
                                                   TOTAL                                   PRICE APPRECIATION
                              NUMBER OF           OPTIONS                                  FOR OPTION TERM(1)
                        SECURITIES UNDERLYING    GRANTED TO    EXERCISE OR                ---------------------
                           OPTIONS GRANTED      EMPLOYEES IN   BASE PRICE    EXPIRATION      5%         10%
         NAME                    (#)            FISCAL YEAR      ($/SH)       DATE(2)       ($)         ($)
----------------------  ---------------------   ------------   -----------   ----------   --------   ----------
Robert A. Brooks......          60,000               6.9%         $6.60        10/17/05   $249,042   $  631,105
James C. Allen........          60,000               6.9%         $6.60        10/17/05   $249,042   $  631,105
D. Craig Young........         200,000              22.9%         $4.00        04/13/05   $503,112   $1,274,992
John C. Shapleigh.....               0                  0            --              --         --           --
David L. Solomon......          60,000               6.9%         $6.60        07/13/05   $249,042   $  631,105

---------------
(1) The dollar amounts under the 5% and 10% columns are the result of calculations required by the rules of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. The amounts shown reflect the difference between the appreciation and the exercise price at the assumed annual rates of appreciation through the tenth anniversary of the dates of grant.
(2) The options granted to Mr. Brooks and Mr. Allen are fully vested. All other options vest in one-third increments on the first, second and third anniversaries of the date of initial grant. Mr. Young's options would fully vest upon a termination of his employment without cause.

     The following table sets forth certain information with respect to the CEO and the named executive officers regarding the value of their unexercised options held as of December 31, 1995. No options were exercised during 1995.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF
                                                 SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS
                                                 DECEMBER 31, 1995(1)         AT DECEMBER 31, 1995(2)
                                               -------------------------    ----------------------------
                    NAME                       EXERCISABLE UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------------------------   --------    -------------    -----------    -------------
Robert A. Brooks............................    104,680        52,340        $ 604,382      $   302,191
James C. Allen..............................    117,027        58,513          618,588          309,290
D. Craig Young..............................         --       200,000               --        1,700,000
John C. Shapleigh...........................     86,173        43,087          687,099          343,550
David L. Solomon............................     25,680        92,840          127,530          587,768

---------------
(1) Includes substituted options issued upon the effectiveness of the merger with BTC on January 2, 1996.
(2) Reflects the difference between the exercise price and $12.50 per share.

     1996 EMPLOYEE STOCK PURCHASE PLAN. In February 1996, the Company established an Employee Stock Purchase Plan (the "ESPP") to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. Under the ESPP, up to 500,000 shares of Common Stock have been reserved for issuance, subject to certain antidilution adjustments. The ESPP became effective at the time of the Company's initial public offering of Common Stock in May 1996. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The first offering period under the ESPP is from May 1996 through April 30, 1997. The Board of Directors will have authority to authorize up to four annual offering periods thereafter. The ESPP terminates on April 30, 2001. Eligible employees may participate in the ESPP by authorizing payroll deductions during an offering period within a percentage range determined by the Board of Directors. Initially, the amount of authorized payroll deductions will be not less than 1% nor more than 10% of an employee's cash compensation during an offering period, but not more than $25,000 per year. Amounts withheld from payroll are applied at the end of each offering period to purchase shares of Common Stock. Participants may withdraw their contributions at any time before stock is purchased, and in the event of withdrawal such contributions will be returned to the participants with interest. The purchase price of the Common Stock is equal to 85% of the lower of (i) the market price of Common Stock immediately before the beginning of the applicable offering period or (ii) the market price of Common Stock at the end of each offering period. All expenses incurred in connection with the implementation and administration of the ESPP will be paid by the Company.

     401(K) PLAN. The Company has a 401(k) savings and retirement plan (the "401(k) Plan") which covers substantially all employees of the Company. All employees of the Company who are 21 years of age or older are eligible to participate in the 401(k) Plan upon completion of twelve months of service. The 401(k) Plan allows participants to agree to certain salary deferrals which the Company allocates to the participant's plan account. These amounts may not exceed statutorily mandated annual limits set forth in Sections 401(k), 404 and 415 of the Internal Revenue Code. Participants are also eligible to receive Company matching contributions each year in an amount up to 50% of the participant's contribution up to a maximum of 4% of such participant's annual compensation. All contributions to a participant's plan account are subject to limitations imposed on retirement plans generally and 401(k) plans in particular. The Company's contributions will generally vest over a five-year period. Distribution of a participant's account under the 401(k) Plan may be made at retirement, death, permanent disability or other termination of employment in a lump-sum form of payment. Participant's may withdraw amounts from their plan accounts after attainment of age 59 1/2 or in the event of proven financial hardship, and may also take loans against their plan account balances.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of December 22, 1996 by
(i) each person or entity who is known by the Company to beneficially own 5% or more of the Company's Common Stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each of the Company's directors and (iv) all of the Company's directors and executive officers as a group.

                                                                                       PERCENT OF
                                                               NUMBER OF SHARES       COMMON STOCK
                  NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED     OUTSTANDING(1)
------------------------------------------------------------- ------------------     --------------
5% Stockholders and Affiliated Directors
The Centennial Funds.........................................      2,070,871(2)           6.65%
  G. Jackson Tankersley, Jr. (Director)
  1999 Broadway, Suite 2100
  Denver, CO 80202
Ronald H. Vander Pol (Director)..............................      2,056,000(3)           6.61%
  7228 Kenowa Ave., S.W.
  Byron Center, MI 49315
Media Communications Partners II Limited Partnership.........      2,009,208(4)           6.46%
  75 State Street
  Boston, MA 02109
Putnam Investment Management, Inc. ..........................      1,814,950(5)           5.84%
  One Post Office Square
  Boston, MA 02109
Other Directors and Named Executives
Jonathan M. Nelson (Director)................................      1,426,638(6)           4.59%
Robert F. Benbow (Director)..................................      1,063,638(7)           3.42%
Robert A. Brooks (Named Executive and Director)..............        977,505(8)           3.12%
James C. Allen (Named Executive and Director)................        356,903(9)           1.14%
John C. Shapleigh (Named Executive)..........................        280,595(10)              *
David L. Solomon (Named Executive)...........................        108,860(11)              *
D. Craig Young (Named Executive and Director)................         78,356(12)              *
William J. Bresnan (Director)................................         51,634(13)              *
Carol deB. Whitaker (Director)...............................         20,000(14)              *
Directors and executive officers as a group
  (17 persons)...............................................      6,855,453(15)         21.35%

---------------
  *  Represents beneficial ownership of less than one percent.

 (1) Percentages are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

 (2) Represents (i) 1,194,520 shares beneficially owned by Centennial Fund IV, L.P. ("Centennial IV"), including 1,177,860 shares of Common Stock and warrants to purchase 16,660 shares of Common Stock, (ii) 843,670 shares beneficially owned by Centennial Fund III, L.P. ("Centennial III"), including 792,250 shares of Common Stock and warrants to purchase 51,420 shares of Common Stock, (iii) 21,510 shares beneficially owned by Centennial Holdings IV, L.P. ("Holdings IV"), (iv) 5,400 shares beneficially owned by Centennial Holdings, Inc. ("CHI"), (v) 238 shares held by The Tankersley Family Limited Partnership ("Tankersley LP") and
     (vi) 1,833 shares of Common Stock and 3,700 shares of Common Stock subject to an option which is exercisable within 60 days owned by G. Jackson Tankersley, Jr.

     Mr. Tankersley is (i) an individual General Partner of each of Centennial Holdings III, L.P. ("Holdings III") and Holdings IV which serves as the sole General Partner of Centennial III and Centennial IV, respectively, (ii) an executive officer and director of CHI and (iii) an individual General Partner of Tankersley LP. As the sole General Partner of Centennial III, Holdings III may be deemed to be the indirect beneficial owner of Centennial III's shares by virtue of its authority to make investment decisions regarding the voting and disposition of shares directly beneficially owned by Centennial III (such decisions are made by the majority decision of a three member Investment Committee of Holdings III on which Mr. Tankersley serves). As the sole General Partner of Centennial IV, Holdings IV may be deemed to be the indirect beneficial owner of Centennial IV's shares by virtue of its authority to make investment decisions regarding the voting and disposition of shares directly beneficially owned by Centennial IV (such decisions are made by the majority decision of a seven member Investment Committee of Holdings IV on which Mr. Tankersley serves). Holdings III does not own directly any shares of Common Stock.

     Mr. Tankersley disclaims beneficial ownership of all shares of the Company's Common Stock (i) directly or indirectly owned by Centennial III or Holdings III, (ii) directly or indirectly owned by Centennial IV or Holdings IV, (iii) directly or indirectly owned by CHI and (iv) directly or indirectly owned by Tankersley LP. Each of Centennial III and Holdings III disclaims beneficial ownership of all shares directly beneficially owned by Centennial IV; each of Centennial IV and Holdings IV disclaims beneficial ownership of all shares directly beneficially owned by Centennial III; and all members of the Holdings III and Holdings IV Investment Committees disclaim beneficial ownership of shares directly beneficially owned by Centennial III and Centennial IV, respectively. In addition, the officers and directors of CHI disclaim beneficial ownership of shares directly beneficially owned by CHI, and the General Partners of Tankersley LP disclaim beneficial ownership of shares directly beneficially owned by Tankersley LP.

 (3) Includes (i) 1,738,443 shares of Common Stock held by Ronald H. Vander Pol and (ii) 317,557 shares of Common Stock held by Rushing Wind Ltd., Mr. Vander Pol's private foundation. Mr. Vander Pol has the option to require the Company to repurchase up to 2,016,000 of such shares at a price of $12.50 per share on or before February 1, 1998.

 (4) Represents 2,009,208 shares of Common Stock. Media/Communications Partners II Limited Partnership is an investment fund managed by M/C II Limited Partnership, its General Partner. Other entities managed by M/C II Limited Partnership beneficially own 73,896 shares of Common Stock, including (i) 55,736 shares of Common Stock held by Media/Communications Investors Limited Partnership and (ii) 18,160 shares of Common Stock held by Chestnut Street Partners, Inc. Media/Communication Partners II Limited Partnership disclaims beneficial ownership of the shares of Common Stock beneficially owned by Media/Communications Investors Limited Partnership and Chestnut Street Partners, Inc.

 (5) Based on information in its filing on Form 13F.

 (6) Includes (i) 1,423,638 shares of Common Stock held by Providence Media Partners, L.P. and (ii) 3,000 shares of Common Stock held by Jonathan M. Nelson. Mr. Nelson is a managing general partner of Providence Ventures, L.P., which is the general partner of the general partner of Providence Media Partners, L.P. Providence Media Partners, L.P. disclaims beneficial ownership of shares beneficially owned by Mr. Nelson. Mr. Nelson disclaims beneficial ownership of shares beneficially owned by Providence Media Partners L.P.

 (7) Represents shares beneficially owned by entities to which Burr, Egan, Deleage & Co., of which Mr. Benbow is a Vice President, directly or indirectly provides investment advisory services. Includes (i) 1,052,568 shares of Common Stock held by Alta V Limited Partnership and (ii) 11,070 shares of Common Stock held by Customs House Partners. The respective general partners of Alta V Limited Partnership and Customs House Partners exercise sole voting and investment power with respect to the shares owned by such funds. The principals of Burr, Egan, Deleage & Co. are general partners of Alta V Management Partners, L.P. (which is a general partner of Alta V Limited Partnership) and Customs House Partners. As general partners of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Burr, Egan, Deleage & Co. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein. Mr. Benbow is a Vice President of Burr, Egan, Deleage & Co. and general partner of Alta V Management Partners, L.P. (which is the general partner of Alta V Limited Partnership). As a general partner of the fund, he may be deemed to share voting and investment powers for the shares held by the fund. He disclaims beneficial ownership of all such shares held by the aforementioned fund except to the extent of his proportionate pecuniary interests (if any) therein. He does not directly own any securities of the Company.

 (8) Includes (i) 652,152 shares of Common Stock, warrants to purchase 107,200 shares of Common Stock and 190,353 shares of Common Stock subject to options which are exercisable within 60 days held by Robert A. Brooks and
     (ii) 27,800 shares of Common Stock held by The Brooks Foundation, of which Mr. Brooks is a trustee.

 (9) Represents 147,400 shares of Common Stock, warrants to purchase 260 shares of Common Stock and 208,873 shares of Common Stock subject to options which are exercisable within 60 days owned by Mr. Allen and 370 shares of Common Stock owned jointly by Mr. Allen and his wife.

(10) Includes (i) 82,597 shares of Common Stock and 155,926 shares of Common Stock subject to options which are exercisable within 60 days held by John
     C. Shapleigh, (ii) 24,802 shares of Common Stock and warrants to purchase 520 shares of Common Stock held by John C. Shapleigh's Individual Retirement Account, (iii) 12,120 shares of Common Stock held by John C. Shapleigh Holdings, L.P., of which Mr. Shapleigh is the General Partner and
     (iv) 4,630 shares of Common Stock owned by Anne T. Shapleigh, wife of Mr. Shapleigh. Mr. Shapleigh disclaims beneficial ownership of the shares owned by Mrs. Shapleigh.

(11) Represents 10,320 shares of Common Stock, warrants to purchase 20 shares of Common Stock and 98,520 shares of Common Stock subject to options which are exercisable within 60 days.

(12) Includes (i) 2,420 shares of Common Stock and 73,333 shares of Common Stock subject to options which are exercisable within 60 days held by D. Craig Young, (ii) 833 shares of Common Stock held by D. Craig Young's Individual Retirement Account, (iii) 1,220 shares of Common Stock held by The Joan L. Young Revocable Trust, of which Joan L. Young, the wife of D. Craig Young, is trustee and (iv) 550 shares of Common Stock held by Joan L. Young's Individual Retirement Account.

(13) Represents 47,934 shares of Common Stock and an option to purchase 3,700 shares of Common Stock which is exercisable within 60 days.

(14) Represents an option to purchase 20,000 shares of Common Stock which is exercisable within 60 days.

(15) Excludes 2,065,338 shares beneficially owned directly by Centennial IV, Centennial III, Holdings IV, CHI and Tankersley LP, as set forth in footnote (2), above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company was founded in November 1993 by BTC, executives and other employees of BTC and the Company and a group of venture capital investors who provided its initial $40.8 million of equity capital. As the Company's founding shareholder, BTC received 1,162,800 founder's shares of the Company's Common Stock and founder's warrants exercisable at $220.00 per share to purchase 81,600 shares of the Company's Series A-1 Convertible Preferred Stock (representing 1,632,000 shares of Common Stock on an as-converted basis at $11.00 per share). BTC also invested $635,000 in the Company's first round financing to acquire 6,350 shares of the Company's Series A-1 Convertible Preferred Stock and $1,000,065 in the Company's second round financing to acquire 6,061 shares of Series A-2 Convertible Preferred Stock. On a fully diluted basis, these securities represented a total of approximately 14.2% of the Company's capital stock outstanding on January 2, 1996.

     Pursuant to an Agreement and Plan of Merger dated December 19, 1995 between BTC and the Company, BTC was merged into the Company on January 2, 1996, securities of the Company held by BTC were cancelled and the former holders of BTC's Common Stock, BTC's Preferred Stock, Convertible Notes, and options and warrants to purchase BTC Common Stock received shares of the Company's Common Stock, warrants to purchase shares of the Company's Series A-1 Convertible Preferred Stock ("Preferred Stock Warrants") and in-the-money options and warrants to purchase shares of the Company's Common Stock which, at January 2, 1996, represented an aggregate of approximately 18.5% of the fully diluted shares of Common Stock of the Company, and out-of-the-money warrants to acquire an additional 3.3% of the Company's fully diluted Common Stock on such date. Certain of the executive officers, directors and stockholders of the Company named in tables under "Principal Stockholders" above were also executive officers, directors and/or stockholders of BTC prior to the merger and received, as a result of the merger, an aggregate of 690,720 shares of the Company's Common Stock, Preferred Stock Warrants exercisable on an as converted basis for 520,100 shares of the Company's Common Stock, 164,760 in-the-money Common Stock options, 55,540 in-the-money Common Stock warrants and 117,320 out-of-the-money Common Stock warrants, including approximately 149,280 shares of the Company's Common Stock and Preferred Stock Warrants exercisable on an as converted basis for approximately 115,400 shares of the Company's Common Stock in exchange for an aggregate of 94,106 shares of BTC Common Stock acquired since January 1, 1994 for a total of $2,579,261. See "Management" and "Principal Stockholders."

     The terms of the merger reflected an agreed value for the Company's Common Stock of $12.50 per share (as adjusted for the 20 for 1 Common Stock split effected concurrently with the merger). The transactional value was mutually determined by the Company and BTC after consultation with their respective financial advisors. At a valuation of $12.50 per share, BTC's holdings of the Company's securities were valued at $22.6 million (accounting for approximately 60% of BTC's total value) and BTC's other assets, comprised primarily of the GLA consulting business, were valued at approximately $13.8 million. At a price of $12.50 per share, BTC's fully diluted equity was valued at approximately $36.4 million. In exchange for all of the outstanding securities of BTC, the Company issued 2,167,360 shares of the Company's Common Stock (representing 756,340 incremental shares) valued at approximately $27.1 million, 81,597 Preferred Stock Warrants valued at approximately $5.0 million, 375,860 in-the-money Common Stock warrants and options, and 758,980 out-of-the-money Common Stock warrants.

     Pursuant to the terms of a Management and Services Agreement dated November 10, 1993 between the Company and BTC (which was cancelled upon effectiveness of the merger), BTC had assigned and made available to the Company the services of the Company's Chief Executive Officer on an as-needed basis and the services of BTC's Chief Executive Officer to act as Chairman of the Board of the Company, and had provided, at BTC's principal executive offices, sufficient office space and support services for the Company's principal executive offices, for a fee of $250,000 per annum, plus the Company's proportionate share of rent, utilities and telephone expenses. Pursuant to a Consulting Agreement, GLA provided network engineering, design and other services to the Company. During the year ended December 31, 1995, the Company paid BTC and GLA a total of $1,478,000 pursuant to such arrangements.

     Pursuant to the terms of a Management and Services Agreement dated as of January 2, 1996 between the Company and Brooks Telecommunications International, Inc. ("BTI", a company spun-off to the stockholders of BTC prior to its merger with the Company), the Company had agreed to assign and make available to BTI, on a part-time, as needed basis, the services of its Chairman to act as Chairman and Chief Executive Officer of BTI and to provide to BTI sufficient office space and support services to conduct its business, for a fee of $150,000 per annum plus BTI's proportionate share of rent, utilities, telephone and other out-of-pocket expenses. The agreement was terminated effective August 31, 1996.

     Centennial IV and CHI are investors in World-Net and have invested a total of $13.3 million for a 20.1% fully diluted interest in World-Net. G. Jackson Tankersley, Jr. is an individual General Partner of the sole General Partner of Centennial IV and an executive officer and director of CHI.

     As a result of the City Signal Acquisition, Ronald H. Vander Pol received 2,240,000 shares of the Company's Common Stock. In connection with the Company's IPO, 224,000 of such shares were sold. Mr. Vander Pol has the option to require the Company to repurchase any or all of the remaining 2,016,000 shares at a price of $12.50 per share on or before February 1, 1998.

     In March 1995, the Company paid to Whitko & Company, an investment banking and management consulting firm of which Carol deB. Whitaker is chairman, a fee of $292,000 for consulting services provided to the Company in connection with the acquisition of certain assets by the Company. No continuing consulting relationship exists between Whitko & Company and the Company. The Company believes that the terms and conditions of such services were no less favorable to the Company than those that would have been available to the Company in comparable, arm's-length relationships with unaffiliated persons.

                            DESCRIPTION OF THE NOTES

     The Private Notes were, and the Exchange Notes will be, issued under that certain indenture (the "Indenture") dated as of November 7, 1996 between the Company and The Bank of New York, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The Indenture is by its terms subject to and governed by the TIA. Unless otherwise indicated, references under this caption to sections, "sec." or articles are references to the Indenture. A copy of the form of Indenture may be obtained from the Company or the Initial Purchasers. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions".

GENERAL

     The Notes are senior unsecured obligations of the Company and are and will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof and will mature on November 1, 2006. Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to the holders of the Notes. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered addresses of holders of the Notes. Any notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. (sec.sec. 301, 307 and 310)

     Principal of and premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer and exchange, at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City of New York provided that at the option of the Company, payment of interest on the Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register. Until otherwise designated by the Company, such office or agency will be the corporate trust office of the Trustee, as Paying Agent and Registrar. (sec.sec. 301, 305 and 1002)

     The Notes are issued only in fully registered form, without coupons, in denominations of $250,000 and any integral multiples of $1,000 in excess thereof. (sec. 302) No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (sec. 305)

RANKING

     The Notes are senior unsecured obligations of the Company, rank pari passu in right of payment with all existing and future senior unsecured obligations of the Company at the parent level and rank senior in right of payment to all future subordinated obligations of the Company at the parent level. Holders of secured obligations of the Company, however, will have claims that are prior to the claims of the holders of the Notes with respect to the assets securing such other obligations.

     The Company's principal operations are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations. The Company's Subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the Notes. Therefore, the Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of the Company's Subsidiaries (including obligations under the AT&T Credit Facility and the Bank Credit Facility). Any right of the Company to receive assets of any of its Subsidiaries upon any liquidation or reorganization of such Subsidiary (and the consequent right of holders of the notes to participate in those assets) will be effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of the Subsidiary. Any recognized claims of the Company as a creditor of the Subsidiary would be subordinate to any prior security interest held by any other creditor of the Subsidiary and obligations of the Subsidiary that are senior to those owing to the Company.

     As of September 30, 1996, on a pro forma basis after giving effect to the Private Note Offering and the conversion of $50 million aggregate principal amount of subsidiary secured indebtedness to parent company secured indebtedness on November 12, 1996, (i) the total amount of outstanding liabilities of the Company (parent only), including trade payables, would have been approximately $546.8 million, of which $50 million would have been secured obligations, and
(ii) the total amount of outstanding liabilities of the Company's subsidiaries including trade payables, would have been $14.1 million, of which $0.1 million would have represented secured obligations. See "Description of Other Credit Facilities" and "Pro Forma Combined Consolidated Financial Information."

FORM, DENOMINATION AND BOOK-ENTRY PROCEDURES

     Exchange Notes issued in exchange for the Private Notes currently represented by one or more fully registered global notes will be represented by one or more fully registered global notes (collectively, the "Global Note"), and will be deposited upon issuance with the Depository and registered in the name of the Depository or a nominee of the Depository (the "Global Note Registered Owner"). Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     Exchange Notes issued in exchange for other Private Notes will be issued in registered, certificated form without interest coupons.

     The Depository has advised the Company that the Depository is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in the accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants or Indirect Participants may beneficially own securities held by or on behalf of the Depository only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of such persons held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.

     The Depository has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Note, the Depository will credit the accounts of its Participants with portions of the principal amount of the Global Note representing the Exchange Notes issued in exchange for the Private Notes which each such Participant has instructed the Depository to surrender for exchange and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note).

     Except as described below, owners of interests in the Global Note will not have Notes registered in their names, will not receive physical delivery of Notes in definitive form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving payments in respect of the principal of and premium, if any, and interest on any Notes and for any and all other purposes whatsoever. Payments on any Notes registered in the name of the Global Note Registered Owner will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depository's records or the records of any Participant or Indirect Participant relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of the Depository's records or records of any Participant or Indirect Participant relating to the beneficial ownership interests in the Global Note or
(ii) any other matter relating to the actions and practices of the Depository or any of its Participants or Indirect Participants. The Depository has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depository unless the Depository has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depository, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depository or any of its Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note Registered Owner for all purposes.

     The Global Note is exchangeable for definitive Notes in registered certificated form if (i) the Depository (x) notifies the Company that it is unwilling or unable to continue as Depository for the Global Note and fails to appoint a successor Depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in definitive registered certificated form, (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes or (iv) as provided in the following paragraph. Such definitive Notes shall be registered in the names of the owners of the beneficial interests in the Global Note as provided by the Participants. Notes issued in definitive registered certificated form will be in fully registered form, without coupons, in minimum denominations of $250,000 and integral multiples of $1,000 above that amount. Upon issuance of Notes in definitive registered certificated form, the Trustee is required to register the Notes in the name of, and cause the Notes to be delivered to, the person or persons (or the nominee(s) thereof) identified as beneficial owners as the Depository shall direct.

     A Note in definitive registered certificated form will be issued upon the resale, pledge or other transfer of any Note or interest therein to any person or entity that does not participate in the Depository.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

OPTIONAL REDEMPTION

     The Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after November 1, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at such holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000, at the following

Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to but excluding the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning November 1 of the years indicated:

                                   YEAR                              REDEMPTION PRICE
        ----------------------------------------------------------   ----------------
        2001......................................................       105.938%
        2002......................................................       103.958%
        2003......................................................       101.979%
        2004 and thereafter.......................................       100.000%

---------------
(sec.sec. 203, 1101, 1105 and 1107)

     The Notes are redeemable prior to November 1, 2001 only in the event that the Company receives net proceeds from the sale of its Common Stock in a Strategic Equity Investment on or before November 1, 1999, in which case the Company may, at its option, use all or a portion of any such net proceeds to redeem Notes in a principal amount of up to an aggregate amount equal to 33 1/3% of the original principal amount of the Notes, provided, however, that Notes in an amount equal to at least 66 2/3% of the original principal amount of the Notes remain outstanding after such redemption. Such redemption must occur on a Redemption Date within 75 days of such sale and upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at such holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000 at a redemption price of 111.875% of the Accreted Value of the Notes to but excluding the Redemption Date.

     If less than all the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000. (sec.
1104)

     The Notes will not have the benefit of any sinking fund.

COVENANTS

     The Indenture contains, among others, the following covenants:

     LIMITATION ON CONSOLIDATED DEBT

     The Company may not, and may not permit any Subsidiary of the Company to, incur any Debt unless either (a) the ratio of (i) the aggregate consolidated principal amount of Debt of the Company outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to (ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than 5.5 to 1.0 for such four-quarter periods ending on or prior to December 31, 1999 and 5.0 to 1.0 for such periods ending thereafter, or (b) the Company's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.0.

     Notwithstanding the foregoing limitation, the Company and any Subsidiary may Incur the following:

          (i) Debt under Secured Credit Facilities in an aggregate principal amount at any one time not to exceed $160 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Secured Credit Facilities, does not exceed the aggregate principal amount outstanding or available under all Secured Credit Facilities immediately prior to such renewal, extension, refinancing or refunding;

          (ii) Purchase Money Debt, which is incurred for the construction, acquisition and improvement of Telecommunications Assets, provided that the amount of such Purchase Money Debt does not exceed 80% of the cost of the construction, acquisition or improvement of the applicable
     Telecommunications Assets;

          (iii) Debt owed by the Company to any Wholly-Owned Subsidiary of the Company or Debt owed by a Subsidiary of the Company to the Company or a Wholly-Owned Subsidiary of the Company; provided, however, that upon either
     (x) the transfer or other disposition by such Wholly-Owned Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Wholly-Owned Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly-Owned Subsidiary to a Person other than the Company or another such Wholly-Owned Subsidiary, the provisions of this clause
     (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

          (iv) Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") Debt outstanding at the date of the Indenture or Incurred pursuant to clause (ii) of this paragraph or the Notes in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing; provided, however, that Debt the proceeds of which are used to refinance the Notes or Debt which is pari passu to the Notes or Debt which is subordinate in right of payment to the Notes shall only be permitted if (A) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is made pari passu to the Notes or constitutes Subordinated Debt, and, in the case of any refinancing of Subordinated Debt, the refinancing Debt constitutes Subordinated Debt and
     (B) in any case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such Debt at the option of the holder thereof prior to the time the same are required by the terms of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control pursuant to provisions substantially similar to those described under "Change of Control";

          (v) Debt consisting of Permitted Interest Rate and Currency Protection Agreements; and

          (vi) Debt not otherwise permitted to be Incurred pursuant to clauses
     (i) through (v) above, which, together with any other outstanding Debt Incurred pursuant to this clause (vi), has an aggregate principal amount not in excess of $10 million at any time outstanding. (sec. 1008)

     LIMITATION ON DEBT AND PREFERRED STOCK OF SUBSIDIARIES

     The Company may not permit any Subsidiary of the Company that is not a Guarantor to Incur or suffer to exist any Debt or issue any Preferred Stock except:

          (i) Debt or Preferred Stock outstanding on the date of the Indenture after giving effect to the application of the proceeds of the Notes;

          (ii) Debt Incurred or Preferred Stock issued to and held by the Company or a Wholly-Owned Subsidiary of the Company (provided that such Debt or Preferred Stock is at all times held by the Company or a Wholly-Owned Subsidiary of the Company);

          (iii) Debt Incurred or Preferred Stock issued by a Person prior to the time (A) such Person became a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company or (C) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), which Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction;

          (iv) Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

          (v) Debt or Preferred Stock of a Joint Venture;

          (vi) Debt under a Secured Credit Facility which is permitted to be outstanding under clause (i) of the Limitation on Consolidated Debt; and

          (vii) Debt or Preferred Stock which is exchanged for, or the proceeds of which are used to refinance, refund or redeem, any Debt or Preferred Stock permitted to be outstanding pursuant to clauses (i) and (iii) hereof (or any extension or renewal thereof) (for purposes hereof, a "refinancing"), in an aggregate principal amount, in the case of Debt, or with an aggregate liquidation preference in the case of Preferred Stock, not to exceed the aggregate principal amount of the Debt so refinanced or the aggregate liquidation preference of the Preferred Stock so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt or Preferred Stock so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company and the applicable Subsidiary Incurred in connection therewith and provided the Debt or Preferred Stock Incurred or issued upon such refinancing is by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Preferred Stock is Incurred or issued, (x) does not provide for payments of principal or liquidation value at the stated maturity of such Debt or Preferred Stock or by way of a sinking fund applicable to such Debt or Preferred Stock or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt or Preferred Stock by the Company or any Subsidiary of the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the time the same are required by the terms of the Debt or Preferred Stock being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or a Subsidiary of the Company) of such Debt or Preferred Stock at the option of the holder thereof prior to the stated maturity of the Debt or Preferred Stock being refinanced, other than a redemption or other retirement at the option of the holder of such Debt or Preferred Stock (including pursuant to an offer to purchase made by the Company or a Subsidiary of the

     Company) which is conditioned upon the change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "Change of Control" and provided, further, that in the case of any exchange or redemption of Preferred Stock of a Subsidiary of the Company, such Preferred Stock may only be exchanged for or redeemed with Preferred Stock of such Subsidiary. (sec. 1009)

     LIMITATION ON RESTRICTED PAYMENTS

     The Company (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), (ii) may not, and may not permit any Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (a) any Capital Stock of the Company or any Related Person of the Company (other than a permitted refinancing) or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company or any Related Person of the Company (other than a permitted refinancing), (iii) may not make, or permit any Subsidiary to make, any Investment in, or payment on a Guarantee of any obligation of, any Affiliate or any Related Person, other than the Company or an 80% or more owned Subsidiary of the Company which is an 80% or more owned Subsidiary prior to such Investment, and which Subsidiary (other than a wholly-owned Subsidiary) was not established or formed in anticipation or in furtherance thereof, except for Permitted Investments, and (iv) may not, and may not permit any Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinate in right of payment to the Notes (each of clauses (i) through (iv) being a "Restricted Payment") if: (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in the first paragraph of "Limitation on Consolidated Debt" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of the Indenture exceeds the sum of: (a) 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) since the end of the last full fiscal quarter prior to the date of the Indenture through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment; plus (b) $5.0 million; provided, however, that the Company or a Subsidiary of the Company may make any Restricted Payment with the aggregate net proceeds received after the date of the Indenture, including the fair value of property other than cash (determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors filed with the Trustee), as capital contributions to the Company or from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company and the principal amount of Debt of the Company that has been converted into Capital Stock (other than Disqualified Stock and other than by a Subsidiary) of the Company after the date of the Indenture. Notwithstanding the foregoing, (i) the Company may pay any dividend on Capital Stock of any class of the Company within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the foregoing provisions, (ii) the Company may repurchase any shares of its Common Stock or options to acquire its Common Stock from Persons who were formerly directors, officers or employees of the Company or any of its Subsidiaries, provided that the aggregate amount of all such repurchases made pursuant to this clause (ii) shall not exceed $2.0 million, plus the aggregate cash proceeds received by the Company since the date of the Indenture from issuances of its Common Stock or options to acquire its Common Stock to directors, officers and employees of the Company or any of its Subsidiaries, (iii) the Company and its

Subsidiaries may refinance any Debt otherwise permitted by clause (iv) of the second paragraph under "Limitation on Consolidated Debt" above, and (iv) the Company and its Subsidiaries may retire or repurchase any Capital Stock of the Company or of any Subsidiary of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock (other than Disqualified Stock) of the Company. (sec.
1010)

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING
SUBSIDIARIES

     The Company may not, and may not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Subsidiary of the Company or pay any Debt or other obligation owed to the Company or any other Subsidiary; (ii) to make loans or advances to the Company or any other Subsidiary; or (iii) to transfer any of its property or assets to the Company or any other Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Subsidiary to, suffer to exist any such encumbrance or restriction (a) pursuant to any agreement in effect on the date of the Indenture; (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; (c) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, (d) in the case of clause (iii) above, restrictions contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Company or a Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement; (e) in the case of clause (iii) above, customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements; (f) any restriction with respect to a Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided that the consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is not consummated and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into; (g) pursuant to applicable law; and (h) pursuant to the Indenture and the Notes. (sec. 1011)

     LIMITATION ON LIENS

     The Company may not, and may not permit any Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing such Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Company which is subordinate in right of payment to the Notes, prior to such Debt as to such property for so long as such Debt will be so secured.

     The foregoing restrictions shall not apply to: (i) Liens existing on the date of the Indenture and securing Debt outstanding on the date of the Indenture or Incurred pursuant to any Secured Credit Facility; (ii) Liens securing Debt in an amount which, together with the aggregate amount of Debt then outstanding or available under all Secured Credit Facilities (or under refinancings or amendments of such Secured Credit Facilities), does not exceed 1.5 times the Company's Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters preceding the Incurrence of such Lien for which consolidated financial statements are available, determined on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters; (iii) Liens in favor of the Company or any Wholly-Owned Subsidiary of the Company; (iv) Liens on real or personal property of the Company or a Subsidiary of the Company acquired, constructed or constituting improvements made after the date of original issuance of the Notes to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets and is otherwise permitted under the Indenture, provided, however, that (a) the principal amount of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Liens, (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property and (c) such Lien does not extend to or cover any property other than the specific item of property (or portion thereof) acquired, constructed or constituting the improvements made with the proceeds of such Purchase Money Debt; (v) Liens to secure Acquired Debt, provided, however, that (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and (b) such Lien does not extend to or cover any other asset; (vi) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i), (ii), (iv) and (v) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (iv) of "-- Limitation on Consolidated Debt;" (vii) Liens not otherwise permitted by the foregoing clauses
(i) through (vi) in an amount not to exceed 5% of the Company's Consolidated Tangible Assets; and (viii) Permitted Liens. (sec. 1015)

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     The Company may not, and may not permit any Subsidiary of the Company to, enter into any Sale and Leaseback Transaction unless (i) the Company or such Subsidiary would be entitled to Incur a Lien to secure Debt by reason of the provisions described under "Limitation on Liens" above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction without equally and ratably securing the Notes or (ii) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "Limitation on Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant. (sec. 1016)

     LIMITATION ON ASSET DISPOSITIONS

     The Company may not, and may not permit any Subsidiary of the Company to, make any Asset Disposition in one or more related transactions occurring within any 12-month period unless: (i) the Company or the Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee; (ii) at least 75% of the consideration for such disposition consists of (1) cash or readily marketable cash equivalents or the assumption of Debt of the Company (other than Debt that is subordinated to the Notes) or of the Subsidiary and release from all liability on the Debt assumed,
(2) Telecommunications Assets, or (3) shares of publicly-traded Voting Stock of any Person engaged in the Telecommunications Business in the United States; and
(iii) all Net Available Proceeds, less any amounts invested within 360 days of such disposition in new Telecommunications Assets, are applied within 360 days of such disposition (1) first, to the permanent repayment or reduction of Debt then outstanding under any Secured Credit Facility, to the extent such agreements would require such application or prohibit payments pursuant to clause (2) following, (2) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding Notes at 100% of their Accreted Value (if such Offer to Purchase is made on or before November 1, 2001) or 100% of their principal amount plus accrued and unpaid interest thereon and premium, if any, to the date of purchase (if such Offer to Purchase is made thereafter) and, to the extent required by the terms thereof, any other Debt of the Company that is pari passu with the Notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase (or 100% of the Accreted Value in the case of original issue discount Debt), (3) third, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of the Company or Debt of a Subsidiary of the Company, to the extent permitted under the terms thereof and (4) fourth, to the extent of any remaining Net Available Proceeds, to any other use as determined by the Company which is not otherwise prohibited by the Indenture. (sec. 1013)

     LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY-OWNED SUBSIDIARIES

     The Company may not, and may not permit any Subsidiary of the Company to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Subsidiary of the Company or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Subsidiary of the Company to any Person other than the Company or a Wholly-Owned Subsidiary of the Company except (i) a sale of all of the Capital Stock of such Subsidiary owned by the Company and any Subsidiary of the Company that complies with the provisions described under "Limitation on Asset Dispositions" above to the extent such provisions apply, (ii) in a transaction that results in such Subsidiary becoming a Joint Venture, provided such transaction complies with the provisions described under "Limitation on Asset Dispositions" above to the extent such provisions apply (iii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares, and (iv) Disqualified Stock issued in exchange for,or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of such Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded. (sec. 1014)

     TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     The Company may not, and may not permit any Subsidiary of the Company to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of the Company (other than the Company or a Wholly-Owned Subsidiary of the Company), including any Investment, but excluding transactions pursuant to employee compensation arrangements approved by the Board of Directors of the Company, either directly or indirectly, unless such transaction is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of such Company or such Subsidiary. For any transaction that involves in excess of $1.0 million but less than or equal to $5.0 million, the Chief Executive Officer of the Company shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a certificate filed with the Trustee. For any transaction that involves in excess of $5.0 million, a majority of the disinterested members of the Board of Directors shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution filed with the Trustee. (sec. 1012)

     CHANGE OF CONTROL

     Within 30 days of the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of their Accreted Value (if such Offer to Purchase is made on or prior to November 1, 2001) or 101% of their principal amount plus accrued interest to the date of purchase (if such Offer to Purchase is made thereafter).

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

A "Change of Control" will be deemed to have occurred at such time as either (a) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto, together with any Affiliates or Related Persons thereof, shall beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Voting Stock of the Company; or (b) any Person or Group, together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director or directors remaining on the Board of Directors of the Company after such election who was a nominee of or is an Affiliate or Related Person of such Person or Group (excluding in each case any nominee that is a Continuing Director), will constitute a majority of the Board of Directors of the Company. (sec. 1017)

     In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Securities Exchange Act of 1934.

     REPORTS

     The Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, prior to the effectiveness of the Exchange Offer Registration Statement, the Company will file with the Trustee and furnish to the holders of the Notes the quarterly and annual financial statements and related notes and an accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations in the format that would be required to be included in the Company's periodic reports filed with the Commission if the Company were required to file such reports with the Commission. The Company will furnish such information to the Trustee and the holders of the Notes within 15 days after the date on which the Company would have been required to file the same with the Commission. Following the effectiveness of the Exchange Offer Registration Statement (or earlier if the Company becomes obligated to file reports with the Commission), the Company will file with the Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. The Company will furnish copies of the SEC Reports to the holders of Notes at the time the Company is required to file the same with the Trustee and will make such information available to investors who request it in writing. (sec. 1018)

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

     The Company may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company, or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets to any other Person, unless: (1) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets to any other Person, the successor entity to the Company is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under the Indenture; (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been Incurred by the

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

Company or such Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company (or other successor entity to the Company) is equal to or greater than that of the Company immediately prior to the transaction; (4) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of the transaction, the Company (including any successor entity to the Company) could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in the first paragraph under "Limitation on Consolidated Debt" above; (5) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien prohibited by the provisions of the Indenture described under "Limitation on Liens" above, the Company or the successor entity to the Company shall have secured the Notes as required by said covenant; and (6) certain other conditions are met. (sec. 801)

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (sec. 101)

     "Accreted Value" means, as of any date prior to November 1, 2001, an amount per $1,000 principal amount at maturity of Notes that is equal to the sum of (a) the offering price ($562.77 per $1,000 principal amount at maturity of Notes) of such Notes and (b) the portion of the excess of the principal amount of such Notes over such offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each May 1 and November 1 at the rate of 11 7/8% per annum from the date of original issue of the Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date on or after November 1, 2001, the principal amount of each Note.

     "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary of the specified Person, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly-Owned Subsidiary of such Person or by such Person to a Wholly-Owned Subsidiary of such Person) of (i) shares of Capital Stock or other ownership interests of a Subsidiary of such Person (other than as permitted by the provisions of the Indenture described above under the caption "Limitation on Debt and Preferred Stock of Subsidiaries"), (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business (other than as part of a Permitted Investment) or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business, provided in each case

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

that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $2.0 million or more in any 12-month period.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the principal amount thereof.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person; provided that for purposes of a Strategic Equity Investment, Common Stock shall include Capital Stock (other than Disqualified Stock) that is convertible into or exchangeable for shares of the Company's Common Stock.

     "Consolidated Capital Ratio" of any Person as of any date means the ratio of (i) the aggregate consolidated principal amount of Debt of such Person then outstanding to (ii) the aggregate consolidated paid-in capital of such Person as of such date.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Company and its Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Company and its Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Company and its Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Company and its Subsidiaries for such period, plus (iv) any non-cash expense related to the issuance to employees of the Company or any Subsidiary of the Company of options to purchase Capital Stock of the Company or such Subsidiary, plus (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Subsidiary of the Company (calculated separately for such

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

Subsidiary in the same manner as provided above for the Company) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Subsidiary of the Company to the extent of such restriction.

     "Consolidated Income Tax Expense" for any period means the aggregate amounts of the provisions for income taxes of the Company and its Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" means for any period the interest expense included in a consolidated income statement (excluding interest income) of the Company and its Subsidiaries for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends of the Company and its Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable; (v) accrued Disqualified Stock dividends of the Company and its Subsidiaries, whether or not declared or paid; (vi) interest on Debt guaranteed by the Company and its Subsidiaries; and (vii) the portion of any Capital Lease Obligation paid during such period that is allocable to interest expense.

     "Consolidated Net Income" for any period means the net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Subsidiary of the Company except to the extent of the amount of dividends or other distributions actually paid to the Company or a Subsidiary of the Company by such Person during such period,
(c) gains or losses on Asset Dispositions by the Company or its Subsidiaries,
(d) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles, (e) the cumulative effect of changes in accounting principles, (f) non-cash gains or losses resulting from fluctuations in currency exchange rates and (g) the tax effect of any of the items described in clauses (a) through (f) above; provided, further, that for purposes of any determination pursuant to the provisions described under "Limitation on Restricted Payments," there shall further be excluded therefrom the net income (but not net loss) of any Subsidiary of the Company that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Subsidiary of the Company to the extent of such restriction.

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person; provided that, with respect to the Company, adjustments following the date of the Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

     "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

     "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors of the Company on the

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

date of the Indenture, or (ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination or election.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) every obligation under Interest Rate and Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles,
(b) any Receivables Sale shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly-Owned Subsidiary of the Company) thereof, excluding amounts representative of yield or interest earned on such investment or (c) any Disqualified Stock shall be the maximum fixed redemption or repurchase price in respect thereof.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of such Person, any Subsidiary of such Person or the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes, provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Preferred Stock upon the occurrence of a Change of Control occurring prior to the final maturity of the Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Notes contained in the covenant described under "Change of Control" and such Preferred Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "Change of Control."

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to Standard & Poor's or Moody's Investors Service, Inc. at the time as of which any investment or rollover therein is made.

     "Event of Default" has the meaning set forth under "Events of Default" below.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the

United States is pledged and which have a remaining weighted average life to maturity of not less than one year from the date of Investment therein.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however,that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Guarantor" means a Subsidiary of the Company that has unconditionally guaranteed, by supplemental indenture in form satisfactory to the Trustee, the payment in full of the principal of (and premium, if any) and interest on the Notes.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt.

     "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of the Company or any of its Subsidiaries in the ordinary course of business and commercially reasonable extensions of trade credit.

     "Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses in which the Company owns, directly or indirectly, a 45% or greater interest, with the balance of the ownership interests being held by one or more Strategic Investors.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Marketable Securities" means: (i) Government Securities; (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to Standard & Poor's or "P-1" (or higher) according to Moody's Investor Service, Inc.; (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including amounts received by way of sale or discounting of any note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or Joint Ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors of such Person, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

     "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder of Notes at his address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

          a. the Section of the Indenture pursuant to which the Offer to Purchase is being made;

          b. the Expiration Date and the Purchase Date;

          c. the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");

          d. the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

          e. that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

          f. the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

          g. that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

          h. that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          i. that each holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

          j. that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or their Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

          k. that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

          l. that in the case of any holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

     "Permitted Investment" means (i) any Investment in a Joint Venture (including the purchase or acquisition of any Capital Stock of a Joint Venture), provided the aggregate amount of all Investments pursuant to this clause (i) in Joint Ventures in which the Company owns, directly or indirectly, a less than 50% interest shall not exceed $25.0 million, (ii) any Investment in any Person as a result of which such Person becomes an 80% or more owned Subsidiary of the Company, and (iii) any Investment in Marketable Securities.

     "Permitted Liens" means (a) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor; (b) other Liens incidental to the conduct of the Company's and its Subsidiaries' business or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of the Company's and its Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business; (c) Liens with respect to assets of a Subsidiary granted by such Subsidiary to the Company to secure Debt owing to the Company; (d) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations; (e) deposits made to secure the performance of tenders, bids, leases, and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (f) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries; (g) Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; and (h) any interest or title of a lessor in the property subject to any lease other than a Capital Lease.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with generally accepted accounting principles, by 1 minus the maximum statutory income tax rate then applicable to the Company (expressed as a decimal).

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Purchase Money Debt" means Debt of the Company (including Acquired Debt and Debt represented by Capital Lease Obligations, mortgage financings and purchase money obligations)

Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Company or any Subsidiary of the Company or any Joint Venture of any Telecommunications Assets of the Company, any Subsidiary of the Company or any Joint Venture, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the outstanding equity interest in such Person) or (b) 5% or more of the combined outstanding voting power of the Voting Stock of such Person, except that, for purposes of the covenant entitled "Transactions with Affiliates and Related Persons," Related Person means any other Person directly or indirectly owning 10% or more of the combined outstanding voting power of the Voting Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the outstanding equity interest in such Person).

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Secured Credit Facility" means Debt outstanding at the date of the Indenture of Subsidiaries and Joint Ventures of the Company and other Debt Incurred from time to time pursuant to secured credit agreements or similar facilities made available from time to time to the Company and its Subsidiaries and Joint Ventures (including, without limitation, the secured lines of credit with AT&T Credit Corporation and Fleet National Bank), and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Strategic Equity Investment" means an equity investment made by a Strategic Investor in the Company in an aggregate amount of not less than $25.0 million.

     "Strategic Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization, at the time of its initial Investment in the Company or in a Joint Venture with the Company, in excess of $2.0 billion.

     "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Notes exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the Notes, upon notice by

25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those described under "Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Notes required to be repurchased by the Company pursuant to the provisions described under "Change of Control").

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock, of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof. An 80% or more owned Subsidiary of the Company is (i) a corporation 80% or more of the combined voting power of the outstanding Voting Stock, and more than 80% of the Capital Stock or other ownership interests, of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company or by the Company and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which the Company, or one or more other Subsidiaries of the Company or the Company and one or more other Subsidiaries of the Company, directly or indirectly, has at least an 80% ownership interest and power to direct the policies, management and affairs thereof.

     "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

     "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in
(i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Voting Stock or other ownership interests (other than directors' qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

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

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days; (c) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "Change of Control" when due and payable; (d) failure to perform or comply with the provisions described under "Merger, Consolidation and Sales of Assets" and "Limitation on Certain Asset Dispositions"; (e) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 60 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes; (f) default under the terms of any instrument evidencing or securing Debt of the Company or any Subsidiary having an outstanding principal amount of $5.0 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Subsidiary an amount in excess of $5.0 million which remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal has expired; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary. (sec. 501) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes, unless such holders shall have offered to the Trustee reasonable indemnity. (sec. 603) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (sec. 512)

     If an Event of Default (other than an Event of Default described in Clause
(h) above) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in Clause
(h) above occurs, the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. (sec. 502) For information as to waiver of defaults, see "Modification and Waiver."

     Notwithstanding the foregoing, upon an acceleration of the Notes or an Event of Default specified in Clause (h) above, in each case prior to November 1, 2001, the holders of Notes will be entitled to receive only a default amount equal to the Accreted Value of the Notes, which until November 1, 2001 will be less than the face amount of such Notes.

     No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (sec. 507) However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (sec. 508)

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

     The Company will be required to furnish to the Trustee quarterly a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (sec. 1018)

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer and exchange and the Company's right of optional redemption, (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of holders of Notes to receive payment of principal of and premium, if any, and interest on the Notes, (iv) rights, obligations and immunities of the Trustee under the Indenture and (v) rights of the holders of the Notes as beneficiaries of the Indenture with respect to any property deposited with the Trustee payable to all or any of them), if (x) the Company will have paid or caused to be paid the principal of and premium, if any, and interest on the Notes as and when the same will have become due and payable or (y) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation.

DEFEASANCE

     The Indenture will provide that, at the option of the Company, (a) if applicable, the Company will be discharged from any and all obligations in respect of the outstanding Notes or (b) if applicable, the Company may omit to comply with certain restrictive covenants, that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, in either case (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;
(ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied. (sec. 1301)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the due date of any installment of principal or interest on any Note, (b) reduce the principal amount of, (or the premium) or interest on, any Note, (c) change the currency of payment of principal of, (or premium) or interest on, any Note,

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

(d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the Indenture in a manner materially adverse to the holders thereof. (sec. 902)

     The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. (sec. 1020) Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase. (sec. 513)

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture and the Notes:

          (a) to cure any ambiguity, defect or inconsistency;

          (b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (c) to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation or to secure the Notes;

          (d) to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

          (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act. (sec. 901)

GOVERNING LAW

     The Indenture and the Notes will be governed by the laws of the State of New York.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (sec.sec.
601)

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign. (sec.sec. 608, 613)

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

                     DESCRIPTION OF OTHER CREDIT FACILITIES

AT&T CREDIT FACILITY

     The AT&T Credit Facility currently provides the Company a secured line of credit totalling $50.0 million which has been used to provide financing for the acquisition and construction of telecommunications networks and the purchase of equipment related to the construction and operation of the Company's networks in cities approved by AT&T Credit on a project basis. The terms of the AT&T Credit Facility provide for two years of capitalized interest, one year of interest only payments and a six-year principal and interest payout period thereafter. Indebtedness under the AT&T Credit Facility is secured by the assets of certain subsidiaries of the Company and is guaranteed by intermediate subsidiaries of the Company. The facility is further secured by the stock of such subsidiaries and such guarantors. The AT&T Credit Facility contains covenants substantially the same as the covenants in the Notes and also contains covenants applicable to such subsidiaries and such guarantors which place certain additional limitations on the ability of such entities to incur indebtedness, create liens, engage in new businesses, dispose of assets, issue additional capital stock and effect mergers and consolidations.

BANK CREDIT FACILITY

     The Bank Credit Facility provides the subsidiary operating the Company's Tulsa, Oklahoma network the ability to borrow amounts up to $10 million from time to time prior to June 30, 1997, with a final maturity of all loans no later than June 30, 2002, with interest only payment through August 31, 1997 and a 4.5 year principal payout period thereafter. The Bank Credit Facility is secured by the assets and stock of the subsidiary. The loan agreement contains certain restrictive covenants, including limitations on the ability of the subsidiary to declare and pay dividends to the Company, to incur additional indebtedness, to make loans and advances and to engage in transactions with the Company (except for reimbursement for services rendered on arms-length terms and repayment of up to $10 million of subordinated debt prior to June 30, 1997 in the absence of a default under the Bank Credit Facility). The Bank Credit Facility contains financial covenants, including limitations on the ratios of the subsidiary's annualized operating cash flow to its outstanding debt, interest expense and debt service costs and requirements for the maintenance of a minimum amount of annualized operating cash flow. At September 30, 1996, there was $100,000 of outstanding indebtedness under the Bank Credit Facility.

10 7/8% SENIOR DISCOUNT NOTES

     On February 26, 1996, the Company completed the issuance and sale of $425.0 million aggregate principal amount of the 10 7/8% Senior Discount Notes for which the Company received proceeds net of underwriting discounts of approximately $241.0 million. The 10 7/8% Senior Discount Notes rank pari passu with the Notes and contain covenants substantially the same as the covenants in the Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain federal income tax consequences associated with the exchange of the Private Notes for Exchange Notes and with the ownership of the Notes. Except where noted, it deals only with Notes held as capital assets by a United States holder (generally, a citizen or resident of the United States, a corporation, a partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source) and does not deal with special situations, such as those of dealers in securities, financial institutions, life insurance companies, or United States holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and, at any time and without prior notice, such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

     PERSONS CONSIDERING THE EXCHANGE OF THE PRIVATE NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES AND THE TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION OF SUCH AN EXCHANGE.

THE EXCHANGE

     The exchange of Private Notes for Exchange Notes should not be treated as a taxable transaction for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. Rather, the Exchange Notes received by a holder of Private Notes should be treated as a continuation of the Private Notes in the hands of such holder. As a result, there should be no material federal income tax consequences to holders exchanging Private Notes for Exchange Notes.

ORIGINAL ISSUE DISCOUNT

     The issuance of the Private Notes resulted in original issue discount ("OID") in an amount equal to the excess of the stated redemption price at maturity over the issue price of the Private Notes. The exchange of Private Notes for Exchange Notes will not alter the application of the OID rules to holders of the Private Notes.

     The "issue price" of a Note is equal to the first price at which a substantial number of Notes were sold for money, excluding sales to underwriters, placement agents or wholesalers. The "stated redemption price at maturity" is the sum of all payments to be made on the Notes other than "qualified stated interest". The term "qualified stated interest" means, generally, stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments.

     Holders of Notes who purchased such Notes in the Private Note Offering must, in general, include in income OID calculated on a constant-yield method in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by an initial holder of Notes is the sum of the "daily portions" of OID with respect to such Notes for each day during the taxable year or portion of the taxable year in which such holder held such Notes ("Accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for the Notes may be of any length selected by the holder and may vary in length over the term of the Notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and the yield to maturity of the Note (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to the final accrual period is the difference between the amount payable at maturity of the Note (other than a payment of qualified stated interest) and the Note's adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its original issue price ($562.77 per $1,000 principal amount of Notes) increased by the Accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Notes (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

     Holders of any Notes may elect to treat all interest on the Notes as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the holder acquired a Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). Holders should consult with their own tax advisors regarding this election. The exchange of Private Notes for Exchange Notes will not extend or otherwise alter the period in which this election may be made.

     If a bankruptcy case is commenced by or against the Company under the U.S. Bankruptcy Code after the issuance of the Notes, the claim of a holder of a Note with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any OID that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

MARKET DISCOUNT

     If a holder has purchased, or subsequently purchases, a Note for an amount that is less than the "revised issue price" for such Note, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. The Code provides that, for these purposes, the "revised issue price" of a Note equals the Note's original issue price ($562.77 per $1,000 principal amount of Notes) increased by the amount of OID that has accrued on the Note. Under the market discount rules, a holder will be required to treat any gain on the maturity, sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, a holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the holder elects to accrue on a constant yield method. A holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Holders should consult with their own tax advisors regarding this election. The exchange of Private Notes for

Exchange Notes should not be treated as a purchase of the Exchange Notes for federal income tax purposes and will not cause any holder of the Notes not currently subject to the market discount rules to become subject to them. Any purchaser of the Private Notes that is subject to the market discount rules will continue to be subject to the market discount rules to the same extent as prior to the exchange.

PREMIUM

     A holder that has purchased, or subsequently purchases, a Note for an amount that is greater than the adjusted issue price of the Note but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

     A holder that has purchased, or subsequently purchases, a Note for an amount greater than the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased such Note with a "bond premium." The holder may elect, subject to certain limitations, to deduct the allowable amortizable bond premium when computing such holder's taxable income. Holders should consult with their tax advisors regarding this election. The exchange of the Private Notes for the Exchange Notes will not be treated as a purchase of the Notes creating amortizable bond premium.

SALE, EXCHANGE AND RETIREMENT OF NOTES

     A holder's adjusted tax basis in a Note will, in general, be the holder's cost therefor, increased by OID or market discount included in the holder's income and reduced by any amortized premium and any cash payments on the Notes other than qualified stated interest. Upon the sale, exchange or retirement of a Note, a holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Note. Except with respect to market discount (see above), such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to certain payments of principal, interest, and premium paid on Notes and to the proceeds of sale of a Note made to United States holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

                              PLAN OF DISTRIBUTION

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. Each broker-dealer that receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed that for a period of up to 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this Prospectus in the Letter of Transmittal for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                         VALIDITY OF THE EXCHANGE NOTES

     The validity of the Exchange Notes will be passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri. John P. Denneen, Esq., a member of Bryan Cave LLP, is Secretary of the Company and its subsidiaries. Mr. Denneen and two other members of Bryan Cave LLP own an aggregate of 49,426 shares of Common Stock of the Company, and one of such members owns an option to purchase 22,220 shares of Common Stock at $11.35 per share.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for the period from November 10, 1993 to December 31, 1993 and the years ended December 31, 1995 and 1994 included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report appearing herein.

     The consolidated financial statements of Brooks Telecommunications Corporation as of December 31, 1995 and for the year then ended included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report herein.

     The consolidated financial statements of City Signal, Inc. as of December 31, 1995 and 1994 and for the years then ended included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report included herein.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. The Registration Statement (and the exhibits and schedules thereto), as well as the reports, proxy and information statements and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. The Commission maintains a Web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. Shares of the Company's Voting Common Stock, $0.01 par value per share, have been approved for quotation on the Nasdaq National Market under the symbol "BFPT" and copies of the aforementioned materials may be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus contains summaries believed to be accurate of certain terms of certain documents, but reference is made to the actual documents, including the Indenture governing the Notes, copies of which will be provided without charge to each person to whom this Prospectus is delivered, upon written or oral request to David L. Solomon, Executive Vice President and Chief Financial Officer, Brooks Fiber Properties, Inc., 425 Woods Mill Road South, Suite 300, Town & Country, Missouri 63017, telephone (314) 878-1616. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Pursuant to the Indenture, the Company has agreed to file with the Trustee within 15 days after it files with the Commission copies of the annual and quarterly reports and the information, documents and other reports that the Company is required to file with the Commission pursuant to Section 13(c) or 15(d) of the Exchange Act ("SEC Reports"). In the event that the Company shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Company shall nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. The Company shall furnish copies of the SEC Reports to the holders of Notes at the time the Company is required to file the same with the Trustee and will make such information available to investors who request it in writing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION OF BROOKS FIBER
  PROPERTIES, INC.
  (a) Pro Forma Combined Consolidated Statement of Operations for the year ended
      December 31, 1995.............................................................   F-3
  (b) Pro Forma Combined Consolidated Statement of Operations for the nine months
      ended September 30, 1996......................................................   F-4
  (c) Notes to Pro Forma Combined Consolidated Financial Statements.................   F-5
CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS OF BROOKS FIBER PROPERTIES, INC.
  (a) Consolidated Balance Sheets at September 30, 1996 and December 31, 1995.......   F-7
  (b) Consolidated Statements of Operations for the three months and nine months
      ended September 30, 1996 and 1995.............................................   F-8
  (c) Consolidated Statements of Changes in Shareholders' Equity for the nine months
      ended September 30, 1996......................................................   F-9
  (d) Consolidated Statements of Cash Flows for the nine months ended September 30,
      1996 and 1995.................................................................   F-10
  (e) Notes to Unaudited Consolidated Financial Statements..........................   F-11
CONSOLIDATED AUDITED FINANCIAL STATEMENTS OF BROOKS FIBER PROPERTIES, INC.
  (a) Independent Auditors' Report..................................................   F-15
  (b) Consolidated Balance Sheets at December 31, 1995 and 1994.....................   F-16
  (c) Consolidated Statements of Operations for the years ended December 31, 1995
      and 1994 and the period from inception to December 31, 1993...................   F-17
  (d) Consolidated Statements of Changes in Shareholders' Equity for the years ended
      December 31, 1995 and 1994 and the period from inception to December 31,
      1993..........................................................................   F-18
  (e) Consolidated Statements of Cash Flows for the years ended December 31, 1995
      and 1994 and the period from inception to December 31, 1993...................   F-19
  (f) Notes to Consolidated Financial Statements....................................   F-20
CONSOLIDATED FINANCIAL STATEMENTS OF CITY SIGNAL, INC.
  (a) Independent Auditors' Report..................................................   F-29
  (b) Consolidated Balance Sheets at December 31, 1995 and 1994.....................   F-30
  (c) Consolidated Statements of Operations for the years ended December 31, 1995
      and 1994......................................................................   F-31
  (d) Consolidated Statements of Shareholder's Equity (Deficit) for the years ended
      December 31, 1995 and 1994....................................................   F-32
  (e) Consolidated Statements of Cash Flows for the years ended December 31, 1995
      and 1994......................................................................   F-33
  (f) Notes to Consolidated Financial Statements....................................   F-34
CONSOLIDATED FINANCIAL STATEMENTS OF BROOKS TELECOMMUNICATIONS CORPORATION
  (a) Independent Auditors' Report..................................................   F-40
  (b) Consolidated Balance Sheet at December 31, 1995...............................   F-41
  (c) Consolidated Statement of Operations for the year ended December 31, 1995.....   F-42
  (d) Consolidated Statement of Changes in Shareholders' Equity for the year ended
      December 31, 1995.............................................................   F-43
  (e) Consolidated Statement of Cash Flows for the year ended December 31, 1995.....   F-44
  (f) Notes to Consolidated Financial Statements....................................   F-45

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
                        OF BROOKS FIBER PROPERTIES, INC.

     The following unaudited pro forma combined consolidated financial information gives effect to the merger with BTC (which occurred on January 2, 1996), the City Signal Acquisition (which occurred on January 31, 1996). The merger with BTC and the City Signal Acquisition are effected using the purchase method of accounting and assume (i) for purposes of the pro forma statement of operations data for the year ended December 31, 1995, that the BTC merger and the City Signal Acquisition were consummated on January 1, 1995 and (ii) for purposes of the pro forma statement of operations data for the nine months ended September 30, 1996, that the City Signal Acquisition was consummated on January 1, 1996.

     The unaudited pro forma combined consolidated financial information and accompanying notes reflect the historical operations and balances of BTC and City Signal, Inc. and the application of the purchase method of accounting.

     The unaudited pro forma combined consolidated financial information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined company after the merger with BTC and the City Signal Acquisition; or of the financial position or results of operations of the combined company that would have actually occurred had the merger with BTC and the City Signal Acquisition been in effect as of the date or for the periods presented.

     The unaudited pro forma combined consolidated financial information and the accompanying notes should be read in conjunction with and are qualified in their entirety by the consolidated financial statements, including the accompanying notes, of the Company, which are included herein as of September 30, 1996 and December 31, 1995, for the years ended December 31, 1995 and 1994, for the period from inception to December 31, 1993, and for the three month and nine month periods ended September 30, 1996 and 1995.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                               PRO FORMA ADJUSTMENTS               BFP
                                                                            ----------------------------        PRO FORMA
                                                                               BTC                               COMBINED
                                   BFP            BTC        CITY SIGNAL    AND OTHER        CITY SIGNAL       CONSOLIDATED
                               ------------    ----------    -----------    ----------       -----------       ------------
Revenues...................... $ 14,160,000     8,680,000     3,159,000     (1,449,000)(1)           --         23,072,000
                                                                            (1,478,000)(2)
Expenses:
  Operating expenses..........    7,177,000     7,123,000     2,543,000       (590,000)(2)      997,000 (9)     16,319,000
                                                                              (931,000)(1)
  Selling, general and
    administrative............   11,405,000     4,222,000     1,840,000       (328,000)(2)      107,000 (4)     15,352,000
                                                                            (1,894,000)(1)
  Depreciation and
    amortization..............    4,118,000       800,000     1,329,000        179,000 (3)      972,000 (5)      8,018,000
                                                                               (11,000)(1)      631,000 (6)
                               ------------    ----------    ----------     ----------       ----------        -----------
                                 22,700,000    12,145,000     5,712,000     (3,575,000)       2,707,000         39,689,000
  Loss from operations........   (8,540,000)   (3,465,000)   (2,553,000)       648,000       (2,707,000)       (16,617,000)
Other income (expense):
  Other income (expense),
    net.......................           --            --     7,983,000             --       (7,876,000)(7)        107,000
  Interest income (expense),
    net.......................   (2,096,000)     (260,000)     (904,000)       107,000 (1)      904,000 (8)     (2,249,000)
                               ------------    ----------    ----------     ----------       ----------        -----------
                                 (2,096,000)     (260,000)    7,079,000        107,000       (6,972,000)        (2,142,000)
                               ------------    ----------    ----------     ----------       ----------        -----------
Net loss before minority
  interests...................  (10,636,000)   (3,725,000)    4,526,000        755,000       (9,679,000)       (18,759,000)
Minority interests in share of
  loss........................    1,085,000       673,000            --       (673,000)(1)           --          1,085,000
                               ------------    ----------    ----------     ----------       ----------        -----------
  Net loss.................... $ (9,551,000)   (3,052,000)    4,526,000         82,000       (9,679,000)       (17,674,000)
                               ============    ==========    ==========     ==========       ==========        ===========
Pro forma loss per common and
  common equivalent share.....                                                                                 $      (.84)(10)
                                                                                                               ===========

See accompanying notes to pro forma combined consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                                                  PRO FORMA            BFP
                                                                 ADJUSTMENTS        PRO FORMA
                                                                -------------        COMBINED
                                                    BFP          CITY SIGNAL       CONSOLIDATED
                                                ------------    -------------      ------------
Revenues.....................................   $ 28,147,000      $ 450,000(11)    $ 28,597,000
Expenses:
  Service costs..............................     12,585,000        183,000(11)      12,768,000
  Selling, general and administrative
     expenses................................     25,504,000        444,000(11)      25,948,000
  Depreciation and amortization..............      9,859,000        293,000(11)      10,152,000
                                                ------------     ----------        ------------
                                                  47,948,000        920,000          48,868,000
                                                ------------     ----------        ------------
     Loss from operations....................    (19,801,000)      (470,000)        (20,271,000)
Other income (expense):
  Interest income............................     11,074,000             --          11,074,000
  Interest expense...........................    (19,250,000)       (22,000)(11)    (19,272,000)
                                                ------------     ----------        ------------
Net loss before minority interests...........    (27,977,000)      (492,000)        (28,469,000)
Minority interests in share of loss..........      1,590,000             --           1,590,000
                                                ------------     ----------        ------------
     Net loss................................   $(26,387,000)     $(492,000)       $(26,879,000)
                                                ============     ==========        ============
Pro forma loss per common and common
  equivalent share...........................   $      (1.10)                      $      (1.12)
                                                ============                       ============
Pro forma weighted average number of shares
  outstanding................................     24,071,672                         24,071,674
                                                ============                       ============

See accompanying notes to pro forma combined consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

   NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

STATEMENT OF OPERATIONS

     The following notes to the pro forma combined consolidated financial statements represent the explanations related to the pro form adjustments to the historical statements of operations of BFP, BTC and City Signal, Inc. (CSI), as applicable.

 1. Represents elimination of revenues and expenses of BTC's subsidiary, Brooks Telecommunications International, Inc. (BTI) due to the distribution by BTC to its shareholders, prior to the merger with the Company, of its BTI subsidiary (the BTI Spin-off).

 2. Represents the elimination of management and consulting fee revenue charged by BTC to the Company associated with the development of networks and the elimination of expenses recorded by the Company for payments made to BTC. Certain costs were capitalized to the Company's networks at the time they were incurred.

 3. Amount represents the increase in annual amortization of the pro forma excess of the costs over the fair value of the net assets acquired (goodwill) in association with the BTC merger of approximately $6,550,000. The amortization reflects the establishment of additional goodwill of $4,470,000 in excess of the goodwill existing on the financial statements of BTC of $2,080,000 at December 31, 1995. The additional amount of $4,470,000 is amortized over a period of 25 years.

 4. Represents the elimination of the management fee received by CSI from a related entity which is not part of the City Signal Acquisition.

 5. Amount represent the depreciation, over an average period of approximately
    12.5 years, of assets which aggregate $7,792,000 and were acquired by the Company from a related entity of CSI. Such assets represent buildings and equipment and are included in fixed assets within the pro forma combined consolidated balance sheet.

 6. Amount represents the annual amortization, over a period of 25 years, of the pro forma goodwill related to the CSI acquisition of approximately $15,773,000.

 7. The adjustment represents the elimination of the gain on the sale of CSI's Las Vegas, Nevada and Memphis, Tennessee systems. This gain is reflected in the statement of operations of CSI and is non-recurring in nature.

 8. The adjustment represents the elimination of interest expense on outstanding long-term debt of CSI. This interest is reflected in the statement of operations of CSI and is eliminated as it is non-recurring in nature due to the pro forma adjustment for the repayment of $8,804,000 of outstanding debt, and the adjustment of $3,783,000 of debt payable to a related party which was not assumed in the City Signal Acquisition.

 9. The adjustment represents the net effects of salaries and benefits expense for individuals who will become employees of the Company, additional property taxes which will be assumed by CSI in conjunction with the acquisition of certain properties from a related company of CSI, and the elimination of building rent paid by a related company to CSI.

10. Pro forma loss per share has been computed using the absolute number of shares of Common Stock and Common Stock equivalents outstanding after giving effect to the shares issued in connection with the BTC merger and the City Signal Acquisition. The number of shares used in computing pro forma loss per share was 20,951,862. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued during 1995 at prices below the initial public offering price per share and stock options and warrants granted with exercise prices below the initial public offering price of $27.00 during the twelve-month period preceding

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

   NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

    the date of the initial filing of the Registration Statement relating to the Company's May 1996 IPO have been included in the calculation of common stock equivalent shares, using the treasury stock method, as if such shares, options and warrants were outstanding for all of 1995.

11. Represents the CSI revenues, expenses and interest expense for January 1996.

                         BROOKS FIBER PROPERTIES, INC.

                          CONSOLIDATED BALANCE SHEETS



                                                               SEPTEMBER 30,    DECEMBER 31,
                                                                   1996             1995
                                                               -------------    ------------
                                                                (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $203,034,000     $59,913,000
  Marketable securities.....................................    126,634,000              --
  Accounts receivable, net..................................     10,349,000       2,003,000
  Other current assets......................................      6,639,000       1,183,000
                                                               ------------     ------------
     Total current assets...................................    346,656,000      63,099,000
                                                               ------------     ------------
Networks and equipment, net.................................    210,874,000      50,042,000
                                                               ------------     ------------
Investment in minority-owned venture........................      5,000,000              --
                                                               ------------     ------------
Other assets, net...........................................     74,820,000      33,469,000
                                                               ------------     ------------
                                                               $637,350,000     $146,610,000
                                                               ============     ============
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................   $ 21,390,000     $ 5,186,000
                                                               ------------     ------------
     Total current liabilities..............................   $ 21,390,000       5,186,000
                                                               ------------     ------------
Long-term debt..............................................    314,440,000      43,977,000
                                                               ------------     ------------
Minority interests..........................................     10,761,000       3,992,000
                                                               ------------     ------------
Common stock, subject to redemption, $.01 par value,
  2,016,000 and 0 shares issued and outstanding.............     25,200,000              --
Shareholders' equity:
  Preferred stock, 1,040,012 shares authorized:
     Convertible preferred stock, Series A-1, $.01 par
       value;
       0 and 396,000 shares issued and outstanding..........             --      39,600,000
     Convertible preferred stock, Series A-2, $.01 par
       value;
       0 and 419,705 shares issued and outstanding..........             --      65,596,000
     Convertible preferred stock, Series B-1, $.01 par
       value;
       0 and 12,000 shares issued and outstanding...........             --       1,200,000
     Convertible preferred stock, Series B-2, $.01 par
       value; 4,545 shares authorized; 0 and 4,545 shares
       issued
       and outstanding......................................             --         711,000
  Common Stock, $.01 par value; 50,000,000 shares
     authorized; 26,445,890 and 1,162,800 shares issued and
     outstanding............................................        264,000          12,000
  Additional paid-in capital................................    305,715,000              --
  Accumulated deficit.......................................    (40,420,000)    (13,664,000)
                                                               ------------     ------------
     Total shareholders' equity.............................    265,559,000      93,455,000
                                                               ------------     ------------
                                                               $637,350,000     $146,610,000
                                                               ============     ============

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                        THREE MONTHS ENDED              NINE MONTHS ENDED
                                           SEPTEMBER 30                   SEPTEMBER 30
                                   ----------------------------    ---------------------------
                                       1996            1995            1996           1995
                                   ------------     -----------    ------------    -----------
Revenues.........................  $ 12,943,000     $ 3,797,000    $ 28,147,000    $10,309,000
                                   ------------     -----------    ------------    -----------
Expenses:
  Service costs..................     6,125,000       1,831,000      12,585,000      5,248,000
  Selling, general and
     administrative expenses.....    10,158,000       3,027,000      25,504,000      7,818,000
  Depreciation and
     amortization................     4,265,000       1,120,000       9,859,000      2,873,000
                                   ------------     -----------    ------------    -----------
                                     20,548,000       5,978,000      47,948,000     15,939,000
                                   ------------     -----------    ------------    -----------
  Loss from operations...........    (7,605,000)     (2,181,000)    (19,801,000)    (5,630,000)
Other income (expense):
  Interest income................     4,816,000         569,000      11,074,000        746,000
  Interest expense...............    (7,653,000)       (965,000)    (19,250,000)    (2,679,000)
                                   ------------     -----------    ------------    -----------
  Loss before minority
     interests...................   (10,442,000)     (2,577,000)    (27,977,000)    (7,563,000)
Minority interests in share
  of loss........................       451,000         271,000       1,590,000        589,000
                                   ------------     -----------    ------------    -----------
  Net loss.......................  $ (9,991,000)    $(2,306,000)   $(26,387,000)   $(6,974,000)
                                   ============     ===========    ============    ===========
Pro forma loss per common and
  common equivalent share........  $      (0.35)    $     (0.12)   $      (1.10)   $     (0.36)
                                   ============     ===========    ============    ===========
Pro forma weighted average number
  of shares outstanding..........    28,368,352      19,523,584      24,071,672     19,523,584
                                   ============     ===========    ============    ===========

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    FOR THE PERIOD ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                         CONVERTIBLE PREFERRED STOCK                     CONVERTIBLE PREFERRED STOCK
                              -------------------------------------------------   ------------------------------------------
                                    SERIES A-1                SERIES A-2               SERIES B-1             SERIES B-2
                              -----------------------   -----------------------   ---------------------   ------------------
                               SHARES       AMOUNT       SHARES       AMOUNT      SHARES      AMOUNT      SHARES    AMOUNT
                              --------   ------------   --------   ------------   -------   -----------   ------   ---------
Balance, January 1, 1996....   396,000   $ 39,600,000    419,705   $ 65,596,000    12,000   $ 1,200,000   4,545    $ 711,000
Merger with BTC
 -- issuance of common
   stock....................        --             --         --             --        --            --      --           --
 -- conversion of preferred
   stock to common
   stock....................    (6,350)      (635,000)    (6,061)    (1,000,000)       --            --      --           --
Issuance of Series A-2
 Preferred Stock............        --             --      6,060        997,000        --            --      --           --
Preferred Stock Warrants
 Exercised..................     9,940        109,000         --             --        --            --      --           --
Initial Public Offering
 -- issuance of common
   stock....................        --             --         --             --        --            --      --           --
 -- common stock, subject to
   redemption, exchanged for
   common stock.............        --             --         --             --        --            --      --           --
 -- conversion of preferred
   stock to common
   stock....................  (399,590)   (39,074,000)  (419,704)   (65,593,000)  (12,000)   (1,200,000)  (4,545)   (711,000)
Common Stock Options
 Exercised..................        --             --         --             --        --            --      --           --
Common Stock Warrants
 Exercised..................        --             --         --             --        --            --      --           --
Conversion of minority
 interest in subsidiary to
 common stock...............        --             --         --             --        --            --      --           --
Net Loss....................        --             --         --             --        --            --      --           --
                              --------   ------------   --------   ------------   -------   -----------   ------   ---------
Balance, September 30,
 1996.......................        --   $         --         --   $         --        --   $        --      --    $      --
                              ========   ============   ========   ============   =======   ===========   ======   =========


                                  COMMON STOCK         ADDITIONAL                       TOTAL
                              ---------------------     PAID-IN      ACCUMULATED    SHAREHOLDERS'
                                SHARES      AMOUNT      CAPITAL        DEFICIT         EQUITY
                              ----------   --------   ------------   ------------   -------------
Balance, January 1, 1996....   1,162,800   $ 12,000   $         --   $(13,664,000)  $ 93,455,000
Merger with BTC
 -- issuance of common
   stock....................     756,340      8,000      9,447,000            --       9,455,000
 -- conversion of preferred
   stock to common
   stock....................     248,220      2,000      1,633,000            --              --
Issuance of Series A-2
 Preferred Stock............          --         --                           --         997,000
Preferred Stock Warrants
 Exercised..................          --         --             --            --         109,000
Initial Public Offering
 -- issuance of common
   stock....................   7,385,331     74,000    185,119,000            --     185,193,000
 -- common stock, subject to
   redemption, exchanged for
   common stock.............     224,000      2,000      2,798,000            --       2,800,000
 -- conversion of preferred
   stock to common
   stock....................  16,527,920    165,000    106,413,000            --              --
Common Stock Options
 Exercised..................      40,492         --        192,000            --         192,000
Common Stock Warrants
 Exercised..................      91,898      1,000        113,000            --         114,000
Conversion of minority
 interest in subsidiary to
 common stock...............       8,889         --             --      (369,000 )      (369,000 )
Net Loss....................          --         --             --   (26,387,000 )   (26,387,000 )
                              ----------   --------   ------------   ------------   ------------
Balance, September 30,
 1996.......................  26,445,890   $264,000   $305,715,000   $(40,420,000)  $265,559,000
                              ==========   ========   ============   ============   ============

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED SEPTEMBER 30
                                                              ------------------------------
                                                                  1996              1995
                                                              -------------     ------------
Cash flows from operating activities:
  Net loss..................................................  $ (26,387,000)    $ (6,974,000)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      9,859,000        2,873,000
     Non-cash interest expense..............................     19,026,000        2,656,000
     Minority interests.....................................     (1,590,000)        (589,000)
     Changes in assets and liabilities, net of effects from
       acquisitions:
       Accounts receivable..................................     (5,578,000)        (212,000)
       Accounts payable and accrued expenses................       (147,000)       1,247,000
       Other, net...........................................     (3,674,000)          (1,000)
                                                              -------------     ------------
            Net cash used in operating activities...........     (8,491,000)      (1,000,000)
                                                              -------------     ------------
Cash flows from investing activities:
  Purchase of networks and equipment........................   (134,348,000)     (15,240,000)
  Purchase of marketable securities.........................   (250,123,000)              --
  Maturity of marketable securities.........................    122,994,000               --
  Additions to other assets.................................     (9,353,000)      (1,871,000)
  Acquisitions of businesses, net of cash acquired..........     (2,705,000)     (13,941,000)
  Investment in minority owned venture......................     (5,000,000)              --
                                                              -------------     ------------
            Net cash used in investing activities...........   (278,535,000)     (31,052,000)
                                                              -------------     ------------
Cash flows from financing activities:
  Issuance of common stock..................................    185,500,000               --
  Issuance of preferred stock and subscriptions receivable
     payments, net..........................................      1,106,000       84,170,000
  Proceeds from minority interests..........................      7,991,000        4,088,000
  Proceeds from long-term debt, net.........................    238,926,000        5,682,000
  Repayment of long-term debt and capital leases............     (3,376,000)              --
                                                              -------------     ------------
            Net cash provided by financing activities.......    430,147,000       93,940,000
                                                              -------------     ------------
            Net increase in cash............................    143,121,000       61,888,000
Cash, beginning of period...................................     59,913,000        8,795,000
                                                              -------------     ------------
Cash, end of period.........................................  $ 203,034,000     $ 70,683,000
                                                              =============     ============
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................  $     221,000     $    130,000
                                                              =============     ============

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The consolidated balance sheet of Brooks Fiber Properties, Inc. ("BFP" or the "Company") at December 31, 1995 was obtained from the Company's audited balance sheet as of that date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the three months and nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The Company's accounting policies and certain other disclosures are set forth in the notes to the Company's audited consolidated financial statements as of and for the year ended December 31, 1995.

2. CASH AND CASH EQUIVALENTS

     For the purpose of reporting cash flows, cash and cash equivalents consist primarily of cash on hand and highly liquid securities with insignificant interest-rate risk and original maturities of three months or less at date of acquisition.

3. MARKETABLE SECURITIES

     Marketable securities consist of treasury bills, commercial paper, and repurchase agreements with original maturities beyond three months but less than twelve months. Marketable securities are stated at cost, adjusted for discount accretion and premium amortization. The securities in the Company's portfolio are classified as "held to maturity", as management has the intent and ability to hold those securities to maturity.

4. ACQUISITIONS

     Pursuant to an Agreement and Plan of Merger between Brooks Telecommunications Corporation (BTC) and the Company, BTC was merged into the Company on January 2, 1996, and the securities of the Company held by BTC were canceled. Following the merger, the former holders of BTC's common stock, preferred stock, convertible notes, options and warrants received shares of the Company's common stock, options, and warrants. After the consideration of the shares of BFP held by BTC at the time of acquisition, the Company issued 756,340 shares of common stock valued at $12.50 per share and certain options and warrants (see Note 8). Intangible assets of approximately $6.1 million were recorded as a result of this acquisition.

     On January 31, 1996, the Company acquired City Signal, Inc., a provider of competitive access and local exchange services in Michigan and Ohio, and certain assets of a related entity, from an unrelated party. In connection with the acquisition, the Company issued approximately 2.2 million shares of common stock and assumed certain specified liabilities. Intangible assets of approximately $13.1 million were recorded as a result of this acquisition. In addition, the Company granted the seller the option to require the Company to repurchase any or all shares at a price of $12.50 per share on or before February 1, 1998. In conjunction with the Company's initial public offering (see Note 7), the holder of such shares sold 10% of the shares. Accordingly, approximately 2.0 million shares remain subject to redemption.

     Effective July 1, 1996, the Company acquired 100% of the stock of ALD Communications, Inc. ("ALD"), a switchless reseller of long distance services, and Tenant Network Services, Inc. ("TNS"), a wholly-owned subsidiary of ALD which acts as a shared tenant service provider of telecommunications services, both of which provide their services primarily to customers in the San Francisco, California area.

                         BROOKS FIBER PROPERTIES, INC.

     Effective September 1, 1996, the Company acquired 100% of the stock of Bittel Telecommunications Corporation ("Bittel"), a switch-based reseller of long distance services, with such services provided primarily to customers in the San Francisco and Los Angeles, California area.

     The above acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of operations of the acquired companies have been included in the Company's consolidated financial statements since the effective dates of acquisition. The aggregate purchase price for these acquisitions was allocated based on fair values as follows:

        Fair value of tangible assets acquired.........................   $ 41,683,985
        Fair value of intangible assets acquired.......................     35,820,751
        Liabilities assumed............................................    (37,345,272)
                                                                          ------------
        Purchase price, net of cash acquired...........................   $ 40,159,464
                                                                          ============

     In June 1996, the Company and MCImetro Access Transmission Services, Inc. ("MCImetro") entered into an agreement pursuant to which MCImetro has acquired a 15% interest in the Company's Sacramento, California network for $4.5 million, and has invested an additional $3.5 million in the Company's San Jose joint venture company. In accordance with the provisions of the agreements between the Company and MCImetro, on October 10, 1996, MCImetro exchanged the agreed value of these investments for approximately 3.2% of the Company's common stock.

     In June 1996, the Company formed a strategic alliance with World-Net Access, Inc., ("World-Net") through a $5 million investment in exchange for a 20 percent fully-diluted interest in World-Net. The investment in World-Net is classified as Investment in Minority-Owned Venture on the Company's consolidated balance sheet. World-Net is a privately-held, development stage company founded to form a national Internet Service Provider network. (See Note 11 for discussion of an additional commitment to World-Net.)

5. NETWORKS AND EQUIPMENT, NET

     Networks and equipment consist of the following:

                                                        SEPTEMBER 30,    DECEMBER 31,
                                                            1996             1995
                                                        -------------    ------------
        Telecommunications networks..................   $ 85,748,000     $30,158,000
        Electronic and related equipment.............     98,141,000      20,174,000
        Office equipment and furniture...............     17,302,000       2,435,000
        Land and buildings...........................     12,668,000              --
        Leasehold improvements.......................      4,013,000         232,000
        Transportation equipment.....................      4,034,000         173,000
                                                        ------------     -----------
                                                         221,906,000      53,172,000
        Less accumulated depreciation................     11,032,000       3,130,000
                                                        ------------     -----------
                                                        $210,874,000     $50,042,000
                                                        ============     ===========

     As of September 30, 1996 and December 31, 1995, networks and equipment include $33,455,000 and $4,469,000, respectively, of networks in progress that are not in service and, accordingly, have not been depreciated. In addition, for the nine months ended September 30, 1996, interest totalling $1,243,000 has been capitalized in connection with the Company's construction activities. There was no interest capitalized for the twelve-month period ended December 31, 1995.

                         BROOKS FIBER PROPERTIES, INC.

6. OTHER ASSETS, NET

     Other assets consist of the following:

                                                        SEPTEMBER 30,    DECEMBER 31,
                                                            1996             1995
                                                        -------------    ------------
        Goodwill.....................................    $51,925,000     $29,129,000
        Debt issuance costs..........................     13,744,000       3,070,000
        Organization, development, and pre-operating
          costs......................................     13,347,000       2,922,000
                                                         -----------     -----------
                                                          79,016,000      35,121,000
        Less accumulated amortization................      4,196,000       1,652,000
                                                         -----------     -----------
                                                         $74,820,000     $33,469,000
                                                         ===========     ===========

7. SHAREHOLDERS' EQUITY

     Effective January 2, 1996, the Company's Board of Directors authorized a 20-for-1 split for each share of common stock and adjusted all outstanding common stock options and warrants accordingly. All share data presented within the consolidated financial statements have been revised to reflect the 20-for-1 stock split.

     On May 2, 1996, the Company completed its initial public offering of 7,385,331 shares of Common Stock at a price of $27.00 per share, for gross proceeds of approximately $199.4 million and proceeds net of underwriting discounts, advisory fees and expenses of approximately $185.2 million.

8. STOCK OPTIONS AND WARRANTS

     The Company's 1993 Stock Option Plan (the Plan) authorizes the granting of options and stock appreciation rights covering up to 3,400,000 shares of common stock. The options generally vest over a period of three years from the date of grant.

     Stock option activity for the Plan for the nine months ended September 30, 1996 is as follows:

                                                                            PRICE PER
                                                              NUMBER          SHARE
                                                             ---------    -------------
        Balance, December 31, 1995........................   1,651,660    $ 4.00-$ 6.60
          Granted.........................................   1,226,000    $12.50-$33.75
          Exercised.......................................      40,492    $ 4.00-$ 6.60
          Cancelled.......................................     144,000    $ 6.00-$12.50
                                                             ---------     ------------
        Balance, June 30, 1996............................   2,693,168    $ 4.00-$33.75
                                                             =========     ============

     Also, in connection with the Agreement and Plan of Merger between the Company and BTC, the Company issued options and warrants to certain of the shareholders and employees of BTC for the purchase of 1,134,840 shares of the Company's common stock at prices of $11.35 to $31.04 per share. The warrants expire at various dates from March 31, 1997 to December 21, 1999. The options generally vest over a three year period from the date of grant.

                         BROOKS FIBER PROPERTIES, INC.

9. LONG-TERM DEBT

     On February 26, 1996, the Company completed the issuance and sale of $425.0 million aggregate principal amount of 10 7/8% Senior Discount Notes due March 1, 2006, for which gross proceeds of approximately $250.0 million were received. No cash payments of interest are required prior to September 1, 2001. Commencing at such time, the Company will be required to make semi-annual interest payments on the 10 7/8% Senior Discount Notes, totaling approximately $46.2 million annually.

10. PRO FORMA LOSS PER SHARE

     Pro forma loss per share has been computed using the number of shares of common stock and common stock equivalents outstanding. The weighted average number of shares used in computing pro forma loss per share was 28,368,352 and 24,071,672 for the three and nine month periods ended September 30, 1996, respectively, and 19,523,584 for the three and nine month periods ended September 30, 1995. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted at prices below the initial public offering price of $27.00 per share during the twelve-month period preceding the date of the Company's initial filing of the Registration Statement related to such initial public offering have been included in the calculation of common stock equivalent shares for the nine months ended September 30, 1996, using the treasury stock method, as if they were outstanding for all of 1995 and for the entire six-month period ended June 30, 1996. For the three months ended September 30, 1996, the weighted average number of shares was based on common stock outstanding and does not include common stock equivalents as their inclusion would be anti-dilutive.

11. COMMITMENTS AND CONTINGENCIES

     During September 1995, GST Tucson Lightwave, Inc. (Lightwave) was permitted to intervene in litigation originally filed by Brooks Fiber Communications of Tucson, Inc. a wholly-owned subsidiary of BFP (BFC Tucson). Lightwave filed a counterclaim against BFC Tucson, BFP, and Tucson Electric Power Company (TEP) charging BFC Tucson, BFP, and TEP with violations of antitrust laws, all of which stem from an agreement between BFC Tucson and TEP that allowed BFC Tucson exclusive rights, for one year, to utilize certain of TEP's rights-of-way. The original causes of the action have been settled, however, the counterclaim by Lightwave is currently still pending. The Company believes the claim to be without merit and intends to vigorously defend against this action. The Company believes that resolution of the matter will not have a material adverse effect on the financial condition or results of operations of the Company.

     Subsequent to September 30, 1996, the Company committed an additional $15 million to World-Net (see Note 4), which would increase the Company's fully-diluted interest to 25.5% from its present 20%. It is possible that the Company may commit additional funds to World-Net in furtherance of this strategic alliance.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Brooks Fiber Properties, Inc.:

     We have audited the accompanying consolidated balance sheets of Brooks Fiber Properties, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995 and the period November 10, 1993 (date of inception) to December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brooks Fiber Properties, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1995 and the period from November 10, 1993 (date of inception) to December 31, 1993, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP
St. Louis, Missouri
January 26, 1996

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                      1995           1994
                                                                  ------------    -----------
                            ASSETS
Current assets:
  Cash and cash equivalents....................................   $ 59,913,000    $ 8,795,000
  Accounts receivable, net.....................................      2,003,000      1,116,000
  Other current assets.........................................      1,183,000        135,000
  Subscriptions receivable.....................................             --     10,050,000
                                                                  ------------    -----------
     Total current assets......................................     63,099,000     20,096,000
Subscriptions receivable -- restricted.........................             --      7,750,000
Networks and equipment, net of accumulated depreciation........     50,042,000     20,720,000
Other assets, net..............................................     33,469,000     22,759,000
                                                                  ------------    -----------
                                                                  $146,610,000    $71,325,000
                                                                  ============    ===========
             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................   $  4,397,000    $ 3,545,000
  Accrued expenses.............................................        789,000        689,000
                                                                  ------------    -----------
     Total current liabilities.................................      5,186,000      4,234,000
                                                                  ------------    -----------
Long-term debt.................................................     43,977,000     29,403,000
Minority interests.............................................      3,992,000        989,000
Shareholders' equity:
  Preferred stock, 1,040,012 shares authorized:
     Convertible preferred stock, Series A-1, $.01 par value;
       489,600 shares authorized, 396,000 and 223,234 shares
       issued and outstanding..................................     39,600,000     39,600,000
     Convertible preferred stock, Series A-2, $.01 par value;
       433,867 shares authorized, 419,705 and 0 shares issued
       and outstanding.........................................     65,596,000             --
     Convertible preferred stock, Series B-1, $.01 par value;
       12,000 shares authorized, 12,000 and 6,766 shares issued
       and outstanding.........................................      1,200,000      1,200,000
     Convertible preferred stock, Series B-2, $.01 par value;
       4,545 shares authorized, 4,545 and 0 shares issued and
       outstanding.............................................        711,000             --
  Common stock, $.01 par value; 50,000,000 shares authorized,
     1,162,800 shares issued and outstanding...................         12,000         12,000
  Accumulated deficit..........................................    (13,664,000)    (4,113,000)
                                                                  ------------    -----------
     Total shareholders' equity................................     93,455,000     36,699,000
                                                                  ------------    -----------
                                                                  $146,610,000    $71,325,000
                                                                  ============    ===========

          See accompanying notes to consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE
                   PERIOD FROM INCEPTION TO DECEMBER 31, 1993

                                                         1995           1994           1993
                                                      -----------    -----------    -----------
Revenues...........................................   $14,160,000    $ 2,809,000    $     2,000
                                                      -----------    -----------    -----------
Expenses:
  Operating expenses...............................     7,177,000      1,557,000             --
  Selling, general and administrative expenses.....    11,405,000      3,966,000        206,000
  Depreciation and amortization....................     4,118,000        663,000          3,000
                                                      -----------    -----------    -----------
                                                       22,700,000      6,186,000        209,000
                                                      -----------    -----------    -----------
     Loss from operations..........................    (8,540,000)    (3,377,000)      (207,000)
Other income (expense):
  Interest income..................................     1,608,000         95,000          2,000
  Interest expense.................................    (3,704,000)      (693,000)            --
                                                      -----------    -----------    -----------
     Loss before minority interest.................   (10,636,000)    (3,975,000)      (205,000)
Minority interests in share of loss................     1,085,000         78,000             --
                                                      -----------    -----------    -----------
     Net loss......................................   $(9,551,000)   $(3,897,000)   $  (205,000)
                                                      ============   ============   ============
Pro forma loss per common and common equivalent
  share............................................   $      (.49)
                                                      ============

          See accompanying notes to consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE
                   PERIOD FROM INCEPTION TO DECEMBER 31, 1993

                                    CONVERTIBLE PREFERRED STOCK                  CONVERTIBLE PREFERRED STOCK
                            --------------------------------------------   ---------------------------------------
                                                                                                                      COMMON
                                 SERIES A-1             SERIES A-2             SERIES B-1           SERIES B-2         STOCK
                            --------------------   ---------------------   -------------------   -----------------   ---------
                            SHARES     AMOUNT      SHARES      AMOUNT      SHARES     AMOUNT     SHARES    AMOUNT     SHARES
                            -------  -----------   -------   -----------   ------   ----------   ------   --------   ---------
Issuance of common stock,
  November 10, 1993......        --  $        --        --   $        --      --    $       --      --    $     --   1,162,800
Issuance and subscription
  of Series A preferred
  stock..................   396,000   39,600,000        --            --      --            --      --          --          --
Issuance and subscription
  of Series B preferred
  stock..................        --           --        --            --   12,000    1,200,000      --          --          --
Subscriptions receivable,
  payments and
  reclassifications......        --           --        --            --      --            --      --          --          --
Net loss.................        --           --        --            --      --            --      --                      --
                            -------  -----------   -------   -----------   ------   ----------    ----    --------   ---------
Balance, December 31,
  1993...................   396,000   39,600,000        --            --   12,000    1,200,000      --          --   1,162,800
Subscriptions receivable,
  payments and
  reclassifications......        --           --        --            --      --            --      --          --          --
Net loss.................        --           --        --            --      --            --      --          --          --
                            -------  -----------   -------   -----------   ------   ----------    ----    --------   ---------
Balance, December 31,
  1994...................   396,000   39,600,000        --            --   12,000    1,200,000      --          --   1,162,800
Issuance of Series A-2
  preferred stock........        --           --   419,705    65,596,000      --            --      --          --          --
Issuance of Series B-2
  preferred stock........        --           --        --            --      --            --   4,545     711,000          --
Net loss.................        --           --        --            --      --            --      --          --          --
                            -------  -----------   -------   -----------   ------   ----------    ----    --------   ---------
Balance, December 31,
  1995...................   396,000  $39,600,000   419,705   $65,596,000   12,000   $1,200,000   4,545    $711,000   1,162,800
                            =======  ===========   =======   ===========   ======   ==========    ====    ========   =========


                                                                      TOTAL
                                     SUBSCRIPTIONS   ACCUMULATED   SHAREHOLDERS'
                           AMOUNT     RECEIVABLE       DEFICIT        EQUITY
                           -------   -------------   -----------   ------------
Issuance of common stock,
  November 10, 1993......  $12,000             --       (11,000 )        1,000
Issuance and subscription
  of Series A preferred
  stock..................      --     (39,018,000)           --        582,000
Issuance and subscription
  of Series B preferred
  stock..................      --      (1,182,000)           --         18,000
Subscriptions receivable,
  payments and
  reclassifications......      --       4,450,000            --      4,450,000
Net loss.................      --              --      (205,000 )     (205,000)
                           -------    -----------    -----------    ----------
Balance, December 31,
  1993...................  12,000     (35,750,000)     (216,000 )    4,846,000
Subscriptions receivable,
  payments and
  reclassifications......      --      35,750,000            --     35,750,000
Net loss.................      --              --    (3,897,000 )   (3,897,000)
                           -------    -----------    -----------    ----------
Balance, December 31,
  1994...................  12,000              --    (4,113,000 )   36,699,000
Issuance of Series A-2
  preferred stock........      --              --            --     65,596,000
Issuance of Series B-2
  preferred stock........      --              --            --        711,000
Net loss.................      --              --    (9,551,000 )   (9,551,000)
                           -------    -----------    -----------    ----------
Balance, December 31,
  1995...................  $12,000             --    (13,664,000)   93,455,000
                           =======    ===========    ===========    ==========

          See accompanying notes to consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE
                   PERIOD FROM INCEPTION TO DECEMBER 31, 1993

                                                         1995            1994           1993
                                                     ------------    ------------    ----------
Cash flows from operating activities:
  Net loss........................................   $ (9,551,000)   $ (3,897,000)   $ (205,000)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization................      4,117,000         663,000         3,000
     Non-cash interest expense....................      3,814,000         135,000            --
     Minority interests...........................     (1,085,000)        (78,000)           --
     Changes in assets and liabilities, net of
       effects from acquisitions:
       Accounts receivable........................       (593,000)       (576,000)       (2,000)
       Other current assets.......................        115,000        (133,000)      (91,000)
       Accounts payable and accrued expenses......        623,000       3,955,000       154,000
                                                      -----------     -----------    -----------
     Net cash provided by (used in) operating
       activities.................................     (2,560,000)         69,000      (141,000)
                                                      -----------     -----------    -----------
Cash flows from investing activities:
  Purchase of networks and equipment..............    (27,577,000)     (6,693,000)           --
  Increase in other assets........................     (2,026,000)       (769,000)           --
  Payment for acquisitions, net of cash
     acquired.....................................    (13,941,000)    (35,669,000)           --
                                                      -----------     -----------    -----------
     Net cash used in investing activities........    (43,544,000)    (43,131,000)           --
                                                      -----------     -----------    -----------
Cash flows from financing activities:
  Issuance of preferred stock and subscriptions
     receivable payments..........................     84,107,000      21,781,000     1,219,000
  Proceeds from minority interests................      4,088,000       1,067,000            --
  Proceeds from long-term debt....................     10,760,000      29,268,000            --
  Other financing activities......................     (1,733,000)     (1,337,000)           --
                                                      -----------     -----------    -----------
     Net cash provided by financing activities....     97,222,000      50,779,000     1,219,000
                                                      -----------     -----------    -----------
     Net increase in cash.........................     51,118,000       7,717,000     1,078,000
Cash, beginning of period.........................      8,795,000       1,078,000            --
                                                      -----------     -----------    -----------
Cash, end of period...............................   $ 59,913,000    $  8,795,000    $1,078,000
                                                      ===========     ===========    ===========
Supplemental disclosure of cash flow information
  -- cash paid during the year for interest.......   $    132,000    $    408,000    $       --
                                                      ===========     ===========    ===========

          See accompanying notes to consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     The consolidated financial statements include the accounts of Brooks Fiber Properties, Inc. (BFP) and its majority-owned subsidiaries (the Company). The Company, through its subsidiaries, is a leading provider of competitive local telecommunications services in selected markets in the United States.

     The Company was founded on November 10, 1993 by Brooks Telecommunications Corporation (BTC) and a group of venture capital investors who, along with BTC and management of the Company, provided initial equity capital of $40.8 million. As the Company's founding shareholder, BTC received 1,162,800 founder's shares of the Company's common stock and founder's warrants to purchase an additional 81,600 shares of the Company's preferred stock (convertible into 1,632,000 shares of common stock).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The consolidated financial statements include the accounts of all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (b) Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

  (c) Concentration of Credit Risk

     For purposes of segment reporting, management believes the Company operates in the telecommunications industry. The Company's primary customers are long distance carriers and businesses within the Company's markets. The Company has no significant credit risk concentration. One long distance carrier accounted for 24% of total revenues for the year ended December 31, 1995.

  (d) Networks and Equipment

     Networks and equipment are stated at cost. Costs of construction are capitalized, including direct interest costs related to construction. Leasehold improvements are amortized using the straight-line method over their useful life or lease term, whichever is shorter. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

                                                                                YEARS
                                                                                -----
        Telecommunications networks..........................................   8-25
        Electronic and related equipment.....................................      8
        Furniture and office equipment.......................................      7
        Motor vehicles.......................................................      3

  (e) Other Assets

     Goodwill is being amortized using the straight-line method over 25 years from the dates of acquisition. The Company reviews the carrying amount of goodwill periodically to determine whether any impairment has occurred in the value of such assets. Based upon the anticipated future income

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES and cash flows from operating activities, in the opinion of management no impairment has occurred as of December 31, 1995.

     Direct incremental costs incurred in the organization and development of new networks, including the costs associated with negotiating rights-of-way, obtaining legal/regulatory authorizations, and developing network design, are deferred and amortized over five years. Preoperating costs represent substantially all direct incremental nondevelopment costs incurred during the preoperating phase of a newly constructed network and are amortized over five-year periods commencing with the start of operations.

     Costs of the Company's interest rate cap arrangements purchased under the terms of debt facilities are deferred and amortized over the contractual period of the underlying interest rate cap arrangements.

     Costs incurred in connection with securing the Company's debt facilities, including commitment, legal, and other such costs, are deferred and amortized over the term of the financing.

  (f) Revenue Recognition

     The Company recognizes revenue on local competitive access services in the month such services are provided. Revenues and associated costs of facilities management services are recognized as services are provided.

  (g) Income Taxes

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 utilizes the asset/liability method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

  (h) Reclassifications

     Certain 1994 amounts have been reclassified to conform with the 1995 presentation.

  (i) Fair Value of Financial Instruments

     The Company discloses estimated fair values for its financial instruments. A financial instrument is defined as cash or a contract that both imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity.

  (j) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities in the preparation of financial statements. Actual results could differ from these estimates.

  (k) Effect of New Accounting Standards

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal year 1996.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1996.

     While the Company does not know precisely the impact that will result from adopting SFAS No. 121 and SFAS No. 123, the Company does not expect the adoption of SFAS No. 121 or SFAS No. 123 to have a material effect on the Company's consolidated financial position or results of operations.

  (l) Pro Forma Loss Per Share

     Pro forma loss per share has been computed using the number of shares of Common Stock and Common Stock equivalents outstanding. The number of shares used in computing pro forma loss per share was 19,532,584. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted at prices below the initial public offering price of $27.00 per share during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares, using the treasury stock method, as if they were outstanding for all of 1995.

3. ACQUISITIONS AND JOINT VENTURES

     On January 31, 1994, the Company acquired certain assets from an unrelated party that included a telecommunications network in Massachusetts and rights-of-way for development of networks in Connecticut and Rhode Island.

     On October 14, 1994, the Company acquired from an unrelated party 100% of certain related companies (Phoenix) that included telecommunications networks in California, a telemanagement services business, and a reseller of long distance telecommunications services. The Company issued short-term notes of $24.5 million to the seller backed by a letter of credit. As of December 31, 1994, the notes were repaid using the proceeds from long-term debt.

     On March 15, 1995, the Company acquired from an unrelated party 100% of the assets of a 105-mile competitive access network in Tulsa, Oklahoma.

     The above acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of operations of the acquired companies have been included in the Company's consolidated financial statements since the effective dates of acquisition. The aggregate purchase price for the acquisitions occurring in 1995 and 1994 were allocated based on fair values as follows:

                                                                1995           1994
                                                             -----------    -----------
        Fair value of tangible assets acquired............   $ 5,958,000    $15,037,000
        Fair value of intangible assets acquired..........     8,323,000     20,757,000
        Liabilities assumed...............................      (340,000)      (125,000)
                                                             -----------    -----------
          Purchase price, net of cash acquired............   $13,941,000    $35,669,000
                                                             ===========    ===========

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

     The following unaudited condensed pro forma information presents the results of operations of the Company for the years ended December 31, 1995 and 1994 as if the above transactions had occurred on January 1, 1994:

                                                                1995           1994
                                                            ------------    -----------
        Revenue..........................................   $ 14,536,000    $12,803,000
        Loss before minority interest....................    (10,722,000)    (6,352,000)
                                                            ============    ============

     The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred had the purchases been made on January 1, 1994, or of the future anticipated results of operations of the combined companies.

     In September 1995, the Company and MCI/Metro Access Transmission Services, Inc. (MCI/Metro), a wholly-owned subsidiary of MCI Communications Corp. (MCI), entered into agreements for the formation of a joint venture company, which is majority owned by a subsidiary of the Company, to operate and significantly expand the Company's existing CAP networks in San Jose, California, and its environs. The Company transferred the net assets of its network in San Jose to the joint venture.

     During 1995 and 1994, a third-party investor acquired a 6.5% interest in certain subsidiaries of the Company. In connection with MCI/Metro's investment in the Company's San Jose network and investments by the third-party investor, minority investments in the Company's subsidiaries totaling $4.1 million and $1.1 million were made during the years ended December 31, 1995 and 1994, respectively.

4. NETWORKS AND EQUIPMENT, NET

     Networks and equipment consist of the following:

                                                                1995           1994
                                                             -----------    -----------
        Telecommunications networks.......................   $30,158,000    $12,726,000
        Electronic and related equipment..................    20,174,000      7,448,000
        Leasehold improvements............................       232,000        116,000
        Furniture and office equipment....................     2,435,000        732,000
        Motor vehicles....................................       173,000         71,000
                                                             -----------    -----------
                                                              53,172,000     21,093,000
        Less accumulated depreciation.....................     3,130,000        373,000
                                                             -----------    -----------
                                                             $50,042,000    $20,720,000
                                                             ===========    ===========

     As of December 31, 1995 and 1994, networks and equipment include $4,469,000 and $601,000 of networks in progress that were not in service and, accordingly, have not been depreciated.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

5. OTHER ASSETS, NET

     Other assets consist of the following:

                                                                1995           1994
                                                             -----------    -----------
        Goodwill..........................................   $29,129,000    $20,757,000
        Organization, development, and preoperating
          costs...........................................     2,341,000        614,000
        Interest rate cap arrangements....................     1,511,000        567,000
        Debt issuance costs...............................     1,559,000        770,000
        Rights-of-way.....................................       283,000        193,000
        Other.............................................       298,000        151,000
                                                             -----------    -----------
                                                              35,121,000     23,052,000
        Less accumulated amortization.....................     1,652,000        293,000
                                                             -----------    -----------
                                                             $33,469,000    $22,759,000
                                                             ===========    ===========

     Amortization charged to expense for the years ended December 31, 1995 and 1994 and for the period ended December 31, 1993 was $1,356,000, $289,000, and $3,000, respectively.

     The terms of the Company's Loan and Security Agreements (the Agreements) with AT&T Credit Corporation entered into during 1995 and 1994 require the purchase of interest rate cap arrangements under which, if the 90-day commercial paper rate rises above 7.5%, the Company will receive payments to offset the higher interest rates on long-term debt. These payments, if any, will be recorded as reductions of interest expense. The contract period and notional amounts of the interest rate caps as of December 31, 1995 are as follows:

                                                                            NOTIONAL
                                CONTRACT PERIOD                              AMOUNT
        ----------------------------------------------------------------   -----------
        October 1996 through October 2001...............................   $ 4,752,000
        January 1997 through January 2002...............................    30,551,000
                                                                           ===========

     Notional amounts decrease during the contract period.

     As of December 31, 1995, the carrying value and fair value of the interest rate cap arrangements approximated $1,511,000 and $444,250, respectively.

6. LONG-TERM DEBT

     During 1995 and 1994, the Company entered into Agreements with AT&T Credit Corporation to provide financing for the acquisition and construction of telecommunications networks, the purchase of equipment related to the construction and operation of the networks, and working capital. As of December 31, 1995, borrowings under the Agreements have a maximum capacity of $49.2 million, with outstanding indebtedness of $43.9 million. The notes bear interest at the 90-day commercial paper rate plus 4.5% per annum (10.12% at December 31, 1995), payable quarterly beginning two years after the initial borrowing. Interest not paid during the two-year period will be added to the principal balance of the notes, not to exceed the maximum borrowing capacity.

     The Company is required to pay a commitment fee at the rate of .5% per annum on the average unused portion of the maximum borrowing capacity of the Agreements. The fee is payable quarterly and commences six months after the initial borrowing. Borrowings are secured by the assets and

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES stock of certain of the Company's subsidiaries. Principal payments begin three years after the initial borrowing.

     In August 1995, the Company entered into a credit agreement with Fleet National Bank, N.A. (the Bank Credit Agreement) that provides a wholly-owned subsidiary of the Company the ability to borrow amounts up to $10 million from time to time prior to June 30, 1997 at an interest rate of 2% over the prime rate of the bank. Terms of the Bank Credit Agreement further provide for final maturity of all loans no later than June 30, 2002, interest-only payments through August 31, 1997, and a 4.5-year principal payout period thereafter. As of December 31, 1995, borrowings under this facility totaled $100,000 at a rate of 10.25%.

     The aforementioned credit agreements contain certain restrictive and financial covenants, including limitations on the ability of the subsidiaries to declare and pay dividends, to incur additional indebtedness, to make loans and advances, and the maintenance of certain financial ratios and minimum annualized operating cash flow.

     Maturities of long-term debt at December 31, 1995 are as follows:

                        1996..........................   $        --
                        1997..........................       115,000
                        1998..........................     2,315,000
                        1999..........................     4,513,000
                        2000..........................     6,714,000
                        Thereafter....................    30,320,000
                                                         -----------
                                                         $43,977,000
                                                         ===========

     As of December 31, 1995, the fair value of long-term debt approximated carrying value.

7. PREFERRED STOCK

     The Company's authorized preferred stock consists of 1,040,012 shares, of which 489,600 shares are designated as Series A-1 Voting Convertible Preferred Stock (Series A-1), 433,867 shares are designated as Series A-2 Non-Voting Convertible Preferred Stock (Series A-2), 12,000 shares are designated as Series B-1 Voting Convertible Preferred Stock (Series B-1), and 4,545 shares are designated as Series B-2 Non-Voting Convertible Preferred Stock (Series B-2). The Company has not designated approximately 100,000 shares of preferred stock.

     On November 10, 1993, the Company received stock subscriptions for 396,000 shares of Series A-1 and 12,000 shares of Series B-1 preferred stock for an aggregate committed purchase price of $100 per share. The Company recorded $40.8 million of preferred stock and a subscriptions receivable (as a component of shareholders' equity) of $40.2 million, net of $600,000 of cash received for the initial issuance of 6,000 shares of preferred stock. In December 1993, additional funds of $619,000 were received for the issuance of preferred shares. During 1995 and 1994, the remaining funds under the subscriptions receivable were requested and received by the Company. Accordingly, the subscriptions receivable of $17.8 million as of December 31, 1994 was reclassified as an asset of the Company, of which $7.75 million was designated to make an acquisition of long-term assets and was classified as a noncurrent asset.

     In August 1995, the Company completed a private placement of 419,705 shares of Series A-2 and 4,545 shares of Series B-2 preferred stock. Gross proceeds from the offering totaled $70,001,000.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

     Each share of preferred stock may be converted into 20 shares of common stock at the option of the holder. In addition, Series B preferred stock may be converted into shares of Series A preferred stock on a share-for-share basis. The preferred shares automatically convert into common stock upon consummation of a public offering of the Company's stock of at least $40.0 million and $15.00 per share.

     The holders of shares of the Series A and Series B preferred stock are not entitled to receive cash dividends. No cash dividends may be declared and paid to the holders of common stock as long as Series A or Series B preferred stock is outstanding.

8. STOCK OPTIONS AND WARRANTS

     The Company's 1993 Stock Option Plan (the Plan) authorizes the granting of options and stock appreciation rights covering up to 3,400,000 shares of common stock. The options generally vest over a period of three years from the date of grant.

     Stock option activity for the years ended December 31, 1995 and 1994 is as follows:

                                                                               PRICE
                                                               NUMBER        PER SHARE
                                                              ---------      ----------
        Balance, January 1, 1994...........................     580,000      $     4.00
          Granted..........................................     460,000            4.00
          Cancelled........................................    (120,000)           4.00
                                                              ---------
        Balance, December 31, 1994.........................     920,000            4.00
          Granted..........................................     875,000       4.00-6.60
          Cancelled........................................    (143,340)      4.00-6.60
                                                              ---------
        Balance, December 31, 1995.........................   1,651,660      $4.00-6.60
                                                              =========      ==========

     In connection with the stock subscriptions received by the Company on November 10, 1993, the Company granted a warrant to BTC to purchase up to 81,600 shares of Series A-1 preferred stock (convertible into 1,632,000 shares of common stock) at a price of $220 per share if exercised prior to November 10, 1996; $290 per share thereafter to November 10, 1997; and $380 per share after November 10, 1997. The warrant expires on November 10, 1998.

     In connection with the August 1995 placement of Series A-2 preferred stock, the Company granted its financial advisor for the offering 9,617 warrants for the purchase of Series A-2 shares (convertible into 192,340 shares of common stock) at $165 per share. The warrants expire August 8, 2000.

9. RELATED-PARTY TRANSACTIONS

     During November 1993, the Company entered into a management agreement with BTC pursuant to which BTC agreed to provide certain services to the Company. The management agreement commenced upon the Company's first acquisition (January 31, 1994). The management agreement provides for payment by the Company to BTC of a fee equal to $250,000 per year adjusted annually in 1996 and subsequent years for inflation, plus the Company's proportionate share of rent and support services. Furthermore, BTC charges BFP for consulting services and certain expenses as incurred, plus the Company's proportionate share of rent and support services. Aggregate expenses related to services provided by BTC totaled $1,478,000 and $458,000 in 1995 and 1994, respectively. As of December 31, 1995 and 1994, the Company has recorded a payable to

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

BTC of $152,000 and $66,000, respectively. See note 12 for further discussion of related-party transactions.

10. INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. No provision for income taxes was recorded for 1995, 1994, or for the period ended December 31, 1993. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance for the entire portion of the net deferred income tax asset. The valuation allowance increased by $4,407,000 and $1,535,000 for 1995 and 1994, respectively.

     As of December 31, 1995 and 1994, temporary differences and carryforwards that give rise to deferred income tax assets and liabilities are as follows:

                                                                1995           1994
                                                             -----------    -----------
        Deferred income tax assets:
          Tax loss carryforwards..........................   $ 6,358,000    $ 1,754,000
          Valuation allowance.............................    (6,011,000)    (1,604,000)
          Other...........................................        52,000         32,000
                                                             -----------    -----------
             Net deferred income tax asset................       399,000        182,000
                                                             -----------    -----------
        Deferred income tax liabilities:
          Networks and equipment..........................      (399,000)      (159,000)
          Intangible assets...............................            --        (23,000)
                                                             -----------    -----------
             Net deferred income tax liabilities..........      (399,000)      (182,000)
                                                             -----------    -----------
             Net deferred income taxes....................   $        --    $        --
                                                             ===========    ===========

     As of December 31, 1995, net operating loss carryforwards totaling $15.9 million expire in years 2008-2011 if not utilized in future income tax returns.

11. COMMITMENTS AND CONTINGENCIES

     The Company leases office space at various locations. Rent expense totaled $688,000 and $245,000 for 1995 and 1994, respectively. Future minimum rental payments under noncancellable operating leases at December 31, 1995 were as follows:

                        1996...........................   $1,169,000
                        1997...........................    1,181,000
                        1998...........................      850,000
                        1999...........................      667,000
                        2000...........................      532,000
                        Thereafter.....................    1,455,000
                                                          ----------
                                                          $5,854,000
                                                          ==========

     During September 1995, GST Tucson Lightwave, Inc. (Lightwave) was permitted to intervene in litigation originally filed by Brooks Fiber Communications of Tucson, Inc., a wholly-owned subsidiary of BFP (BFC Tucson). Lightwave filed a counterclaim against BFC Tucson, BFP, and Tucson Electric Power Company (TEP) charging BFC Tucson, BFP, and TEP with violations of antitrust laws, all of which stem from an agreement between BFC Tucson and TEP that allowed BFC Tucson exclusive rights, for one year, to utilize certain of TEP's rights-of-way. The original causes of

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES the action have been settled; however, the counterclaim by Lightwave is currently still pending. The Company believes the claim to be without merit and intends to vigorously defend against this action. The Company believes that resolution of the matter will not have a material adverse effect on the financial condition or results of operations of the Company.

12. SUBSEQUENT EVENTS

     Pursuant to an Agreement and Plan of Merger between BTC and the Company, BTC was merged into the Company on January 2, 1996, and the securities of the Company held by BTC were cancelled. Following the merger, the former holders of BTC's common stock, preferred stock, convertible notes, and options and warrants received shares of the Company's common stock, options, and warrants. After the consideration of the shares of BFP held by BTC at the time of the acquisition, the Company issued an additional 756,340 shares of Common Stock valued at $12.50 per share. Intangible assets of approximately $7 million are expected to be recorded as a result of this acquisition. The Management Agreement between the Company and BTC was cancelled.

     Also on January 2, 1996, the Company's Board of Directors authorized a 20-for-1 stock split for each share of common stock and adjusted all outstanding common stock options and warrants accordingly. All share data presented within the December 31, 1995 consolidated financial statements have been revised to effect for the stock split.

     On January 17, 1996, the Company signed a definitive agreement with an unrelated party to acquire City Signal, Inc., a provider of competitive access and local exchange services in Michigan and Ohio, and certain assets of a related entity. In connection with the acquisition, the Company has agreed to issue approximately 2.2 million shares of common stock (subject to post-closing adjustment) and to assume approximately $13.3 million of liabilities. In addition, the Company has provided the seller with the option to require the Company to purchase from the seller all or any part of the shares issued in connection with the acquisition at a price of $12.50 per share on or prior to the earlier of the first anniversary of the closing or the closing of an initial public offering of the Company's common stock. The transaction is scheduled to close into escrow on January 31, 1996. Intangible assets of approximately $15.8 million are expected to be recorded as a result of this acquisition.

     The following unaudited condensed pro forma information presents the results of operations of the Company for the year ended December 31, 1995 as if the above transactions had occurred on January 1, 1995:

                       Revenue........................   $ 23,072,000
                       Loss before minority
                         interest.....................    (18,759,000)
                                                         ============

     The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred had the purchases been made on January 1, 1995, or of the future anticipated results of operations of the combined companies.

                          INDEPENDENT AUDITORS' REPORT

City Signal, Inc.
Grand Rapids, Michigan

     We have audited the accompanying consolidated balance sheets of City Signal, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholder's equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of City Signal, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ BDO Seidman, LLP

Grand Rapids, Michigan
February 29, 1996

                               CITY SIGNAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                    DECEMBER 31,
                                                                             --------------------------
                                                                                1995           1994
                                                                             -----------    -----------
                                  ASSETS
Current Assets
  Cash....................................................................   $    92,424    $   337,109
  Accounts receivable:
    Trade, net of allowance for possible losses of $30,000 and $18,000....       664,018      1,294,796
    Other.................................................................       367,631        406,919
  Current maturities of note receivable...................................        15,226         13,794
  Prepaid expenses........................................................       327,965        218,881
                                                                             -----------    -----------
Total Current Assets......................................................     1,467,264      2,271,499
                                                                             -----------    -----------
Property and Equipment (Notes 2, 4 and 6)
  Network equipment.......................................................    10,080,406      7,448,618
  Fiber optic cable.......................................................     4,676,128      8,527,556
  Leasehold improvements..................................................       314,246        257,432
  Office furniture and equipment..........................................       135,694        105,160
  Vehicles................................................................        92,073        215,860
  Uninstalled equipment and construction in progress......................     4,336,875      1,727,264
                                                                             -----------    -----------
                                                                              19,635,422     18,281,890
Less accumulated depreciation and amortization............................     4,456,814      4,326,697
                                                                             -----------    -----------
Net Property and Equipment................................................    15,178,608     13,955,193
                                                                             -----------    -----------
Other Assets
  Investment in limited partnership (Note 6)..............................       410,000             --
  Collocation costs, net of amortization..................................       152,225        972,053
  Note receivable, net of current maturities..............................        37,614         45,773
  Deposits................................................................        18,333         32,134
  Miscellaneous...........................................................            --          1,336
                                                                             -----------    -----------
Total Other...............................................................       618,172      1,051,296
                                                                             -----------    -----------
                                                                             $17,264,044    $17,277,988
                                                                             ===========    ===========
                   LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
  Accounts payable:
    Trade.................................................................   $ 2,428,799    $   772,655
    Related parties (Note 6)..............................................     1,140,677             --
  Customer advance deposits and billings..................................            --        385,695
  Accrued expenses:
    Taxes, other than income..............................................        84,319        210,194
    Interest..............................................................       337,904             --
    Compensation..........................................................        71,857        202,622
    Other.................................................................       463,951        354,138
  Current maturities of obligations under capital leases (Note 2).........       372,120             --
  Current maturities of long-term debt (Note 4)...........................       735,021        146,614
                                                                             -----------    -----------
Total Current Liabilities.................................................     5,634,648      2,071,918
Obligations Under Capital Leases, less current maturities (Note 2)........       369,387             --
Note Payable to Related Party (Note 3)....................................     2,010,242     15,924,108
Long-Term Debt, less current maturities (Note 4)..........................     9,100,341      3,658,477
                                                                             -----------    -----------
Total Liabilities.........................................................    17,114,618     21,654,503
                                                                             -----------    -----------
Commitments and Contingencies (Notes 2, 5, 7 and 9)
Shareholder's Equity (Deficit) (Note 5)
  Common stock, $1 par -- 50,000 shares authorized; 1,754 shares issued
    and outstanding.......................................................         1,754          1,754
  Additional paid-in capital..............................................     1,724,713      1,724,713
  Deficit.................................................................    (1,577,041)    (6,102,982)
                                                                             -----------    -----------
Total Shareholder's Equity (Deficit)......................................       149,426     (4,376,515)
                                                                             -----------    -----------
                                                                             $17,264,044    $17,277,988
                                                                             ===========    ===========

          See accompanying notes to consolidated financial statements.

                               CITY SIGNAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                                   --------------------------
                                                                      1995           1994
                                                                   -----------    -----------
Net Revenue (Note 3)............................................   $ 3,159,518    $ 4,571,962
                                                                    ----------    -----------
Expenses
  Cost of services..............................................       495,824      1,162,736
  Selling, general and administrative (Note 3)..................     3,887,944      3,845,264
  Depreciation and amortization.................................     1,329,163      1,642,584
                                                                    ----------    -----------
Total expenses..................................................     5,712,931      6,650,584
                                                                    ----------    -----------
Loss from operations............................................    (2,553,413)    (2,078,622)
                                                                    ----------    -----------
Other Income (Expenses)
  Interest expense (Notes 3 and 4)..............................    (1,097,737)    (1,349,378)
  Interest income...............................................       194,055          5,751
  Gain on sale of equipment (Note 6)............................     7,093,656      2,746,175
  Gain on sale of consolidated entity (Note 6)..................       803,289             --
  Miscellaneous.................................................        86,091         92,705
                                                                    ----------    -----------
Net other income................................................     7,079,354      1,495,253
                                                                    ----------    -----------
Net Income (Loss)...............................................   $ 4,525,941    $  (583,369)
                                                                    ==========    ===========

          See accompanying notes to consolidated financial statements.

                               CITY SIGNAL, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

                                                      ADDITIONAL
                                            COMMON     PAID-IN
                                            STOCK      CAPITAL        DEFICIT         TOTAL
                                            ------    ----------    -----------    -----------
Balance January 1, 1994..................   $1,754    $  365,040    $(5,519,613)   $(5,152,819)
  Additional capital contributions.......      --      1,359,673             --      1,359,673
  Net loss for the year..................      --             --       (583,369)      (583,369)
                                            ------    ----------    -----------    -----------
Balance, December 31, 1994...............   1,754      1,724,713     (6,102,982)    (4,376,515)
  Net income for the year................      --             --      4,525,941      4,525,941
                                            ------    ----------    -----------    -----------
Balance, December 31, 1995...............   $1,754    $1,724,713    $(1,577,041)   $   149,426
                                            ======    ==========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                               CITY SIGNAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                                  ---------------------------
                                                                      1995           1994
                                                                  ------------    -----------
Operating Activities
  Net income (loss)............................................   $  4,525,941    $  (583,369)
  Adjustments to reconcile net income (loss) to net cash for operating activities:
     Depreciation and amortization.............................      1,329,163      1,642,584
     Provision for losses on accounts receivable...............         12,000          6,000
     Gain on sale of property and equipment....................     (7,093,656)    (2,746,175)
     Gain on sale of consolidated entity.......................       (803,289)            --
     Changes in operating assets and liabilities, excluding
       effects of sale of consolidated entity:
       Accounts receivable.....................................        437,848     (1,606,082)
       Prepaid expenses........................................       (117,116)       414,749
       Checks issued against future deposits...................             --       (381,280)
       Accounts payable........................................     (1,270,060)       144,101
       Customer advance deposits and billings..................       (320,149)       322,022
       Accrued expenses........................................        287,894        498,598
                                                                  ------------    -----------
Net cash for operating activities..............................     (3,011,424)    (2,288,852)
                                                                  ------------    -----------
Investing Activities
  Capital expenditures.........................................     (6,292,004)    (7,879,694)
  Proceeds from sale of property and equipment.................     11,391,531      5,589,824
  Proceeds from sale of consolidated entity....................      2,991,394             --
  Decrease in deposits.........................................          4,776         31,155
  Payments received on notes receivable........................          6,727         12,497
                                                                  ------------    -----------
Net cash from (for) investing activities.......................      8,102,424     (2,246,218)
                                                                  ------------    -----------
Financing Activities
  Net change in note payable to related party..................   $(10,068,633)   $ 5,409,494
  Proceeds from long-term debt.................................      5,222,007             --
  Reduction in note payable to shareholder.....................             --     (1,636,523)
  Repayment of long-term debt..................................       (342,074)      (272,704)
  Principal payments on capital lease obligations..............       (146,985)            --
  Capital contributions........................................             --      1,359,673
                                                                  ------------    -----------
Net cash from (for) financing activities.......................     (5,335,685)     4,859,940
                                                                  ------------    -----------
Net Increase (Decrease) in Cash................................       (244,685)       324,870
Cash, beginning of year........................................        337,109         12,239
                                                                  ------------    -----------
Cash, end of year..............................................   $     92,424    $   337,109
                                                                  ============    ===========

          See accompanying notes to consolidated financial statements.

                               CITY SIGNAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES DESCRIPTION OF BUSINESS

     City Signal, Inc, (Company) is a provider of local access telecommunication services. Its activities include construction of fiber optic networks for sale or lease. Revenue is derived from commercial customers and governmental units primarily within the state of Michigan for 1995 and the states of Michigan and Tennessee for 1994.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of all majority-owned entities. All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements as of and for the year ended December 31, 1994, have been restated and reflect the consolidation of a limited partnership investment which had previously been accounted for under the equity method. This accounting change did not affect the reported net assets or net loss for 1994.

     INVESTMENT IN LIMITED PARTNERSHIP

     The Company's five percent investment in a limited partnership is accounted for using the cost method.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets as follows:

                                                                                YEARS
                                                                                -----
        Network equipment....................................................      7
        Fiber optic cable....................................................     15
        Furniture and office equipment.......................................    5-7
        Vehicles.............................................................      5

     Leasehold improvements are amortized using the straight-line method over their useful life or lease term, whichever is shorter. Uninstalled equipment is not depreciated until placed into service.

     COLLOCATION COSTS

     Collocation costs, which primarily represent costs associated with negotiating rights-of-way, are amortized over five years on a straightline basis. Accumulated amortization at December 31, 1995 and 1994, was $67,881 and $71,553, respectively.

     REVENUE RECOGNITION

     The Company recognizes revenue on its local access services in the month such services are provided. Revenues associated with the construction of fiber optic networks are recognized on the percentage of completion method.

     INCOME TAXES

     The Company, with the consent of its shareholder, has elected to be treated as an S corporation, resulting in the Company's income being included in the shareholder's personal income for federal income tax purposes.

                               CITY SIGNAL, INC.

     USE OF ESTIMATES

     The preparation of consolidated financial statements includes estimates and assumptions made by management relating to the reporting of assets and liabilities. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     In 1995, the Company adopted SFAS No. 107, Disclosures About Fair Value of Financial Instruments, which requires disclosure of fair value information about certain financial instruments. The carrying amounts of the Company's financial instruments, which consist of cash, accounts receivable, notes receivable, accounts payable and long term obligations approximate their fair values.

     RECLASSIFICATIONS

     Certain 1994 amounts have been reclassified to conform with the 1995 presentation.

2. BUILDING AND EQUIPMENT LEASES

     The Company leases certain network equipment under lease agreements that have been classified as capital leases for financial reporting purposes. The Company also leases office space and equipment under operating leases that expire at various dates through 2000.

     Property and equipment include the following amounts for equipment under capital leases:

                                                                     DECEMBER 31,
                                                               ------------------------
                                                                  1995          1994
                                                               ----------    ----------
        Network equipment...................................   $1,085,088    $1,518,460
        Less accumulated depreciation.......................      118,541       241,685
                                                               ----------    ----------
                                                               $  966,547    $1,276,775
                                                               ==========    ==========

     Future minimum payments under capital leases and noncancelable operating leases with initial or remaining terms of one or more years consist of the following:

                                                                        OPERATING
                                                                  ---------------------
                                                                    REAL
                 YEAR ENDING DECEMBER 31,             CAPITAL      ESTATE     EQUIPMENT
        -------------------------------------------   --------    --------    ---------
                    1996...........................   $414,711    $217,519     $52,378
                    1997...........................    253,636     212,225      33,658
                    1998...........................    140,639     182,225       4,581
                    1999...........................      6,527     182,225          --
                    2000...........................      4,645      30,615          --
                                                      --------    --------     -------
                                                       820,158    $824,809     $90,617
                                                                  ========     =======
        Less amounts representing interest; rates
          ranging from 6.8% to 17.4%...............     78,651
                                                      --------
                                                       741,507
        Less current maturities....................    372,120
                                                      --------
        Long-term obligations, less current
          maturities...............................   $369,387
                                                      ========

                               CITY SIGNAL, INC.

     Rental expense under operating leases approximated $357,000 and $259,000 for the years ended December 31, 1995 and 1994, respectively.

3. NOTE PAYABLE AND TRANSACTIONS WITH AFFILIATED COMPANIES

     - The Company has an unsecured $12,000,000 revolving line of credit, bearing interest at prime (9.0% and 8.5% at December 31, 1995 and 1994, respectively), with an affiliated company controlled by the Company's shareholder, of which $2,010,242 and $10,624,744, including interest, were outstanding at December 31, 1995 and 1994, respectively. Amounts on this line are advanced to the Company regularly and payments on advances outstanding were made at least monthly. Interest expense was $411,241 and $457,977 for the years ended December 31, 1995 and 1994, respectively.

       During 1994, the Company assigned certain long-term debt obligations to the same affiliated company in exchange for a note payable. The outstanding balance was $5,299,364 at December 31, 1994. Interest was paid equal to that incurred on the assigned debt instruments. During 1995, the remaining obligations on those same debt instruments were reassigned to the Company and are reported as capital lease obligations (see Note 2) and long-term debt (see Note 4).

       The related party has not demanded repayment and the outstanding indebtedness will be contributed to capital in connection with the sale of the Company described in Note 9.

     - The Company sold $1,299,353 and $1,425,648 of telecommunication services to the affiliated company during the years ended December 31, 1995 and 1994, respectively. The Company paid $118,200 for office space rental and $141,000 of management fees to the same affiliated company in each of the years ended December 31, 1995 and 1994.

     - The Company was billed $312,760 during 1995 for fiber installation services to a company owned by one of its officers. The Company also subleases warehouse space to the same affiliated company and recognized $30,825 of rental income for 1995.

                               CITY SIGNAL, INC.

4. LONG-TERM DEBT

     Long-term debt consists of:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1995          1994
                                                                      ----------    ----------
Note payable to finance company with interest at 3.5% over the
  90-day commercial paper rate (9.29% at December 31, 1995), principal payments due in 60 monthly installments ranging from
  1.25% to 2.0833% of the borrowed amount beginning one year
  following the borrowing, secured by specific equipment...........   $4,732,203    $       --
Notes payable to suppliers due in monthly installments of $43,783 with interest ranging from 6% to 1% over prime (9.5% at December
  31, 1995), secured by specific equipment.........................    1,260,846            --
Note payable to lessor due in monthly installments of $4,841 with
  interest at 12%..................................................      183,836            --
Unsecured note payable to shareholder with interest at 9% and 8.5%
  for 1995 and 1994, respectively, due on December 31, 1998........    3,658,477     3,658,477
Note payable to investment bank, repaid in 1995....................           --       146,614
                                                                      ----------    ----------
                                                                       9,835,362     3,805,091
Less current maturities............................................      735,021       146,614
                                                                      ----------    ----------
Long-term debt, less current maturities............................   $9,100,341    $3,658,477
                                                                      ==========    ==========

     The note payable to finance company was repaid on January 31, 1996, by an affiliated company with a corresponding increase to the note payable to that company. The note payable to shareholder was converted to equity at the same date. Both of these transactions were in connection with the sale of the Company discussed in Note 9.

     Maturities of long-term debt at December 31, 1995, excluding the obligations noted in the above paragraph, are as follows:

                             YEAR ENDING DECEMBER 31,
        ------------------------------------------------------------------
        1996..................................................   $400,778
        1997..................................................    425,279
        1998..................................................    444,672
        1999..................................................     54,487

     Interest expense on the shareholder note was $329,263 and $242,104 for the years ended December 31, 1995 and 1994, respectively.

5. COMMITMENTS AND CONTINGENCIES

     The Company adopted both an Employee and an Executive Growth Sharing Plan on July 1, 1994. Growth sharing units (units) are awarded to eligible participants based on job classification and the discretion of the employer. Participants in the Employee Plan vest in the units at a rate of 25% a year until fully vested at four years. Participants in the Executive Plan are vested at 33 1/3% a year until fully vested at three years. If a triggering event (as defined in the plan) occurs, eligible employees will receive a distribution equivalent to the number of units held times the increase in per unit value from the date of issuance to the date of the event (as determined by a market valuation of the Company).

                               CITY SIGNAL, INC.

     A triggering event occurred on January 31, 1996, in connection with the sale of the Company and a related entity. No liability is yet determinable under the plan since the combined fair values of the Company and the affiliated company cannot be computed due to an earn-out provision associated with the sale of the affiliated company. Any potential liability is not expected to be material.

6. SALE OF ASSETS

     - In January 1994, the Company sold customer contracts relating to its Detroit, Michigan fiber optic network and the related equipment and fiber optic cable comprising the network. A gain on the sale of approximately $1,552,000 is reflected in other income.

     - In October 1994, the Company sold substantially all of the assets comprising its Indianapolis, Indiana fiber optic network. A gain on the sale of approximately $1,243,000 is reflected in other income.

     - Effective January 31, 1995, the Company sold substantially all of its operating assets and related liabilities of its fiber optic networks located in Memphis and Nashville, Tennessee for $15,063,925. In addition, the Company received a 5% interest in the acquiring limited partnership in exchange for the remaining 5% of the net operating assets which had a net book value of $410,000. A gain on the sale of approximately $7,093,000 is reported in other income and represents the excess of the sale price over the net book value of assets sold less the $410,000 limited partnership interest.

       In connection with the sale, the Company provided billing, collecting and administrative services to the limited partnership under a management services agreement. The liability of $1,140,677 at December 31, 1995 represents the excess of collections on customer accounts over expenses paid to vendors made by the Company on behalf of the limited partnership and management fees of $124,306 for the year 1995. The billing and collecting services are not reflected in the consolidated statement of operations.

     - In April 1995, the Company entered into an agreement to sell an irrevocable purchase option for its interest in a limited partnership (which was previously consolidated in the financial statements) for $2,992,114. A gain of approximately $803,000 has been recognized in other income, reflecting the amount received in excess of the net assets sold.

7. RETIREMENT PLAN

     The Company has an investment plan under section 401(k) of the Internal Revenue Code covering substantially all employees. The Company contributed $21,833 and $16,209 to the plan during 1995 and 1994, respectively. In connection with the sale of the Company described in Note 9, the Company has terminated the plan effective February 1, 1996.

                               CITY SIGNAL, INC.

8. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     Cash paid during 1995 and 1994 for interest was $759,833 and $1,472,992, respectively.

     Non-cash investing and financing activities for 1995 and 1994 consisted of the following:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1995            1994
                                                            ----------      -----------
        Liability accrued in connection with purchase of
          equipment......................................   $  848,408      $        --
        Liability assumed in the purchase of equipment
          from a related party...........................    3,251,705               --
        Note payable increase relating to purchase of
          equipment from related party...................      719,086               --
        Property purchased with capital leases...........    1,148,659        1,110,683
        Liabilities assigned in sale of network assets...    3,674,148               --
        Vendor debt assumed (assigned) in conjunction
          with reduction (increase) of note payable to a
          related party..................................   $1,384,128      $(5,299,354)

     The Company sold its interest in a consolidated entity for $2,992,114. In connection with the sale, liabilities were relieved as follows:

                                                                       YEAR ENDED
                                                                    DECEMBER 31, 1995
                                                                    -----------------
        Fair value of assets sold................................      $ 3,183,298
        Cash received............................................        2,992,114
                                                                        ----------
        Liabilities relieved.....................................      $   191,184
                                                                        ==========

9. SUBSEQUENT EVENTS

     On January 17, 1996, the Company and its shareholder signed a definitive agreement to be acquired by Brooks Fiber Properties, Inc. (Brooks). In connection with the sale, the shareholder will receive 2,240,000 shares of common stock of Brooks, subject to post-closing adjustment, in exchange for all of the Company's outstanding shares of common stock. In addition, the Company's shareholder has received an option to require Brooks to repurchase all or any part of the shares issued in connection with the sale at a price of $12.50 per share on or prior to the earlier of the first anniversary of the closing or the closing of an initial public offering of Brooks' common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Brooks Telecommunications Corporation:

     We have audited the accompanying consolidated balance sheet of Brooks Telecommunications Corporation and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brooks Telecommunications Corporation and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                  KPMG Peat Marwick LLP

February 16, 1996
St. Louis, Missouri

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995

                                    ASSETS
Current assets:
  Cash and cash equivalents...................................................   $ 3,121,066
  Accounts receivable, net....................................................     1,305,947
  Receivable from affiliate...................................................        96,649
  Prepaid and other current assets............................................        71,053
                                                                                 -----------
     Total current assets.....................................................     4,594,715
Furniture, fixtures and equipment, net of accumulated depreciation............     4,741,837
Investments in and loans to ventures..........................................     7,985,065
Other assets, net.............................................................     5,145,100
                                                                                 -----------
                                                                                 $22,466,717
                                                                                 ===========
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt........................................       256,478
  Accounts payable............................................................       416,678
  Accrued liabilities.........................................................       644,554
  Deferred revenue............................................................       217,255
                                                                                 -----------
     Total current liabilities................................................     1,534,965
                                                                                 -----------
Long-term debt, less current maturities.......................................     3,231,536
Minority interests............................................................     2,854,513
Shareholders' equity:
  Convertible preferred stock, $.01 par value; 1,000,000 shares authorized,
     486,269 shares issued and outstanding....................................    16,899,100
  Common stock, $.01 par value; 1,750,000 shares authorized, 701,177 shares
     issued, and 688,492 shares outstanding...................................         7,017
  Paid-in capital.............................................................     7,484,090
  Accumulated deficit.........................................................    (9,424,109)
                                                                                 -----------
                                                                                  14,966,098
Less 12,685 of common stock held in treasury, at cost.........................      (120,395)
                                                                                 -----------
     Total shareholders' equity...............................................    14,845,703
                                                                                 -----------
                                                                                 $22,466,717
                                                                                 ===========

          See accompanying notes to consolidated financial statements.

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

Revenues -- consulting and management fees....................................   $ 8,679,916
Expenses:
  Operating expenses..........................................................     7,123,154
  Selling, general and administrative.........................................     4,222,008
  Depreciation and amortization...............................................       800,453
                                                                                  ----------
                                                                                  12,145,615
                                                                                  ----------
       Loss from operations...................................................    (3,465,699)
Interest expense, net.........................................................      (259,596)
                                                                                  ----------
       Loss before minority interests.........................................    (3,725,295)
Minority interests in losses..................................................       673,376
                                                                                  ----------
       Net loss...............................................................   $(3,051,919)
                                                                                  ==========

          See accompanying notes to consolidated financial statements.

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1995

                                                                  CONVERTIBLE PREFERRED STOCK
                               -------------------------------------------------------------------------------------------------
                                 SERIES      SERIES      SERIES       SERIES      SERIES      SERIES       SERIES       SERIES
                                  A-1          A-2         B-1          B-2         B-3          C            D            E
                               ----------    -------    ---------    ---------    -------    ---------    ---------    ---------
Balance, December 31, 1994.... $1,400,000    500,000    3,000,006    2,000,000    500,000    2,500,000           --           --
Issuance of stock.............         --         --           --           --         --           --    1,999,094    5,000,000
Net loss......................         --         --           --           --         --           --           --           --
Purchase of treasury stock....         --         --           --           --         --           --           --           --
                               ----------    -------    ---------    ---------    -------    ---------    ---------    ---------
Balance, December 31, 1995.... $1,400,000    500,000    3,000,006    2,000,000    500,000    2,500,000    1,999,094    5,000,000
                               ==========    =======    =========    =========    =======    =========    =========    =========



                               CONVERTIBLE PREFERRED STOCK                                   ACCUMU-                    SHARE-
                               ---------------------------              COMMON   PAID-IN      LATED        TREASURY    HOLDERS'
                                  TOTAL                                 STOCK    CAPITAL     DEFICIT        STOCK       EQUITY
                                ----------                              ------  ---------   ----------     --------   ----------
Balance, December 31, 1994....   9,900,006                               6,211  4,433,035   (6,372,190)     (12,700)   7,954,362
Issuance of stock.............   6,999,094                                 806  3,051,055           --           --   10,050,955
Net loss......................          --                                  --         --   (3,051,919)          --   (3,051,919)
Purchase of treasury stock....          --                                  --         --           --     (107,695)    (107,695)
                                ----------                               -----  ---------   ----------     --------   ----------
Balance, December 31, 1995....  16,899,100                               7,017  7,484,090   (9,424,109)    (120,395)  14,845,703
                                ==========                               =====  =========   ==========     ========   ==========

          See accompanying notes to consolidated financial statements.

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
  Net loss....................................................................   $(3,051,919)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization............................................       800,453
     Minority interests in losses.............................................      (673,376)
     Changes in assets and liabilities:
       Accounts receivable....................................................      (280,930)
       Prepaid and other assets...............................................      (105,260)
       Accounts payable and accrued liabilities...............................        (2,065)
       Other..................................................................      (149,255)
                                                                                 -----------
          Net cash used in operating activities...............................    (3,462,352)
                                                                                 -----------
Cash flows from investing activities:
  Capital expenditures........................................................    (1,073,269)
  Advances to affiliates......................................................       332,066
  Acquisition of GDS, net of cash received of $3,693..........................      (304,307)
  Investment in and loans to ventures.........................................    (1,363,512)
                                                                                 -----------
          Cash flows used in investing activities.............................    (2,409,022)
                                                                                 -----------
Cash flows from financing activities:
  Proceeds from issuance of stock.............................................     8,051,861
  Purchases of treasury stock.................................................      (107,695)
  Repayment of long-term debt.................................................      (245,657)
                                                                                 -----------
          Net cash provided by financing activities...........................     7,698,509
                                                                                 -----------
          Net increase in cash and cash equivalents...........................     1,827,135
Cash and cash equivalents, beginning of year..................................     1,293,931
                                                                                 -----------
Cash and cash equivalents, end of year........................................   $ 3,121,066
                                                                                 ===========
Supplemental disclosure -- cash paid for interest.............................   $   473,395
                                                                                 ===========

          See accompanying notes to consolidated financial statements.

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     The consolidated financial statements include the accounts of Brooks Telecommunications Corporation (BTC) and its majority-owned subsidiaries (the Company). All intercompany balances and transactions have been eliminated in consolidation. The Company provides consulting services to the telecommunications and cable industries and is engaged in the management and development of telecommunications networks in the U.S. and China.

     The Company's investment in Brooks Fiber Properties, Inc. (BFP) represents a 14% interest and is carried at cost in the consolidated financial statements.

     The Company's investment in SCM Brooks Telecommunications, L.P. (SBP) in which BTC had a controlling interest, has been consolidated in the financial statements of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  (b) Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment consist of office furnishings, leasehold improvements, equipment, and a corporate aircraft which are recorded at cost. Depreciation of property and equipment is recorded using the straight-line method over estimated useful lives of the assets ranging from 5 to 15 years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or lease term whichever is shorter.

  (c) Other Assets

     Goodwill is being amortized using the straight-line method over 25 years from the dates of acquisition. The Company reviews the carrying amount of goodwill periodically to determine whether any impairment has occurred in the value of such assets. Based upon the anticipated future income and cash flows from operating activities, in the opinion of management no impairment has occurred as of December 31, 1995.

  (d) Income Taxes

     The Company accounts for income taxes in accordance with the asset/liability method whereby deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

  (e) Deferred Revenue

     Deferred revenue consists of advance billings for consulting services to be performed by the Company.

  (f) Fair Value of Financial Instruments

     The Company discloses estimated fair value for its financial instruments. A financial instrument is defined as cash or a contract that both imposes on one entity a contractual obligation to deliver

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES cash or another financial instrument to a second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity.

  (g) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities in the preparation of financial statements. Actual results could differ from these estimates.

  (h) Effect of New Accounting Standards

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal year 1996.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1996.

     While the Company does not know precisely the impact that will result from adopting SFAS No. 121 and SFAS No. 123, the Company does not expect the adoption of SFAS No. 121 or SFAS No. 123 to have a material effect on the Company's consolidated financial position or results of operations.

3. ACQUISITION

     On January 1, 1995, the Company acquired the stock of GDS, a telecommunications consulting firm. The Company issued 49,977 shares of the Company's Series D convertible preferred stock at a value of $1,999,094 and $308,000 in cash in exchange for all of the stock in GDS. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of GDS have been included in the Company's consolidated financial statements since the date of acquisition. The fair value of net assets acquired was $213,000 resulting in $2,094,000 of goodwill being recorded at the date of acquisition.

4. INVESTMENTS IN AND LOANS TO VENTURES

     Investments in and loans to ventures consist of the following:

        Investment in Brooks Fiber Properties, Inc. (BFP)................   $1,635,065
        Investment in Guangzhou HuaMei Communications Limited............    6,350,000
                                                                            ----------
             Total.......................................................   $7,985,065
                                                                            ==========

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

     Condensed financial information of the Company's majority-owned venture, SBP, is as follows:

                                 BALANCE SHEET
        Current assets..................................................   $   140,504
        Investment in Guangzhou HuaMei Communications Limited...........     6,350,000
        Other assets....................................................         4,039
                                                                           -----------
                                                                           $ 6,494,543
                                                                           ===========
        Current liabilities.............................................        34,519
        Partners' capital...............................................     6,460,024
                                                                           -----------
                                                                           $ 6,494,543
                                                                           ===========
                            STATEMENT OF OPERATIONS
        Revenues........................................................   $   418,528
        Operations and other expenses...................................     1,851,243
                                                                           -----------
             Net loss...................................................   $(1,432,715)
                                                                           ===========

     SBP was formed on February 10, 1993 to work with the Chinese government to coordinate existing telecommunications systems and to design, install, and operate advanced telecommunications networks in China. The general partner is SCM Brooks Telecommunications, Inc. (SCM Brooks), which is owned by SCM and the Company.

     On April 17, 1993, SBP entered into a joint venture agreement with Galaxy New Technology Company (Galaxy) to design, develop, construct, promote, market, install, and participate in the ownership and profits of a telecommunications system as a prototype in Guangzhou, China. In connection with this joint venture, SBP and Galaxy have formed Guangzhou HuaMei Communications Limited (the HuaMei Interest). The operations of the HuaMei Interest through December 31, 1994 consisted principally of organizational and financing activities, and construction of the prototype telecommunications network in Guangzhou, China. SBP's investment in the HuaMei Interest represents a 50% interest and is accounted for by the equity method.

     On December 19, 1994, the Company purchased 30 shares of SCM Brooks, 294 Class A limited partnership shares, and 120 Class B limited partnership shares in SBP from SCM for $2,850,000, which was recorded as goodwill at the date of purchase. As a result, the Company has a 53% equity interest in SCM Brooks, 53% ownership of Class A limited partner shares, and 21% ownership of Class B limited partner shares of SBP. Also, in conjunction with this transaction, the Company purchased $150,000 of SCM's promissory notes receivable in SBP.

     The profits and losses of the HuaMei Interest will be shared equally by SBP and Galaxy. As of December 31, 1995, SBP had invested $6,350,000 in the HuaMei Interest.

5. FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment consist of the following:

        Furniture and office equipment...................................   $1,898,707
        Leasehold improvements...........................................      130,351
        Transportation equipment.........................................    3,589,717
                                                                            ----------
                                                                             5,618,775
        Less accumulated depreciation....................................      876,938
                                                                            ----------
                                                                            $4,741,837
                                                                            ==========

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. OTHER ASSETS, NET

     Other assets consist of the following:

        Goodwill.........................................................   $4,943,482
        Organization costs...............................................      153,536
        Other............................................................      125,193
                                                                            ----------
                                                                             5,222,211
        Less accumulated amortization....................................       77,111
                                                                            ----------
                                                                            $5,145,100
                                                                            ==========

7. LONG-TERM DEBT

     Long-term debt consists of the following:

        Convertible subordinated notes, 8% due August 31, 1998...........   $  500,000
        Equipment loan, due June 1, 1996, interest at 8.5%...............       12,062
        Note payable to bank, due January 1, 2000, interest at prime plus
          .5%............................................................    2,975,952
                                                                            ----------
                                                                             3,488,014
        Less current maturities..........................................      256,478
                                                                            ----------
                                                                            $3,231,536
                                                                            ==========

     On August 13, 1993, the Company entered into two 8% convertible subordinated notes due August 31, 1998, with two shareholders of the Company. Terms of the notes provide interest payments semiannually in arrears. The holders of the notes may, at any time, convert the principal amount of the notes into common stock. The conversion price per share is $18.00 and may be adjusted from time to time as provided for in the agreement. In connection with each note, the Company issued warrants expiring in October 1994 to purchase 27,777 shares of common stock of the Company at a purchase price of $40 per share, and warrants expiring in October 1995 to purchase 27,777 shares of common stock of the Company at a purchase price of $50 per share.

     On December 21, 1994, one of the shareholders converted $500,000 of debt to 8,333 shares of common stock at a price of $60 per share. In connection with the conversion, the Company issued the shareholder a warrant expiring in December 1998 to purchase 30,000 shares of common stock at $40 per share.

     During May 1993, the Company financed the purchase of certain equipment by obtaining a bank loan of $66,892, secured by such equipment. Monthly payments of $2,117 are due through June 1, 1996.

     In connection with the Company's purchase of an aircraft, the Company obtained financing for $3,200,000 of the purchase price. Terms of the financing provide for monthly payments of $20,368 plus interest at the prime rate plus .5% (8.5% as of December 31, 1995) through January 1, 2000. The financing is secured by the assets of the Company.

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

     As of December 31, 1995, maturities of long-term debt are as follows:

                        1997...........................   $  256,478
                        1998...........................      744,416
                        1999...........................      244,416
                        2000...........................      244,416
                        Thereafter.....................    1,998,288
                                                          ----------
                                                          $3,488,014
                                                          ==========

8. LINE OF CREDIT

     The Company has a $750,000 line of credit from a bank, secured by assets of the Company. Interest on any borrowings under the line of credit accrues at prime plus 1% and is payable monthly. The line of credit expires on September 1, 1996. No amounts were advanced under the line of credit during the year ended December 31, 1995.

9. INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. No provision for income taxes has been made due to the Company's net operating losses. A valuation allowance is provided when it's more likely than not some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance for the entire portion of the net deferred income tax asset. The valuation allowance increased by $631,000 during the year ended December 31, 1995.

     The actual income tax expense (benefit) differs from the "expected" income tax expense (benefit), computed by applying the Statutory U.S. Federal corporate income tax rate of 34% to earnings before income tax expense. The difference results primarily from the nondeductibility of goodwill and a portion of meals and entertainment expenses, and the increase in the valuation allowance.

     Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

        Deferred income tax assets:
          Net operating loss carryforwards..............................   $ 3,190,000
          Valuation allowance...........................................    (2,875,000)
                                                                           -----------
               Net deferred income tax asset............................       315,000
                                                                           -----------
        Deferred income tax liabilities:
          Networks and equipment........................................       168,000
          Net liabilities under the cash method for federal income
             taxes......................................................       140,000
          Intangible assets.............................................         7,000
                                                                           -----------
               Deferred income tax liabilities..........................       315,000
                                                                           -----------
               Net deferred income taxes................................   $        --
                                                                           ===========

     As of December 31, 1995, net operating loss carryforwards totaling $7,974,000 expire in years 2006-2010 if not utilized in future income tax returns.

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

10. OPERATING LEASES

     The Company leases office space and certain office equipment under operating leases. Rent expense totaled $379,780 for 1995. Future minimum rental payments under noncancellable operating leases were as follows at December 31, 1995:

                        1996.............................   $365,935
                        1997.............................    377,486
                        1998.............................    110,832
                                                            --------
                                                            $854,253
                                                            ========

11. STOCK OPTIONS AND WARRANTS

     The Board of Directors of the Company approved the 1993 Stock Option Plan (the Plan) authorizing the granting of options and stock appreciation rights to certain officers, directors, and employees. Terms of the Plan provide for the options to vest over a period of three years and expire ten years from the date of issuance.

     Stock option activity for the year ended December 31, 1995 follows:

                                                                                  PRICE PER
                                                                      NUMBER        SHARE
                                                                      -------    ------------
Balance, December 31, 1994.........................................   144,000    $      25.60
  Granted..........................................................    32,000     25.60-40.00
  Cancelled........................................................    (3,000)    25.60-40.00
                                                                      -------    ------------
Balance, December 31, 1995.........................................   173,000    $25.60-40.00
                                                                      =======    ============

     The Company has granted warrants for the purchase of shares of the Company's common stock. Terms of the warrants granted provide for a price range of $40-70 per common share. All warrants at December 31, 1995 were exercisable.

     During 1995, warrants for the purchase of 200,000 shares of the Company's common stock were granted. Terms of the warrants granted during 1995 provide for a price of $50 per common share.

     Warrant activity for the year ended December 31, 1995 follows:

                                                                                    EXERCISE
                                                                                      PRICE
                                                                         NUMBER       RANGE
                                                                        --------    ---------
Balance, December 31, 1994...........................................    459,591    $40-70.00
  Warrants granted...................................................    200,000        50.00
  Warrants extended..................................................      8,333        60.00
  Warrants expired...................................................   (227,887)       40.00
                                                                        --------    ---------
  Balance, December 31, 1995.........................................    440,037    $40-70.00
                                                                        ========    =========

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

     The warrants outstanding at December 31, 1995 are exercisable on the following basis:

                                                                                    EXERCISE
                                                                     OUTSTANDING      PRICE
EXPIRATION DURING THE YEAR ENDED                                      WARRANTS        RANGE
------------------------------------------------------------------   -----------    ---------
               1996...............................................     201,704      $50-70.00
               1997...............................................     208,333       50-60.00
               1998...............................................      30,000          40.00
                                                                      --------      =========
                                                                       440,037
                                                                      ========

12. PREFERRED STOCK

     Preferred stock transactions during 1995 are summarized as follows:

                                                                          PREFERRED STOCK
                                                                       ----------------------
                                                                       SHARES       AMOUNT
                                                                       -------    -----------
Outstanding at December 31, 1994....................................   336,292    $ 9,900,006
  Series D issued...................................................    49,977      1,999,094
  Series E issued...................................................   100,000      5,000,000
                                                                       -------    -----------
Outstanding at December 31, 1995....................................   486,269    $16,899,100
                                                                       =======    ===========

     At the option of the holder, the preferred stock is convertible into shares of common stock. The preferred shares automatically convert into common stock upon consummation of a public offering of the Company's common stock, as defined in the Preferred Stock Purchase Agreement (the Agreement).

     If the Company declares or pays any dividend on its common stock, the holders of the preferred stock are entitled to receive an equivalent dividend based upon the conversion of the preferred stock into common stock.

     The holders of the preferred stock have voting rights equal to the number of common shares issuable upon conversion and vote as a single class with the holders of the Company's common stock. The Agreement contains various covenants and restrictions on the Company, including certain restrictions of the issuance of additional equity securities by the Company.

     The Company, at its option, had certain redemption rights on outstanding preferred stock. In conjunction with the Agreement and Plan of Merger entered into on January 2, 1996 (see note 14), the preferred shares were converted to common stock and the redemption rights were eliminated.

13. RELATED-PARTY TRANSACTIONS

     During October 1993, the Company entered into a management agreement with BFP (the Management Agreement). As part of the Management Agreement, the Company provides certain services to BFP. The Management Agreement has a fee equal to $250,000 per year adjusted in 1996 and subsequent years for inflation. Furthermore, certain expenses are reimbursed to the Company as incurred. Receivables from BFP totaled $152,000 as of December 31,1995. No management fees were due from BFP as of December 31, 1995.

     BTC provides consulting services to the HuaMei Interest in connection with the joint venture with Galaxy New Technology Company (see note 2). SBP has agreed to pay for the services rendered by the Company's employees or consultants. SBP also has agreed to pay for all

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES reasonable out-of-pocket costs incurred by the Company in the performance of the services. All such services performed and expenses incurred by the Company during 1995 have been recorded as consulting fee revenues in the accompanying consolidated statement of operations and totaled $1,080,000 for 1995. Consulting fee revenues charged to SBP generally are billable to the HuaMei Interest by SBP in accordance with agreements among the parties.

     On January 1, 1995, the Company entered into a one-year consulting arrangement with BFP. The arrangement is automatically extended for an additional year if approved by the Board of Directors of BFP. Services under the arrangement provide for competitive access studies, network design, engineering, and project management. Consulting fees are based upon an hourly rate fee schedule. The Company recorded $1,017,000 in revenue related to this arrangement for 1995.

14. SUBSEQUENT EVENT

     Pursuant to an Agreement and Plan of Merger between BFP and the Company, BTC was merged into BFP on January 2, 1996, and the securities of BFP held by the Company were cancelled. Following the merger, the former holders of the Company's common stock, preferred stock, convertible notes, and options and warrants received shares of BFP's common stock, options, and warrants. After the consideration of the shares of BFP held by the Company at the time of acquisition, BFP issued an additional 756,340 shares of common stock valued at $12.50 per share. The Management Agreement between BFP and the Company was cancelled.

     On January 1, 1996, all of the outstanding Common Stock of Brooks Telecommunications International, Inc. (BTI), a wholly-owned subsidiary of the Company, was distributed to the shareholders. Prior to the distribution to the shareholders, the Company transferred its interest in its investment in SBP to BTI. In addition, a pro rata portion of the Company's cash and cash equivalents was transferred to BTI prior to the distribution.

                                                                         ANNEX A

                                    GLOSSARY

     ACCESS CHARGES -- The fees paid by long distance carriers to ILECs or CLECs for originating and terminating long distance calls on their local networks.

     AIN (ADVANCED INTELLIGENT NETWORK) -- A term indicating a network architecture concept with three basic elements: (i) Signal Control Points
(SCPs)-computers that hold data bases in which customer-specific information is used by the network to route calls stored; (ii) Signal Switching Points (SSPs) digital telephone switches which can communicate with SCPs and ask them for customer-specific instructions as to how the call should be completed; and (iii) Signal Transfer Points (STPs)-packet switches that shuttle messages between SSPs and SCPs.

     ATM (ASYNCHRONOUS TRANSFER MODE) -- A recently commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multi-media" information) at varying rates. The ATM format can be used by many different information systems, including LANs.

     BROADBAND -- Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 fiber optic systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal that transmits high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

     CAP (COMPETITIVE ACCESS PROVIDER) -- A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors (AAVs).

     CENTRAL OFFICES -- The switching centers or central switching facilities of the ILECs.

     CENTREX -- Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value-added service that carriers can provide to a wide range of customers who don't have the size or the funds to support their own on-site PBX.

     CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER) -- A CAP that also provides Switched Local Services, such as local dial tone and centrex.

     CO-CARRIER STATUS -- A relationship between a CLEC and an ILEC that affords each entity the same access to and right on the other's network, and that provides access and services on an equal basis.

     COLLOCATION -- The ability of a CLEC such as the Company to connect its network to the ILEC's central offices. Physical collocation occurs when a CLEC places its network connection equipment inside the ILEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the ILEC permits a CLEC to connect its network to the ILEC's central offices on comparable terms, even though the CLEC's network connection equipment is not physically located inside the central offices.

     DEDICATED LINES -- Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the ILEC's public switched network).

     DESK TOP PRODUCTS -- Desk top products are the various types of telecommunications equipment located in the offices of end user customers for individual access to voice, data and video telecommunications services.

     DIALING PARITY -- Dialing Parity is among the many issues related to the telecommunications industry that are being debated for federal legislation. Essentially, customers should be able to have 1+ and O+ service no matter which local or long distance carrier they choose. For example, when MCI first got into the long distance business, customers had to dial a ten digit prefix before the number they were calling. This was considered unacceptable to many in the industry who favor "dialing parity."

     DIGITAL -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a significant improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video, and data.

     DIVERSE ROUTING -- A telecommunications network configuration in which signals are transported simultaneously along two different paths so that if one cable is cut, traffic can continue in the other direction without interruption to its destination. The Company's networks generally provide diverse routing.

     DOMINANT CARRIER -- A carrier found by the FCC to have market power - i.e., the power to control prices for its services.

     DS-0, DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

     FACILITIES MANAGEMENT -- Management, operation, maintenance, staffing and support of telecommunications networks or systems.

     FCC -- Federal Communications Commission

     FDDI (FIBER DISTRIBUTED DATA INTERFACE) -- Based on fiber optics, FDDI is a 100 megabit per second local area network technology used to connect computers, printers, and workstations at very high speeds. FDDI is also used as backbone technology to interconnect other LANs.

     FIBER MILE -- The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "route miles" below.

     FIBER OPTICS -- Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet is said to have more bandwidth capacity than copper cable the size of a telephone pole.

     FIBER OPTIC RING NETWORK -- Most CLECs have built their networks in ring configurations in order to ensure that, if one segment of a network is damaged or cut, the traffic is simply re-routed and sent to its destination in the opposite direction. The Company uses a "self- healing" optical fiber ring architecture known as SONET.

     FRAME RELAY -- Frame Relay is a high speed data packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56kbs to 1.5 mbs. This service is ideal for connecting LANS, but is not appropriate for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at higher speeds on modern fiber optic networks.

     HUBS -- Collection centers located centrally in an area where telecommunications traffic can be aggregated at a central point for transport and distribution.

     ILEC -- (Incumbent Local Exchange Carrier) -- The incumbent carrier providing Local Exchange Services.

     ISDN (INTEGRATED SERVICES DIGITAL NETWORK) -- A complex networking concept designed to provide a variety of voice, data and digital interface standards. Incorporated into ISDN are many new enhanced services, such as high speed data file transfer, desk top videoconferencing, telepublishing, telecommuting, telepresence learning (distance learning), remote collaboration (screened sharing), data network linking and home information services.

     ISP -- Internet Service Provider

     INTERCONNECTION DECISIONS -- Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC central offices to any CAP, long distance carrier or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

     INTER-LATA LONG DISTANCE -- Inter-LATA long distance calls are calls that pass from one LATA to another. Typically, these calls are simply referred to as "long distance" calls. At present, the RBOCs are prohibited from providing Inter-LATA long distance service within their service areas.

     INTRA-LATA LONG DISTANCE -- lntra-LATA long distance calls, also known as short haul calls, are those calls that originate and terminate within the same LATA. Although most states allow some form of Intra-LATA competition, dialing parity still does not exist, and very little ILEC intra-LATA revenue has been won by competitors.

     IXC -- Inter-Exchange Carriers, usually referred to as long distance providers. There are many facilities-based IXCs including AT&T, MCI, WorldCom, Sprint and Frontier, as well as a select few CLECs that are authorized for IXC service.

     KILOBIT -- One thousand bits of information. The information-carrying capacity (i.e., bandwidth of a circuit may be measured in "kilobits per second").

     LANS -- (Local Area Networks) -- The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

     LATAS -- The geographically defined Local Access and Transport Areas in which LECs are authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (California has 11 LATAs while Wyoming has only one). There are 164 LATAs in the United States.

     LOCAL COMPETITION -- The term "local competition" describes the events in the local arena to afford true "co-carrier" status to CLECs. Specifically, the ILECs, who once had a monopoly on local exchange telephone service, are beginning to experience competition at the local level from CLECs and other providers of local exchange services. Critical issues such as number portability, dialing parity, reciprocal compensation arrangements, and number assignments must be negotiated in order to ensure that true co-carrier status is achieved for CLECs.

     LOCAL EXCHANGE AREAS -- A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

     LOCAL EXCHANGE SERVICES -- Local Exchange Services generally refers to all services provided by an ILEC or CLEC including local dial tone, centrex and Long Distance Access Services. Sometimes also referred to as Local Telephone Services and Local Telecommunications Services.

     LOCAL TELECOMMUNICATIONS OR LOCAL TELEPHONE SERVICES -- See Local Exchange Services.

     LONG DISTANCE ACCESS SERVICES -- Long Distance Access Services are the services provided by an ILEC or CLEC to a long distance company that connect the IXC POP to end users, including Special Access Services and Switched Access Services.

     LONG DISTANCE CARRIERS OR IXCS (INTEREXCHANGE CARRIERS) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities. Major long distance carriers include AT&T, MCI, Sprint, WorldCom and Frontier, but may also include resellers of long distance capacity.

     MEGABIT -- One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

     MFJ (MODIFIED FINAL JUDGMENT) -- The MFJ was an agreement made in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System. This judgment, also known as the Divestiture of AT&T, established seven separate Regional Bell Operating Companies (RBOCs) and created two distinct segments of telecommunications service: local and long distance. This laid the groundwork for intense competition in the long distance industry, but essentially created seven separate regionally-based local exchange service monopolies. The MFJ has been superseded by The Telecommunications Act of 1996.

     MULTIPLEXING -- An electronic or optical process that combines a number of lower speed transmission lines into one high-speed line by splitting the total available bandwidth into narrower bands (frequency division) or by allotting a common channel to several different transmitting devices one at a time in sequence (time division). This is essentially a high-tech solution to a shortage of capacity.

     NETWORK SYSTEMS INTEGRATION -- Involves the creation of a turnkey telecommunications network including (i) route and site selection and obtaining rights of way and legal authorizations to install the network; (ii) design and engineering of the system, including technology and vendor assessment and selection, determining fiber optic circuit capacity, and establishing reliability/ flexibility standards; and (iii) project and construction management, including contract negotiations, purchasing and logistics, installation as well as testing and construction management.

     NODE -- An individual point of origination and termination of data on the network transported using frame relay or similar technology.

     NUMBER PORTABILITY -- The ability of an end user to change local exchange carriers while retaining the same telephone number. If number portability does not exist, customers will have to change phone numbers when they change local exchange carriers. This is considered to be anti-competitive because customers are reluctant to change numbers, since they may lose business or confuse those people trying to call them. It is currently being ascertained whether or not number portability is technologically and economically feasible, and over what time frame it can be implemented.

     OFF-NET -- a customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with an ILEC network.

     ON-NET -- a customer that is physically connected to one of the Company's networks.

     PBX -- A Private Branch Exchange is a switching system within an office building which allows calls from outside to be routed directly to the individual instead of through a central number. This PBX also allows for calling within an office by way of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

     PCS -- Personal communications service. A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

     PHYSICAL COLLOCATION -- Physical Collocation occurs when a CLEC places its own network connection equipment inside the ILEC central office. See Virtual Collocation.

     POPS (POINTS OF PRESENCE) -- Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PUC (PUBLIC UTILITY COMMISSION) -- A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

     PRIVATE LINE -- A private, dedicated telecommunications line connecting different end user locations.

     PUBLIC SWITCHED NETWORK -- That portion of an ILEC's network available to all users generally on a shared basis (i.e. not dedicated to a particular user). Traffic along the public switched network is switched at the ILEC's central offices.

     RBOCS -- Regional Bell Operating Companies. The seven local telephone companies established by the MFJ. These RBOCs are prohibited from providing inter-LATA services within their service areas and from manufacturing telecommunications equipment.

     RECIPROCAL COMPENSATION -- The same compensation from an ILEC to a CLEC for termination of a local call on the CLEC network, as the CLEC pays the ILEC for termination of local calls on the ILEC network.

     REDUNDANT ELECTRONICS -- A telecommunications facility using two separate electronic devices to transmit a telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

     ROBUST NETWORK -- High capacity networks which are capable of reaching a significant portion of the identified business end users in the market and most, if not all, of the ILEC's central offices.

     ROUTE MILES -- The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

     SECOND AND THIRD TIER MARKETS -- Metropolitan markets in the United States with population bases ranging from 250,000 to two million.

     SPECIAL ACCESS SERVICES -- The lease of private, dedicated telecommunications lines or "circuits" along the network of an ILEC or a CLEC (such as the Company), which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end user to its long distance carrier POP. Special access services do not require the use of switches.

     SONET -- Synchronous Optical Network. SONET is the electronics and network architecture which enables transmission of voice, video and data (multimedia) at very high speeds. This state-of-the-art self-healing ring network offers advantages over older linear networks in that a cut line or equipment failure can be overcome by rerouting calls within the network. If the line is cut, the traffic is simply reversed and sent to its destination around the other side of the ring.

     SWITCH -- A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     SWITCHED ACCESS SERVICES -- Switched Access Services are the services provided by an ILEC or CLEC to a long distance company that use one or more Switches, in addition to Switched Access Transport, to connect the IXC POP to end users.

     SWITCHED ACCESS ORIGINATION -- Switched Access Origination is that portion of Switched Access Services relating to a long distance call originated by an end user and carried over an ILEC or CLEC network to an IXC POP using a Switch.

     SWITCHED ACCESS TERMINATION -- Switched Access Termination is that portion of Switched Access Services relating to a long distance call coming into an end user over an ILEC or CLEC network from an IXC POP using a Switch.

     SWITCHED ACCESS TRANSPORT SERVICES -- Transportation of switched traffic along dedicated lines between the ILEC central offices and long distance carrier POPs.

     SWITCHED LOCAL SERVICES -- Switched Local Services are services provided by an ILEC or CLEC using a Switch, including local dial tone and centrex, but not including Intra-LATA Long Distance or Long Distance Access Services.

     SWITCHED TRAFFIC -- Telecommunications traffic along a switched network of an ILEC, CLEC or IXC.

     VIRTUAL COLLOCATION -- Virtual Collocation is an alternative to Physical Collocation in which CLECs connect their equipment to the ILECs facilities from a remote location and request that the ILEC install the necessary electronics in its central office which is then leased by the ILEC to the CLEC for charges which are generally higher than the charges for physical collocation. However, the CLEC avoids payment of the initial capital costs for the leased facilities which the CLEC must incur under physical collocation.

     VOICE GRADE EQUIVALENT CIRCUIT (VGE) -- One DS-0. One voice grade equivalent circuit is equal to 64 kilobits of bandwidth per second.

------------------------------------------------------
------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS PROSPECTUS NOR THE ACCEPTANCE OF PRIVATE NOTES FOR SURRENDER FOR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary........................     3
Risk Factors..............................    18
No Cash Proceeds to the Company...........    24
Price Range of the Private Notes..........    24
Capitalization............................    25
The Exchange Offer........................    26
Selected Historical and Pro Forma
  Financial and Other Operating Data......    33
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................    35
Business of the Company...................    44
The Competitive Local Telecommunications
  Industry................................    58
Competition...............................    62
Regulatory Overview.......................    65
Management................................    71
Principal Stockholders....................    79
Certain Relationships and Related
  Transactions............................    82
Description of The Notes..................    84
Description of Other Credit Facilities....   108
Certain United States Federal Income Tax
  Considerations..........................   109
Plan of Distribution......................   111
Validity of The Exchange Notes............   112
Independent Auditors......................   112
Additional Information....................   113
Index to Consolidated Financial
  Statements..............................   F-1
Glossary..................................   A-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  BROOKS FIBER
                                PROPERTIES, INC.

                               OFFER TO EXCHANGE
                         11 7/8% SENIOR DISCOUNT NOTES
                              DUE NOVEMBER 1, 2006
                              FOR ALL OUTSTANDING
                         11 7/8% SENIOR DISCOUNT NOTES
                              DUE NOVEMBER 1, 2006
                    ---------------------------------------

                                      LOGO
                    ---------------------------------------
                                             , 199

------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following is a summary of Section 145 of the General Corporation Law of the State of Delaware.

     Subject to restrictions contained in the statute, a corporation may indemnify any person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A person who is successful on the merits or otherwise in any suit or matter covered by the indemnification statute, shall be indemnified and indemnification is otherwise authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by a majority vote of the board of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or if there are no such directors, or if such directors so direct, by special independent counsel in a written opinion, or by the shareholders. Expenses incurred in defense may be paid in advance upon receipt by the corporation of written undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that the recipient is not entitled to indemnification under the statute. The indemnification provided by statute is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability asserted against him or her and incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting corporation and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if such person had served the resulting or surviving corporation in the same capacity.

     The Restated Certificate of Incorporation and By-Laws of the Company provide for indemnification of directors and officers of the Company to the maximum extent permitted by the General Corporation Law of the State of Delaware.

     The directors and officers of the Company are insured under a policy of directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See Index to Exhibits.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Town and Country, State of Missouri, on December 17, 1996.

                                          BROOKS FIBER PROPERTIES, INC.

                                          By: /s/ JAMES C. ALLEN

                                            ------------------------------------
                                            James C. Allen
                                            Vice Chairman and Chief Executive
                                              Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James C. Allen and David L. Solomon, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and all amendments and supplements to any prospectus relating thereto and any other documents and instruments incidental thereto, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents and/or each of them, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 17, 1996.

                 SIGNATURE                                          TITLE
--------------------------------------------     --------------------------------------------
           /s/  ROBERT A. BROOKS                 Director (Chairman of the Board)
--------------------------------------------
              Robert A. Brooks
            /s/  JAMES C. ALLEN                  Vice Chairman, Chief Executive Officer
--------------------------------------------     and Director (Principal Executive Officer)
               James C. Allen
            /s/  D. CRAIG YOUNG                  President and Director
--------------------------------------------     (Chief Operating Officer)
               D. Craig Young
           /s/  DAVID L. SOLOMON                 Executive Vice President and
--------------------------------------------     Chief Financial Officer
              David L. Solomon                   (Principal Financial and Accounting Officer)
           /s/  ROBERT F. BENBOW                 Director
--------------------------------------------
              Robert F. Benbow
          /s/  WILLIAM J. BRESNAN                Director
--------------------------------------------
             William J. Bresnan
          /s/  JONATHAN M. NELSON                Director
--------------------------------------------
             Jonathan M. Nelson

                 SIGNATURE                                          TITLE
                 ---------                                          -----

   /s/    G. JACKSON TANERSLEY                  Director
--------------------------------------------
           G. Jackson Tanersley

                                                 Director
--------------------------------------------
            Ronald H. Vander Pol

          /s/  CAROL DEB. WHITAKER               Director
--------------------------------------------
            Carol deB. Whitaker

                               INDEX TO EXHIBITS

EXHIBIT
 NUMBER                                       DESCRIPTION
--------   ---------------------------------------------------------------------------------
  2.1      Agreement and Plan of Merger dated December 19, 1995 between the Company and
           Brooks Telecommunications Corporation (incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-1 (File No. 333-1924) filed with the Commission on March 4, 1996 (the "IPO Form S-1"))
  2.2      Agreement and Plan of Merger dated January 17, 1996 between the Company, Brooks
           Fiber Communications of Michigan, Inc., City Signal, Inc. and Ronald H. Vander
           Pol (incorporated by reference to Exhibit 2.2 to the IPO Form S-1)
  3.1(a)   Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1(a) to the IPO Form S-1)
  3.1(b)   Certificate of Designation of Series C Junior Participating Preferred Stock
           (incorporated by reference to Exhibit 3.1(c) to the IPO Form S-1)
  3.1(c)   Certificate of Amendment of Certificate of Incorporation of the Company dated as of August 20, 1996 (incorporated by reference to Exhibit 3 to the Company's
           Quarterly Report on Form 10-Q, as amended, for the Period Ended September 30,
           1996 (File No. 0-28036) filed with the Commission on November 14, 1996)
  3.2      By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's
           Report on Form 10-Q for the Period Ended March 31, 1996 (File No. 0-28036) filed with the Commission on May 15, 1996)
  4.1      Form of Exchange Note (included in Exhibit 4.2).
  4.2      Indenture dated as of November 7, 1996 between the Company and The Bank of New
           York, as Trustee (incorporated by reference to Exhibit 4.6 to the Company's
           Registration Statement on Form S-1 (File No. 333-16495) filed with the Commission on November 20, 1996 (the "Secondary Offering Form S-1"))
  4.3      Exchange and Registration Rights Agreement dated as of November 7, 1996 between the Company and Goldman Sachs, and Co. and Salomon Brothers, Inc, as Purchasers
           (incorporated by reference to Exhibit 4.7 to the Secondary Offering Form S-1)
  4.4      Rights Agreement dated February 29, 1996 between the Company and The Boatmen's
           Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the
           IPO Form S-1)
  4.5      Amended and Restated Stockholders Agreement dated as of June 15, 1995
           (incorporated by reference to Exhibit 4.3 to the IPO Form S-1)
  4.6      Amended and Restated Registration Rights Agreement dated as of June 15, 1995
           (incorporated by reference to Exhibit 4.4 to the IPO Form S-1)
  4.7      Indenture dated as of February 26, 1996 between the Company and The Bank of New
           York, as Trustee (incorporated by reference to Exhibit 4.6 to the IPO Form S-1)
  4.8      Amended and Restated Loan and Security Agreement dated as of October 1, 1996 among AT&T Credit Corporation, the Company and certain subsidiaries of the
           Company (incorporated by reference to Exhibit 4.8 to the Secondary Form S-1)
  4.9      The Company has not filed certain instruments with respect to long-term debt since the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The
           Company agrees to furnish a copy of any such agreement to the Commission upon request.

EXHIBIT
 NUMBER                                       DESCRIPTION
--------   ---------------------------------------------------------------------------------
*5.1       Opinion of Bryan Cave LLP regarding the validity of the Exchange Notes
*8.1       Tax Opinion of Bryan Cave LLP (included in Exhibit 5.1)
10.1       1993 Stock Option Plan of the Company (incorporated by reference to Exhibit 10.1 to the IPO Form S-1)
10.2       Form of Non-Qualified Stock Option Agreement under the Company's 1993 Stock
           Option Plan (incorporated by reference to Exhibit 10.2 to the IPO Form S-1)
10.3       1996 Employee Stock Purchase Plan of the Company (incorporated by reference to
           Exhibit 10.3 to the IPO Form S-1)
10.4       1993 Stock Option Plan of Brooks Telecommunications Corporation ("BTC")
           (incorporated by reference to Exhibit 10.4 to the IPO Form S-1)
10.5       Form of Substituted Non-Qualified Stock Option Agreement under BTC's 1993 Stock
           Option Plan (incorporated by reference to Exhibit 10.5 to the IPO Form S-1)
10.6       Option Agreement dated as of January 31, 1996 between the Company and Ronald H.
           Vander Pol (incorporated by reference to Exhibit 10.6 to the IPO Form S-1)
*11.1      Statement Re Computation of Per Share Earnings
*12.1      Statement Re Computation of Ratio of Earnings to Combined Fixed Charges
21.1       Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the
           Secondary Offering Form S-1)
*23.1      Consent of Bryan Cave LLP (included in Exhibit 5.1)
23.2       Consent of KPMG Peat Marwick LLP
23.3       Consent of BDO Seidman, LLP
24.1       Power of Attorney (included on signature page)
*25.1      Statement of Eligibility of The Bank of New York, as Trustee
*99.1      Form of Letter of Transmittal
*99.2      Form of Notice of Guaranteed Delivery
*99.3      Form of Exchange Agent Agreement

-------------------------
* To be filed by amendment